An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.
As submitted to the Securities and Exchange Commission on September 2, 2020
PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR
Preliminary Offering Circular dated    , 2020

Exodus Movement, Inc.
   shares of Class A Common Stock
Address:
15418 Weir Street, #333
Omaha, NE 68137
Exodus Movement, Inc. (“we” or the “Company”), a Delaware corporation (together with its affiliates, “Exodus”), is offering up to   shares of our Class A common stock, and the selling stockholders identified in this offering circular are offering an additional   shares of our Class A common stock (the “Offering”). We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. The initial price per share is $  , for an aggregate offering amount of up to $  .
We have two classes of authorized common stock, Class A common stock and Class B common stock. All shares of our capital stock outstanding prior to this offering are shares of our Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately   % of the voting power of our outstanding capital stock immediately following the closing of this offering. Our Class A common stock will be available to be traded on     . We do not intend to apply for the listing of our Class A common stock on any securities exchange.
The Offering will terminate at the earlier of (1) the date at which $   of our Class A common stock has been sold, (2) the date which is one year after this Offering is qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”).
See the section titled “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our Class A common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this offering circular is accurate or complete. Any representation to the contrary is a criminal offense.
	Per share	Total
Initial offering price	$	$
Proceeds to Exodus Movement, Inc., before expenses	$	$
Proceeds to the selling stockholders, before expenses	$	$
The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 102.
We are following the “Offering Circular” disclosure format under Regulation A.
The date of this offering circular is    , 2020

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell shares of our Class A common stock, and are seeking offers to buy shares of our Class A common stock, only in jurisdictions where such offers and sales are permitted. The information contained in this offering circular is current only as of its date.
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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR
Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “offering circular.” You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find Additional Information” on page 107 for more details.
The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.
We will be permitted to make a determination that the purchasers of stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
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OFFERING SUMMARY
This offering summary highlights material information regarding our Class A common stock, our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, in particular the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes relating to those financial statements included elsewhere in this offering circular before making a decision to invest in our Class A common stock.
Unless the context requires otherwise, in this offering the terms “we,” “us,” “our,” the “Company” and “Exodus” refer to Exodus Movement, Inc., and its wholly owned subsidiary, Proper Trust AG, a Swiss corporation.
This offering circular uses certain technical terms. These technical terms are defined in the “Glossary” beginning on page 9 in this offering circular.
Our Mission
Our mission is to ignite an exodus from the traditional banking system by empowering people to secure, manage and use their crypto assets. On December 9, 2015, we launched our desktop-based platform (the “Exodus Platform”) for buying, holding, using and selling crypto assets, and every two weeks since our launch, we have released new updates that continued to develop, build on and improve the Exodus Platform.
We believe that crypto assets should be easy to use and easy to understand. Crypto assets have the potential to profoundly change the way society does business, manages its wealth and even looks at money itself—but unlocking these possibilities first requires that crypto assets be made accessible and engaging, without technical jargon or complexities obscuring the core features, benefits and uses of crypto assets.
We are relentlessly focused on delivering the best customer experience in the blockchain and crypto asset industry. We have built a platform that brings together a simple, elegant and intuitive interface with powerful functionality—including support for over 100 crypto assets, integrations with six crypto-to-crypto exchanges and agreements with third-party applications, such as Compound Finance and SportX.
Digital Format Exodus Common Stock
We are offering shares of our Class A common stock. The shares will be issued in book-entry form as reflected on the books of Securitize, Inc., a Delaware corporation, which is our Transfer Agent. For more information, see “Description of Capital Stock.” Purchases or transfers of our Class A common stock will be executed by the Transfer Agent.
Our Class A common stock exists solely as book-entry shares within the records of the Transfer Agent. Shares of our Class A common stock will not have traditional share certificates. Each share of our Class A common stock will be represented by a digital Common Stock Token that can be viewed through the Exodus Platform. Common Stock Tokens are not shares of Class A common stock; rather, they are digital representations of the number of shares purchased and held by a given user. It may be helpful to view this digital representation of the number of shares purchased and held (the “digital stock record”) as similar to a paper stock certificate - the digital stock record is a representation of how many shares of Class A common stock are owned by an individual, and a holder can reasonably expect that the digital stock record is correct, but the digital stock records are not the actual shares. We reserve the right to discontinue the usage of Common Stock Tokens and revert to traditional or other methods of share certification. The ownership and transfer of shares of our Class A common stock will be recorded in book-entry form by the Transfer Agent and, in parallel, will also be recorded by the Transfer Agent on the Ethereum Blockchain using the Common Stock Tokens.
Although records of peer-to-peer transfers of Common Stock Tokens are viewable on the Ethereum Blockchain, record and beneficial ownership of our Class A common stock are reflected on the book-entry records of the Transfer Agent. The Transfer Agent is regulated by the SEC and the Transfer Agent’s records constitute the official shareholder records for our Class A common stock and govern the record ownership of our Class A common stock in all circumstances.
Common Stock Tokens are “Securitize DS Protocol” digital tokens that are transferrable between approved accounts on the Exodus Platform in peer-to-peer transactions on the Ethereum Blockchain. Common Stock

Tokens are created, held, distributed, maintained and deleted by the Transfer Agent, and not by Exodus. The Transfer Agent uses the Securitize DS Standard (which has been developed on top of the Ethereum Blockchain’s ERC-20 programming standard) to program compliance-related transfer restrictions onto “smart contracts” (computer programs written to the Ethereum Blockchain) that impose conditions on the transfer of Common Stock Tokens, such as to whom they may be transferred. Common Stock Tokens cannot be created or deleted by any entity other than the Transfer Agent.
Overview of Our Business
Our Industry
We operate in the financial technology subsector of the greater blockchain and crypto asset industry, and our customers are both experienced people and entities familiar with this technology and those new to financial solutions powered by blockchain technology and crypto assets. The following are descriptions of key technology used in our industry.
Blockchain Technology
Blockchain technology utilizes an open, distributed ledger managed by a peer-to-peer network to record transactions between parties linked to the blockchain. The Bitcoin blockchain, and other blockchains, such as those of Ethereum and Litecoin, can be thought of as public record books of crypto asset transactions. These record books are “decentralized” or stored on multiple computers around the world.
Crypto Assets
Crypto assets are digital assets that exist on a particular blockchain and can be moved from one party to another party on that blockchain. There are different types of crypto assets, as some crypto assets represent stakes in a particular project, some add functionality to blockchain-based platforms, and some are intended to function like currencies, such as Bitcoin, and do not represent a stake in a particular project or company. Crypto assets are directly held by their owners and are immediately transferable, subject to applicable law.
Private and Public Keys
In order to send crypto assets from a blockchain address, a private key is required to “unlock” those crypto assets. The private key will allow its holder to access and spend the crypto assets located at a particular blockchain address. Anyone who holds a private key can access the crypto assets located at that blockchain address. If the holder of the assets loses or gives someone their private key, their assets are at risk. Public keys identify a particular blockchain address, but do not enable that address to be unlocked. Instead, public keys act like a mailing address, so that a user can send a crypto asset to the “address” provided by the public key. Therefore, if one wants to receive crypto assets from someone else, one must give the other party their crypto address by giving the other party their public key.
Key Management Solutions: Custodial vs. Non-Custodial
The person or entity that holds the private key for a public wallet address controls the asset stored in that wallet. Private key management solutions generally fall into two broad categories, custodial and non-custodial key management.
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Custodial key management: In this structure, a company or platform generates the private keys for their customers and administers any and all funds sent to the addresses tied to those private keys. Custodial key management solutions become custodians of their customers funds and in that respect are extremely similar to centralized banks.

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Non-custodial key management: In this solution, a person or entity generates (using software or other means) and secures (often on their own computer or written down on a piece of paper) their own private keys and all funds are sent to the address tied to those private keys. Non-custodial key management solutions are not custodians of their users’ funds, but are merely repositories for the funds, similar to the way a physical safety box or leather wallet provides a means for people to secure their own wealth.

While today the majority of people use custodial key management solutions, we believe that custodial key management solutions serve merely as a temporary bridge between traditional institutionalized financial systems and the financial freedom offered by complete non-custodial control over one’s crypto assets.
Blockchain-based Financial Technology
Non-custodial holding of crypto assets offers consumers a payment option that does not rely on the traditional banking system. We believe that, as more people become interested in and begin to hold crypto assets, they will look for new ways to interact with their crypto assets. Crypto assets have significant advantages over traditional fiat currency, particularly when used on non-custodial platforms. Unlike fiat currency held in traditional banks, crypto assets on non-custodial platforms are designed to be available at all times. A non-custodial system is designed not to have limited operating hours, restrictions on when markets open and close, or bank holidays. Crypto assets can also be transferred in real time, as the underlying technology is designed to avoid lengthy settlement periods, and, if transactions complete successfully, crypto assets will always end up at the wallet address to which they are sent with a proof of receipt forever etched in the blockchain, which functions as a public ledger. Most importantly, holders of crypto assets control their funds. They do not need to rely on any bank or custodian entity to provide access to their own assets.
Wallets
Software-based technology allows users to manage their private keys that grant access to their crypto assets. This technology is known as a wallet. Wallets do not actually store crypto assets the way one might store a twenty-dollar bill in a physical leather wallet. Rather, the crypto assets remain stored at a particular blockchain address on the relevant blockchain, as described above in “—Private and Public Keys,” and wallets allow users to manage the private keys that grant access to the blockchain addresses where their crypto assets are stored.
Our Solution — The Exodus Platform
We built the Exodus Platform to give our customers the power to quickly secure, control, and manage their digital wealth. Our platform allows our customers to store and access their crypto assets in a non-custodial, secure environment that only they control on their desktop and mobile devices while delivering a simple, elegant and intuitive experience. Our platform is intended to provide the trustworthiness of your bank’s online portal without service windows and clunky interfaces, and the speed of centralized crypto exchanges without the risk of third-party custody – we aim to provide our customers with the best of both worlds in Exodus.
The Exodus Platform allows our customers to leverage the power of crypto assets in an easy and straightforward way, without compromising privacy or the security of their crypto assets. We accomplish this by:
•	helping to ensure that our customers retain full control over the crypto assets held in their Exodus account by encrypting the private keys locally on our customers’ own devices;
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streamlining the process of creating customer accounts for transacting in over 100 crypto assets, as well as offering a range of wallet options to hold customers’ private keys (including hot and cold wallets) so customers can quickly access the features they want without being distracted by unnecessary or confusing technical information;

•	hosting and maintaining our own robust server infrastructure to ensure near 100% uptime, 24/7, for all crypto assets and services offered on our platform;
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integrating cutting-edge third-party apps seamlessly into our highly functional platform to provide our customers with a rich ecosystem of ways to use and manage their crypto assets, as well as providing us with potential additional avenues for monetizing our platform;

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producing reliable, straightforward information on our website and YouTube channel regarding blockchain cryptography, crypto assets and our platform that is relevant for both new and experienced crypto asset users;

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providing fast and smooth purchasing of crypto assets using fiat currency through Apple Pay on iOS devices (our customers can purchase up to USD $250 of Bitcoin at the touch of a button, which is made available on their Exodus account immediately); and

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continually adapting and innovating the Exodus Platform to support our customers’ ability to store other types of valuable assets, including personal information, traditional fiat currencies, and, potentially, traditional securities in tokenized form alongside other tokenized financial products in the future.

Our Growth Strategy
Key elements of our growth strategy include:
Continuing to Enhance Our Platform’s Capabilities and Performance.
We continue to invest in product development to enhance the functionality and usability of the Exodus Platform. Our platform currently supports over 100 crypto assets, and we continue to explore enhancements that will allow users to leverage these assets to their benefit. We also continually seek out opportunities to improve our platform’s user interface and user experience in order to promote customer engagement and increase the attractiveness of our platform. For example, we have implemented the use of payment “usernames” so that customers can send or receive crypto using an address as simple as a Twitter handle instead of a 58-character string of letters and numbers.
Integrating a robust onramp to bridge our customers’ legacy financial systems with opportunities available through the Exodus Platform.
We believe that, over time, traditional financial assets, services, and experiences will migrate to using blockchain technology. We also believe that people and entities will want the flexibility to keep their wealth in crypto assets, particularly Bitcoin, Ethereum and stablecoins, instead of only keeping wealth in fiat currencies. Currently, products do exist to permit customers to migrate from fiat currency to crypto assets; however, they are often slow, contain software bugs, and require customers to fill out lengthy and repetitive know-your-customer and anti-money laundering questionnaires. In addition, these products are not cross-compatible, meaning that if a customer wants to use services on two separate platforms requiring similar identity documents, the customer will need to enter the same information twice. On the Exodus Platform, customers will have the option to encrypt and store their identity documents alongside their private keys. Through our auto-fill solution, once a customer enters identifying information into the know-your-customer and anti-money laundering forms for one of our API providers, the customer will have the ability to automatically upload and send the information to any other API provider who requests that information. This allows our customers to enjoy a seamless and easy experience in the Exodus Platform, and allows our API providers to obtain the information they need to provide our customers valuable services.
Continuing to Grow Our App Store.
We operate a proprietary “app store” that hosts applications, or apps, which are developed by our third-party API providers and accessible through our platform. These apps currently include the following:
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The Exchange Aggregator allows users to swap one crypto asset for another within the Exodus Platform without having to send assets to and from centralized exchanges or trade across multiple order books. For example, if a customer wants to swap Digibyte for DASH inside of Exodus, this trade can be easily executed, while on a centralized exchange, a customer would have to trade Digibyte for Bitcoin and then Bitcoin for DASH. Exodus supports almost 10,000 pairs of crypto assets that can be directly exchanged.

•	Compound Finance allows users to lend and earn interest on supported crypto assets held in their Exodus accounts through a third-party smart contract protocol on the Ethereum Blockchain.
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SportX allows users in certain jurisdictions outside of the United States and its territories to place wagers on select sporting events using a third-party smart contract protocol on the Ethereum Blockchain. SportX is only available to our customers outside the United States and its territories, in jurisdictions where online sports gambling is permitted by applicable law. All gambling activities conducted through SportX are operated by SportX’s developer, NextGen, and we do not set odds, place or accept bets, pay out winnings or otherwise facilitate, operate or manage any gambling activities conducted on SportX.

•	Rewards allows users to “stake” supported crypto assets held in their Exodus accounts by participating in blockchain validation through a third-party entity that monitors or creates staking pools.
To encourage additional third parties to build apps for the Exodus Platform, we are developing what we believe will be a groundbreaking, secure method by which third-party API providers will be able to integrate their proprietary apps onto the Exodus Platform. Our goal is to allow new apps to seamlessly connect with our millions of customers in a visually beautiful and easy-to-use interface that risks no customer funds.
Offering Our Digital Format Common Stock.
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We have developed the Exodus Platform to facilitate customers independently holding their crypto assets as an alternative to traditional centralized financial institutions. Once customers are able to easily hold their crypto assets, we seek to expand the opportunities for customers to manage and interact with those assets. As part of that goal, when we decided to sell shares of our Class A common stock in this offering, we believed it would go against the fundamental principles of our business if we were to use traditional stock certificates. Instead, shares of our Class A common stock will be represented in digital format by our Common Stock Tokens. The Common Stock Tokens are a representation of how many shares of Class A common stock are owned by an individual, and a holder can reasonably expect that the digital stock record created by the Common Stock Tokens is correct, but the Common Stock Tokens are not actual shares. We are creating several apps in our app store to facilitate these Common Stock Tokens, and are exploring the possibility of offering versions of these apps for other companies who might also be interested in issuing their securities with a digital representation instead of a traditional stock certificate. For further information on our Common Stock Tokens and the new apps which we will add to our app store, please see “Plan of Distribution.”

The Exodus Platform
The Exodus Platform provides an easy-to-use interface that enables our customers to manage their crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security. The Exodus Platform is non-custodial, meaning that our customers’ private keys are encrypted locally on their own devices and Exodus can never access or take control of our customers’ funds. Since the creation of the Exodus Platform, we estimate that we have had approximately 1.25 million customers with funded wallets across our desktop and mobile platforms.
Our desktop platform
Our desktop platform was first released in December 2015 to address an underserved market opportunity by allowing customers to access advanced wallet technology on the desktop. Our website averages approximately 154,975 visitors per month, with a ratio of visits to unique clicks to download the desktop platform of 27%. As of August 2020, we had a cumulative total of over 3.5 million unique clicks on our website to download our desktop platform. Since January 2020, approximately 65% of people who downloaded our desktop platform have activated it, resulting in 190,800 new customers. We have continually achieved this ratio with extremely limited marketing spend. A customer can easily download the desktop version of the Exodus Platform from our website, open the desktop wallet once downloaded and immediately begin managing crypto assets, with no registration or log-in information required.
Our mobile platform
The mobile version of our Exodus Platform is available on both iOS and Android platforms, and seamlessly syncs with the Exodus Platform desktop software so that transactions are completed in seconds and mirrored on the desktop platform. The mobile Exodus Platform has been downloaded approximately 630,000 times since its release in 2019. Since January 2020, approximately 158,900 customers activated the platform after downloading the mobile app, an activation rate of 64%. The mobile app allows customers to manage their crypto assets with built-in security, including the mobile security of face or fingerprint scanning. As on our desktop platform, we encrypt private keys and transaction data to support customers’ data privacy. Customers rarely have to manage or deal with the complex technicalities of blockchain-based crypto assets. Instead, our customers quickly and seamlessly deploy and interact with their crypto assets, while we and our API providers manage the complicated technology behind the scenes. Unique to our mobile platform, in many jurisdictions iOS users can buy Bitcoin with fiat currency using Apple Pay.

Our App Offerings
Exodus began as a crypto wallet, with the main purpose of allowing customers to store crypto assets. Going forward, we believe that as crypto assets become more widely used, consumers will desire to have more functionality with their crypto assets. In 2020, we began to work with third parties to develop applications (“apps”) that will provide additional functionality for our customers. These apps allow our customers to interact with and use their crypto assets in new ways. Our first integrated application was the exchange aggregation feature (the “Exchange Aggregator”), allowing customers to exchange one crypto asset for another crypto asset within the Exodus Platform. As of July 31, 2020, approximately $2.3 billion of crypto assets have been exchanged. Building on the success of the Exchange, we are now creating what we intend to be one of the most dynamic fintech-focused blockchain-based app stores.
Developing the crypto asset app store has allowed us to diversify our revenue streams, as each app provides a potential opportunity to monetize user transactions involving crypto assets held in the Exodus Platform through commissions, subscription fees or other means. This decreases our reliance on market volatility and movement of crypto asset prices. In addition, these apps allow us to expand our product offerings. We believe that apps will be essential in bringing crypto assets into mainstream use, and exposing our customer base to crypto apps directly within the wallet will increase engagement and encourage them to continue using our products.
The following apps are currently available through our crypto app store:
Exchange Aggregator
Customers of the Exodus Platform on our desktop and mobile platforms can send, receive and exchange crypto assets. We were the second platform to provide an API service between a non-custodial wallet and a third-party crypto-to-crypto exchange, and the first platform to offer exchange aggregation as a seamless experience for customers. Customers using the Exchange Aggregator simply choose the crypto asset they would like to own, the crypto asset that they currently own that they want to swap, confirm that the amount of the new crypto asset they will receive is correct, and click a button. Their order is automatically routed to the API provider that will provide the best price to the customer for that particular pair of assets being swapped. The provider will process the order in under an hour and deliver the exact amount of the new crypto asset to the customer. As a result, our customer experience is significantly simpler than that found on other wallets and saves the customer time spent searching through centralized exchanges and orderbooks. Additionally, we have developed proprietary software that allows us to work with multiple exchange providers, allowing wallet customers to maximize liquidity, pricing, order fulfillment time, and operating time in a way that we believe our competitors cannot match.
Compound Finance
The Compound Finance app permits Exodus Platform customers to use an algorithmic smart contract protocol to earn interest (in the form of additional crypto asset tokens) on certain supported crypto assets held in their Exodus accounts. As of the date of this offering circular, DAI is the only crypto asset that is supported in the Compound Finance app.
Using the Compound Finance app, users can transfer DAI tokens into a token lending pool maintained by the Compound Finance smart contract protocol and, in exchange, receive cDAI smart contract tokens (“cDAI”). The Compound Finance smart contract protocol allows holders of cDAI to periodically receive additional cDAI, based upon a variable interest rate formula that is set forth in the smart contract protocol. Compound Finance permits users of the Compound Finance app to exchange their cDAI tokens back to DAI, thereby withdrawing their tokens from the Compound Finance token lending pool. No accounts are currently required for Exodus Platform users to use the Compound Finance smart contract protocol.
At this time, no revenue is earned by Exodus from the Compound Finance app.
SportX
SportX allows users outside the United States and its territories, in jurisdictions where sports gambling is permitted by applicable law, to place wagers on select sporting events around the globe (including e-sports) using a third-party smart contract protocol, which helps ensure that users’ funds are protected and payouts are made on time. We believe users of SportX may adopt our future products at a higher rate than other users.

Rewards
Certain crypto assets allow holders to interact with the crypto asset through “staking,” by which users earn rewards. Blockchain technology relies on user participation and interaction with the blockchain in order to form the “blocks” that create the chain. This user participation results in a mechanism that allows blockchains to validate and approve or disapprove data and transactions before storing them to make blockchain faultless. Users participating in this mechanism are known as “validators.” This mechanism for networks to come to an agreement on transactions is called the consensus protocol, and participating in the consensus protocol results in a reward to the participants. To take part in the staking process, users save up enough crypto assets to create a stake, and then lock up or “stake” their assets by delegating them to a wallet that participates in a staking pool. In doing so, the user receives a reward for its participation.
Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section of this offering circular titled “Risk Factors.” These risks include the following:
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our business depends on attracting and retaining new wallet customers, and any failure of our platform to satisfy customer demands, achieve increased market acceptance or adapt to changing market dynamics would adversely affect our business, results of operations, financial condition and growth prospects;

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our business depends in part on third-party services integrated with the Exodus Platform, and, if these third-party services fail to provide adequate functionality for our customers, our business, results of operations and financial condition could be adversely affected;

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because our business is dependent, in part, on the continued market acceptance and development of crypto assets and blockchain technology by consumers, any declines or negative trends affecting crypto assets or blockchain technology will adversely affect our business operations;

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our ability to maintain customer satisfaction depends in part on the quality of our customer support, and any failure to maintain high-quality customer support could have an adverse effect on our business, results of operation, and financial condition;

•	our relatively limited operating history makes it difficult to evaluate our current business and prospects and may increase the risk that we will not be successful;
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any actual or perceived failure of the Exodus Platform to block malware or prevent failures or security breaches or incidents could harm our reputation, cause the Exodus Platform to be perceived as insecure, underperforming, or unreliable, impede our efforts to attract and retain customers, and otherwise negatively impact our business, results of operations and financial condition;

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our risk management efforts may not be effective to prevent fraudulent activities by third-party providers or other parties, which could expose us to material financial losses and liability and otherwise harm our business;

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customer or third-party activities may subject us to liability or cause us to experience adverse political, business, and reputational consequences with customers, employees, third parties, government entities, and others;

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we believe our long-term value as a company will be greater if we focus on improving our customers’ experience with our platform, rather than growth or profitability, which may negatively impact our profitability;

•	if our customers’ or contractual providers’ access to our platform is interrupted or delayed for any reason, our business could suffer;
•	our Class A common stock may be traded exclusively on a closed alternative trading system with limited volume and liquidity;
•	the trading ledger showing trades in our Common Stock Tokens is publicly available, which may give rise to privacy concerns;

•	there is no guarantee that our Class A common stock will hold its value or increase in value, and you may lose the amount of your investment in our Class A common stock in whole or in part;
•	an active trading market for our Class A common stock may not develop or be sustained following this offering;
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the dual class structure of our common stock will have the effect of concentrating voting capital with our executive officers and directors and it may depress the trading price of our Class A common stock;

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the regulatory regime governing blockchain technologies, cryptocurrencies, tokens and token offerings such as the Exodus Platform and the Common Stock Tokens is uncertain, and new regulations or policies may materially adversely affect the development and utilization of the Exodus Platform;

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certain crypto assets traded using our platform could be viewed as “securities” for purposes of state or federal regulations, and regulators might determine that our facilitation of trades in these crypto assets would cause us or the third-party app providers that offer apps through our platform to be in violation of federal and state securities laws, which would negatively affect our business, financial condition and results of operation; and

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we are subject to export control, import, and sanctions laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.

Corporate Information
Exodus Movement, Inc. was founded by Jon Paul Richardson and Daniel Castagnoli in 2015, and was incorporated as a Delaware corporation on July 25, 2016. Our company operates completely virtually and we do not maintain a physical corporate headquarters. Our primary telephone number is +1 (833) 992-2566. Our principal internet website address is www.exodus.io. The information on our website is not incorporated by reference into, or a part of, this offering circular.

GLOSSARY
An “API” is an application programming interface that allows two different Internet services to communicate with one another and exchange data.
“AML/KYC” refers to anti-money laundering and know-your-customer requirements and procedures.
“ATS” refers to an alternative trading system.
A “block” is a discrete group of records written to a blockchain that can effectively be identified and referenced by the use of “headers” that contain a digital fingerprint of the records each block contains.
A “blockchain” is a database created and shared by the members of a peer-to-peer computer network which each member of that network can independently trust due to the rules governing the database’s creation. A blockchain can therefore be used to replace centralized databases.
“Blockchain cryptography” involves computers using algorithms to solve complex mathematical equations to authenticate transactions.
A “digital asset” (also referred to as a “crypto asset”) is any set of unique digital information—including, for example, programs, decentralized programs, isolated chunks of programming code, collections of data, e-mail or web addresses or cryptocurrency tokens—that is capable of being stored and uniquely tracked on a computer network and over which a user can maintain control through that network.
A “private key” is a very large random sequence of digital information (effectively a very long number that can be used as a password) that should be known only by a single user of the network and cannot be plausibly guessed by a third party in a reasonable amount of time. A user generates this large random sequence locally on a computer and should never share it with anyone. Each private key has a paired sequence of digital information, called a “public key,” to which it is uniquely linked and which a user can share publicly. The public key is generated from the private key using a one-way function, meaning that while the public key can be easily derived, reversing the process to determine what private key was used to produce a given public key is not possible in a reasonable amount of time using current computers.
“QR Code” refers to a quick response code, which is a machine-readable optical label.

THE OFFERING
Class A common stock offered by us
  shares
Class A common stock offered by the selling stockholders
  shares
Class A common stock to be outstanding immediately after this offering shares
Class B common stock to be outstanding immediately after this offering
10,002,076 shares
Total Class A and Class B common stock to be outstanding after this offering shares
Use of proceeds
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $   , based upon the offering price of $  per share, and after deducting estimated offering expenses. We intend to use the net proceeds we receive from this offering for the continued expansion of our platform, with a focus on increasing our marketing efforts to attract additional users to our platform.
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. See the section of this offering circular captioned “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Voting rights
Holders of Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. The holders of our outstanding Class B common stock will hold approximately   % of the voting power of our outstanding capital stock following this offering. Our executive officers and directors will collectively beneficially own shares representing   % of the voting power of our outstanding capital stock following this offering. Consequently, the holders of Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections of this offering circular captioned “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.
Risk Factors
See the section titled “Risk Factors” and other information included in this offering circular for a discussion of some of the factors you should consider before deciding to purchase shares of our Class A common stock.

tZero alternative trading system trading symbol
The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on zero shares of our Class A common stock and 10,002,076 shares of our Class B common stock outstanding as of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock), and excludes:
•	1,407,482 shares of our Class B common stock issuable upon exercise of options outstanding, at a weighted-average exercise price of $4.78 per share, as of June 30, 2020; and
•	89,442 shares of our Class B common stock reserved for future issuance under our 2019 Equity Incentive Plan as of June 30, 2020.
Unless otherwise noted, the information in this offering circular assumes no conversion of our approximately $0.5 million in outstanding simple agreements for future equity. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuance of SAFEs.”

SUMMARY FINANCIAL DATA
The following tables summarize our financial data. We derived our summary statements of operations for fiscal year 2019 and 2018 and our summary balance sheet data as of December 31, 2019 from our audited financial statements included elsewhere in this offering circular. We derived our summary consolidated statement of operations for the six months ended June 30, 2020 and our summary statement of operations for the six months ended June 30, 2019 and our summary consolidated balance sheet data as of June 30, 2020 from our unaudited interim financial statements that are included elsewhere in this offering circular. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the information set forth in those financial statements. Our historical results are not necessarily indicative of the results to be expected in any future period, and the results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any future period. You should read the following summary consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, the accompanying notes, and other financial information included elsewhere in this offering circular.
Statements of Operations Data:
	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018
	(amounts in thousands)
	(UNAUDITED)
Revenues	$6,619	$4,045	$7,922	$7,138
Cost of revenues
Software development	2,069	365	3,000	894
Customer support	714	310	1,044	771
Security and wallet operations	1,630	459	2,578	751
Total cost of revenues	4,413	1,134	6,622	2,416
Gross profit	2,206	2,911	1,300	4,722
Operating expenses
General and administrative	1,579	630	2,235	1,021
Advertising and marketing	245	189	569	111
Depreciation and amortization	112	28	103	31
Impairment of digital assets	1,911	805	1,738	5,644
Total operating expenses	3,847	1,652	4,645	6,807
Operating income (loss)	(1,641)	1,259	(3,345)	(2,085)
Other income
Gain on digital assets	2,586	790	3,118	2,643
Interest expense	(4)	—	(3)	—
Interest income	30	13	55	20
Total other income	2,612	803	3,170	2,663
Income (loss) before income taxes	971	2,062	(175)	578
Income tax (expense) benefit	51	—	(55)	1,318
Net income (loss)	$1,022	$2,062	$(230)	$1,896

Consolidated Balance Sheet Data:
	As of June 30, 2020
	Actual	As Adjusted(1)
	(UNAUDITED)
	(in thousands)
Cash and cash equivalents	$3,950
Working capital(2)	3,385
Total assets	11,550
Other liabilities, non-current	692
Stockholders' equity	9,806
(1)
The as adjusted balance sheet data gives effect to the sale and issuance by us of shares of our Class A common stock in this offering, based on a price per share of $ , which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses payable by us.

(2)
We define working capital as current assets less current liabilities. See our financial statements and related notes included elsewhere in this offering circular for further details regarding our current assets and current liabilities.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this offering circular, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this offering circular before deciding whether to invest in shares of our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we deem immaterial, may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, operating results and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business and Our Industry
Our business depends on attracting and retaining new wallet customers. Any failure of our platform to satisfy customer demands, achieve increased market acceptance or adapt to changing market dynamics would adversely affect our business, results of operations, financial condition and growth prospects.
The success of our business depends on our ability to attract and retain Exodus Platform customers. To do so, we must persuade potential customers that our platform offers significant advantages over those of our competitors. Market acceptance of the Exodus Platform is affected by a number of factors, many of which are beyond our control, including the timing of development and release of new products, features and functionality introduced by us or our competitors, the performance of third-party services offered through the Exodus Platform, customer perceptions of the Exodus Platform’s security and reliability, acceptance and interest in crypto assets generally, and the growth or contraction of the market in which we compete.
In addition, as the market for crypto assets and related services continues to mature, we expect that an increasing focus on customer satisfaction will profoundly impact demand for the Exodus Platform. We believe that our customers are increasingly looking for flexible and secure crypto asset wallets that seamlessly integrate a range of applications and support a wide variety of crypto assets, while streamlining the customer experience and minimizing complexity. If we are unable to meet this demand, or if the Exodus Platform otherwise fails to achieve widespread market acceptance, our business, results of operations, financial condition and growth prospects may be adversely affected.
Our business depends in part on third-party services integrated with the Exodus Platform. If these third-party services fail to provide adequate functionality for our customers, our business, results of operations and financial condition could be adversely affected.
We rely on the integration of third-party services, including cryptocurrency exchanges and apps made available through our desktop app store, for several key aspects of the Exodus Platform’s functionality and features. As such the performance and reliability of these third-party services is critical to the continued growth in market demand for, and market acceptance of, the Exodus Platform. The success of third-party services on the Exodus Platform is affected by a number of factors, many of which are beyond our control, such as the technical support provided by such third-parties, our ability to successfully integrate such services into the Exodus Platform using third-party application programming interfaces (“APIs”), technological changes and developments, and customer preferences. There can be no assurance that these third-party services will continue to perform in a manner our customers find adequate. If our customers have negative experiences with these third-party services through the Exodus Platform, the attractiveness of our platform may be diminished and we may experience difficulties attracting and retaining customers.
In addition, we generate, and expect to continue to generate, substantially all of our revenue from fees associated with the integration of third-party services with the Exodus Platform. Our API agreements with cryptocurrency exchanges and app developers generally provide for the payment of integration fees to us based on agreed-upon metrics, including, in some instances, usage metrics among our customer base. If a third-party service made available through the Exodus Platform performs inadequately, or is perceived by customers to perform inadequately, our customers may be less likely to use that third-party service, which could affect our ability to successfully monetize and generate revenue from the service.

Because our business is dependent, in part, on the continued market acceptance and development of crypto assets and blockchain technology by consumers, any declines or negative trends affecting crypto assets or blockchain technology will adversely affect our business operations.
The Exodus Platform is built around holding, transferring, exchanging and using crypto assets, which means our business depends on growth in the adoption and acceptance of crypto assets and the underlying blockchain technology to maintain and increase demand for the Exodus Platform. Blockchain technology is relatively new, untested and evolving. It represents a novel combination of several concepts, including a publicly available database or ledger that represents the total ownership of the currency at any one time, novel methods of authenticating transactions using cryptography across distributed network nodes that permit decentralization by eliminating the need for a central clearing-house while guaranteeing that transactions are irreversible and consistent, differing methods of incentivizing this authentication by the use of new tokens issued as rewards for the validator of each new block or transaction fees paid by participants in a transaction to validators, and hard limits on the aggregate amount of currency that may be issued. As a result of the new and untested nature of cryptocurrency and blockchain technology, the market for crypto assets and related services is relatively new and rapidly evolving, and its growth is subject to a high degree of uncertainty. As such, the crypto asset industry is vulnerable to risks and challenges, both foreseen and unforeseen. Examples of these risks and challenges include:
•
Scalability is a challenge for platforms working with large blockchains, because addition of records to a blockchain requires the network to achieve consensus through a transaction validation mechanism, which often involves redundant and extensive computation; processing of transactions is slower than that achieved by a central clearing-house; and delays and bottlenecks in the clearance of transactions may result as the crypto assets expand to a greater number of users.

•
Because some crypto assets may be considered securities, the fees we receive from exchanges could potentially raise regulatory issues related to whether the recipient of the fees is required to register as a broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”). We believe that our fee structure does not require us to register as a broker-dealer, as discussed in the section of this offering circular captioned “Business”; however, there is no guarantee that regulatory agencies will agree with our position.

•
Blockchain technology can have complex validation processes, and confirmation of a transaction may not always be instantaneous. Users of any crypto asset wallet who do not wait a sufficient period before treating blockchain as permanently written may lose assets and funds in exchange for blockchain payments that are never completed. While this risk is not unique to the Exodus Platform, and is not due to any feature of the Exodus Platform, customers may blame us for such transaction errors, which could harm our reputation and make it difficult to retain customers or persuade new customers to use our platform.

•
Although blockchains are generally considered reliable, they are subject to certain attacks as described below under “Risk Factors—Risks Related to the Digital Token Representing Shares of Our Common Stock—The distributed ledger technology used by the alternative trading system is novel with respect to digital securities and has been subject to limited testing and usage.”

•
Because many blockchains are public, malicious users may freely view, access and interact with key components of the networks on these blockchains. For example, some of the applications on our platform rely on “smart contracts” written to the Ethereum Blockchain, an open-source, public, distributed ledger that is secured using cryptography (the “Ethereum Blockchain”), and malicious users will be able to freely access this code in ways that could allow them to steal or otherwise affect crypto asset transactions.

Although there may be solutions that have been proposed and implemented to these and other challenges facing various crypto assets and the blockchains on which they rely, the effectiveness of these solutions has not been proven. Further, other challenges may arise in the future that we cannot predict. For example, advances in cryptography and/or technical advances, such as the development of quantum computing, could present risks to the crypto assets and the Exodus Platform by undermining or vitiating the cryptographic consensus mechanism that underpins some blockchain protocols. Similarly, legislatures and regulatory agencies could prohibit the use of current and/or future cryptographic protocols, which could limit the utility of certain blockchains, resulting in a significant loss of value or the termination of crypto assets or applications on the platform. Accordingly, the further development and future viability of crypto assets in general or for specific cryptocurrencies, is uncertain, and unknown challenges may prevent their wider adoption.
The growth of the blockchain industry in general, as well as the blockchain networks on which crypto assets rely, is subject to a high degree of uncertainty regarding consumer adoption and long-term development. The factors affecting the further development of the crypto asset industry, as well as blockchain networks, include, without limitation:
•	worldwide growth in the adoption and use of digital assets and other blockchain technologies;
•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;
•	the maintenance and development of the open source software protocol of blockchain networks;
•	changes in consumer demographics and public tastes and preferences;
•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;
•	the extent to which current interest in crypto assets represents a speculative “bubble”;
•	general economic conditions in the United States and the world;
•	the regulatory environment relating to crypto assets and blockchains; and
•	a decline in the popularity or acceptance of crypto assets or other blockchain-based tokens.
The crypto assets industry as a whole has been characterized by rapid changes and innovations and is constantly evolving. Although it has experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and crypto assets may deter or delay the acceptance and adoption of the Exodus Platform or the applications on the Exodus Platform.
Our ability to maintain customer satisfaction depends in part on the quality of our customer support. Failure to maintain high-quality customer support could have an adverse effect on our business, results of operation, and financial condition.
Our ability to attract new customers and retain existing customers depends in part on our ability to maintain a consistently high level of customer support. We believe that the quality of our customer support is, and will continue to be, an integral part of the user experience and a key differentiator of the Exodus Platform from competing platforms. We primarily provide customer support through email and, in some circumstances, audio- or video-calls. These means of providing customer support may not be sufficient to meet our customers’ support needs, and while we plan to develop a customer support capability directly within the Exodus Platform, there can be no assurance that we will be successful in developing such capabilities or that such capabilities, even if developed, will be sufficient to meet our customers’ support needs. If we do not help our customers quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our customers, it could adversely affect our customers’ experience and negatively impact our reputation and brand, our ability to attract and retain customers, and the usage of the Exodus Platform’s revenue-generating features. The growth of our business will continue to place significant demands on our customer support resources. If we are not able to meet the customer support needs of our customers, we may need to increase our support coverage, which may reduce our profitability.
Our relatively limited operating history makes it difficult to evaluate our current business and prospects and may increase the risk that we will not be successful.
Our relatively limited operating history makes it difficult to evaluate our current business and prospects, and to plan for our anticipated future growth. We began operations in 2016, and therefore all of our growth has occurred in recent years. As a result, our business model has not been fully proven, which subjects us to a number of uncertainties, including our ability to plan for and model future growth. While we have continued to expand our platform and develop additional functionality within the Exodus Platform, we have encountered, and will continue to encounter, risks and uncertainties frequently experienced by rapidly growing companies in developing industries, including our ability to achieve broad market acceptance of our platform, attract additional customers, identify and grow relationships with providers, withstand increasing competition in our existing and future markets, and manage increasing expenses as we continue to grow our business. Our current operating model may require changes in order for us to scale our operations efficiently. Investors should consider our business and prospects in light of the risks and difficulties we face as an early-stage company focused on developing our platform, both organically and through strategic relationships, in the field of blockchain, crypto assets and financial technology. If our assumptions regarding these risks and uncertainties are incorrect or change in response to changes in the markets for our platform, our business could suffer and our results of operations and financial condition could differ materially from our expectations.
Any actual or perceived failure of the Exodus Platform to block malware or prevent failures or security breaches or incidents could harm our reputation, cause the Exodus Platform to be perceived as insecure, underperforming, or unreliable, impede our efforts to attract and retain customers, and otherwise negatively impact our business, results of operations and financial condition.
We face security threats from malicious third parties that could obtain unauthorized access to our internal systems, networks and data. Computer malware, viruses and computer hacking, fraudulent use, social engineering (including spear phishing attacks) and general hacking have become more prevalent, and such incidents or incident attempts have been initiated against our customers in the past and may occur against our customers in the future. While we do not store customer information on the Exodus Platform or process transactions, and while the Exodus Platform encrypts our customers’ data, including their private keys and, in the future, their personal identity documents, we may become the target of cyber-attacks by third parties seeking unauthorized access to our customers’ confidential data, which could disrupt our ability to provide services on the Exodus Platform, or lead to exposure of customer information. Additionally, we use certain third-party service providers to store and process data on our behalf, and they face a variety of security risks. We have taken steps to protect customer information that might pass through our platform, as well as any confidential information we may obtain through our customer support services. However, our security measures or those of our third-party service providers could be breached or we could suffer data loss or unauthorized access to, or use of, our platform or the systems or networks used in our business.
It is virtually impossible for us to entirely mitigate the risk of these security threats, and the security, performance, and reliability of the Exodus Platform may be disrupted by third parties, including competitors, hackers, disgruntled employees, former employees, or contractors. For example, we have found security vulnerabilities within the Exodus Platform in the past which require us to quickly identify and patch those vulnerabilities. Additionally, certain kinds of viruses or malware can corrupt basic functionalities of device operating systems to allow hackers to access or misdirect our customers’ crypto assets.
We also process, store and transmit our own data as part of our business and operations. This data may include personally identifiable, confidential or proprietary information, and we use third-party service providers to store and process certain data for us. There can be no assurance that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. While we take steps in an effort to protect the security of our platform and the availability, integrity, confidentiality and security of our data, our security measures or those of our third-party providers could fail and result in unauthorized access to or use of our platform or unauthorized, accidental or unlawful access to, or disclosure, modification, misuse, loss or destruction of, our or our customers’ data.
Private keys may also be compromised if customers choose to store their private keys in non-secure systems, such as third-party email services, which may be susceptible to security breaches and security incidents, despite our efforts to discourage our customers from engaging in these practices. Although such incidents are outside of our control and do not relate to any insecurity or vulnerability on the part of the Exodus Platform, customers may nevertheless blame or become dissatisfied with the Exodus Platform as a result of these negative experiences.
Whether or not accurate, a market perception that the Exodus Platform is insecure, underperforming or unreliable could result in:
•	A loss of existing or potential customers or third-party relationships;
•	Harm to our financial condition and results of operations;

•	Delay or inability to attain market acceptance of our platform;
•
Expenditure of significant financial resources in efforts to analyze, correct, eliminate, remediate, or work around errors or defects, to address and eliminate vulnerabilities, and to address any applicable legal or contractual obligations relating to any actual or perceived security breach or incident;

•	Negative publicity and damage to our reputation and brand; and
•
Legal claims and demands (including for stolen assets or information, repair of system damages, and compensation to customers), litigation, regulatory audits, proceedings or investigations, and other liabilities.

Any actual or perceived security breach or other incident may also lead to the expenditure of significant financial and other resources in efforts to investigate or correct a breach, address and eliminate vulnerabilities and prevent future security breaches or incidents, as well as the incurring of significant expenses for remediation that may include liability for stolen assets or information, repair of system damage that may have been caused, and other liabilities. We have incurred and expect to incur significant expenses in an effort to prevent security breaches and other incidents, including deploying additional personnel and protection technologies, training personnel and engaging third-party experts and consultants.
Furthermore, because data security is a competitive factor in our industry, we make statements publicly, including in our privacy policies and terms of service, providing assurances about the security of our platform, including descriptions of our security measures. Should any of these statements be untrue or become untrue, even though circumstances beyond our reasonable control, we may face claims, investigations or other proceedings by U.S. federal and state regulators, as well as foreign regulators and private parties.
Our risk management efforts may not be effective to prevent fraudulent activities by third-party providers or other parties, which could expose us to material financial losses and liability and otherwise harm our business.
We contract with third-party providers for applications available through our platform, as well as some services required to maintain the platform. We may be targeted by parties, including customers, hackers, or third-party providers, who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised email accounts, employee or insider fraud, account takeover, or other types of fraud. We may suffer losses from acts of financial fraud committed by our employees or third parties.
The techniques used to perpetrate fraud on our platform and the applications accessed through our platform are continually evolving, and we expend considerable resources to monitor and combat them, and to inform customers of the limits to the control we have over third-party provider activities. Additionally, when we introduce new products and applications, or expand existing products, we may not be able to identify all risks created by the new products or applications. Our risk management policies and procedures may not be sufficient to identify all of the risks to which we or our customers are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we or our customers may become subject in the future. Furthermore, our risk management policies and procedures may contain errors, or our employees or agents may commit mistakes or errors in judgment as a result of which we may suffer large financial losses.
The growth of our business will continue to place significant demands on our risk management efforts, and we will need to continue developing and improving our existing risk management policies and procedures. As techniques used to perpetrate fraud on our platform evolve, we may need to modify our platform, services or agreements with third parties to mitigate fraud risks. Further, these types of fraudulent activities on our platform can also expose us to civil and criminal liability, governmental and regulatory sanctions as well as potentially cause us to be in breach of our contractual obligations to our third-party providers.
Customer or third-party activities may subject us to liability or cause us to experience adverse political, business, and reputational consequences with customers, employees, third parties, government entities, and others.
Activities of our customers or third parties could subject us to regulatory enforcement actions or liabilities. Our customers may use our platform in violation of applicable law or in violation of our terms of service or the terms of service of our third-party API providers. For example, applicable U.S. federal and state and foreign laws may prohibit us from making available our platform or certain of its functionalities in all jurisdictions. While we use geo-blocking technology to prohibit the Exodus Platform and certain of its functionalities from being accessed in certain jurisdictions, customers may attempt to circumvent our geo-blocking to gain access to our platform or certain of its functionalities in violation of applicable law. If governmental authorities choose to initiate legal or regulatory proceedings against us as a result, we could be subject to enforcement actions, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions and the costs associated with defending against such actions. The existing laws relating to the liability of providers of online products and services for activities of their users, as well as the laws governing transactions in crypto assets, are highly unsettled and in flux both within the United States and internationally, and there can be no assurance that our compliance efforts will keep pace with changes in the law.
Additionally, we may be subject to political, business or reputational risks due to the activities of customers or third parties that are out of our control. Customers may assume that we are able to prevent scams by third parties or others or that we have control over their assets or the ability to log in to their wallet if they lose their login information, and our reputation may be negatively impacted if we are perceived to be taking insufficient measures to address such concerns, even if the non-custodial nature of the Exodus Platform prevents us from doing so as a technical matter. In addition, customer concerns about third-party services or crypto assets made available through the Exodus Platform may cause our reputation to suffer for reasons outside of our control. For example, we have received complaints associated with delays by third-party blockchains in processing and recording transactions in crypto assets. While we cannot control the operation of these blockchains, customers may and have attributed such delays to our platform, leading to doubts about the efficiency or reliability of the Exodus Platform.
We believe our long-term value as a company will be greater if we focus on improving our customers’ experience with our platform, rather than growth or profitability, which may negatively impact our profitability.
A significant part of our business strategy is to focus on customer service and improving our customers’ experience using the Exodus Platform. As a result, our profitability may be lower, particularly in the near term, than it would be if our strategy were solely to maximize growth. Significant expenditures on customer service, enhancing our platform, pursuing relationships with API providers, and recruiting and retaining customer service employees, may not ultimately grow our business or cause long-term profitability. If we are ultimately unable to achieve or improve profitability at the level or during the time frame anticipated by industry or financial analysts and our stockholders, our stock price might decline or our business might be negatively affected.
If our customers’ or contractual providers’ access to our platform is interrupted or delayed for any reason, our business could suffer.
Any interruption or delay in our customers’ or third-party API providers’ access to our platform will negatively impact our customers. Our customers depend on the continuous availability of the Exodus Platform to send, receive, exchange, stake and unstake crypto assets, and our platform is designed to operate without interruption. The adverse effects of any platform interruptions on our reputation and financial condition may be heightened due to the nature of our business and our customers’ expectation of continuous and uninterrupted access to their wallet and low tolerance for interruptions for any duration.
The following factors, many of which are beyond our control, can affect the delivery, performance, and availability of our platform:
•	The development, maintenance, and functioning of the infrastructure of the Internet as a whole;
•	The performance and availability of third-party telecommunications services with the necessary speed, data capacity, and security for providing reliable Internet access and services;
•
Decisions by the owners and operators of facilities through which our platform is deployed or by global telecommunications service providers who provide us with network bandwidth to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy, or prioritize the traffic of other parties;

•
The occurrence of earthquakes, floods, fires, power loss, system failures, physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees, or contractors), pandemics, and other catastrophic events;

•	Cyberattacks targeted at us, facilities where our platform infrastructure is located, our global telecommunications service providers, or the infrastructure of the Internet;
•	Errors, defects, or performance problems in the software we use to operate our platform to our customers;
•	Our customers’ or contractual providers’ improper deployment or configuration of our customers’ access to our platform;
•	The maintenance of the APIs in our systems that our providers use to interact with our platform;
•	The failure of our redundancy systems, in the event of a service disruption at one of the facilities hosting our platform infrastructure, to redistribute load to other components of our platform; and
•	The failure of our disaster recovery and business continuity arrangements.
The occurrence of any of these factors, or our inability to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers, or otherwise materially harm our business, results of operations, and financial condition.
We rely on software applications that are developed by others, including our API providers, the failure or loss of which could cause us to become less competitive and delay or prevent the delivery of our products or services, and which face security and service interruption risks.
We license many third-party applications to integrate with our platform through the interaction of APIs. We believe a significant component of our value proposition to customers is the ability to interface with these third-party applications through APIs on and within our platform. These third-party APIs and other third-party software and products are constantly evolving, and we may not be able to modify our platform to assure its compatibility with that of other third parties following development or technology changes, and any errors, defects, or operation failures in or of any third party services could result in errors or the loss of functionality in our platform and solutions that could harm our business. Additionally, our business may be harmed if any provider of such software systems discontinues or limits our access to its software or APIs, fails to license APIs to us on commercially reasonable terms, or develops or otherwise favors its own competitive offerings over ours. If we fail to maintain or renegotiate any of these licenses, we could face significant delays and diversion of resources in attempting to develop similar or replacement offerings, or to license and integrate a functional equivalent of the offering.
Additionally, these third-party APIs and other third-party software and products that may be integrated with or otherwise used with the Exodus Platform face a variety of security threats, and there can be no assurance that any security measures the providers of these third-party offerings will be effective against current or future security threats. The security measures of these third-party providers could fail and result in unauthorized access to or use of our platform or unauthorized, accidental or unlawful access to, or disclosure, modification, misuse, loss or destruction of, data exchanged through these services. We cannot guarantee that this data will not be compromised in the event of a successful cyberattack against the third party or other similar malicious activity. Similarly, the services may be interrupted, and files or functionality may become temporarily unavailable in the event of this type of attack or malicious activity. If any data exposure or other compromise occurs or is perceived to have occurred, our reputation may be harmed, and we may be subject to claims, investigations or other proceedings and legal liability.
Our success depends, in part, on the success of our strategic relationships with third parties. If any of our agreements with third-party providers are terminated, our business, results of operations and financial condition could be adversely affected.
We depend on, and anticipate that we will continue to depend on, various third-party relationships in order to sustain and grow our business, including technology companies and application developers whose products integrate with ours. In particular, we rely on API agreements with cryptocurrency exchanges and app providers to integrate third-party services underpinning several key aspects of the Exodus Platform’s functionality and features. These agreements may be terminated by us or our counterparties at any time with limited notice. If any of these API agreements are terminated or suspended, whether due to a failure or breach of performance or otherwise, the functionality of the Exodus Platform could be adversely affected and we could be forced to incur additional expenses in seeking replacements or may not be able to obtain replacements in a timely fashion, if at all, and such interruptions or discontinuations of service could interfere with our existing customer relationships and make us less attractive to potential new customers.
For example, the Exodus Platform’s Exchange Aggregator relies on API agreements with cryptocurrency exchanges, so that our customers can place orders with these exchanges through the Exodus Platform. While the termination or suspension of any one API agreement with a cryptocurrency exchange is unlikely to materially impact the performance of the Exchange Aggregator or our results of operations, multiple terminations or suspensions with multiple exchanges in a short period of time could impair the functionality of the Exchange Aggregator, resulting in customer dissatisfaction and lost revenue. Additionally, certain of our third-party API providers deliver features and functionalities that, if no longer available to us, cannot be replaced easily or in a timely fashion, if at all. For example, the SportX app allows customers in certain jurisdictions located outside of the United States and its territories to place sports wagers using crypto assets held in the Exodus Platform. We believe that SportX’s offering is unique and, if our API agreement with SportX were to be terminated for any reason, we would not be able to provide a similar service on the Exodus Platform in the short-term, if at all. If any of our strategic relationships with third-party API providers were to be terminated, we could experience business interruptions and delays.
If we fail to effectively manage our growth, we may be unable to execute our business plan, maintain high-quality levels of support, ensure the security of our platform, adequately address competitive challenges, or maintain our corporate culture, and our business, financial condition, and results of operations would be harmed.
Our success following this offering will depend on our ability to effectively manage the growth of our business. The Exodus Platform has experienced rapid organic growth, in particular since the market for crypto assets began attracting widespread interest in 2017 and 2018, and we anticipate that the number of customers using our platform will increase substantially following this offering. Our growth has placed, and future growth will continue to place, a strain on our management and our administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively, which will require that we continue to improve our administrative, operational, financial, and management systems and controls by, among other things:
•	maintaining the integrity of our core business purpose, to design the best customer experience for crypto assets;
•	maintaining high levels of customer support;
•	ensuring the integrity and security of our platform and IT infrastructure;
•	identifying and continuing to expand strategic relationships with third-party API providers and executing agreements to integrate third-party software into the Exodus Platform;
•	further improving our key business applications, processes, and IT infrastructure; and
•
enhancing our information and communication systems to ensure that our employees around the world are well coordinated and can effectively communicate with each other and our growing base of third-party API providers and customers.

Managing our growth will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to manage our expected growth, the uninterrupted and secure operation of our platform, our compliance with the rules and regulations applicable to our operations, the quality of our platform, and our ability to compete could suffer. Any failure to preserve our culture also could further harm our ability to retain and recruit personnel, innovate and create new enhancements for our platform, operate effectively, and execute on our business strategy.

In 2019 and 2018, Exodus identified material weaknesses in our internal control over financial reporting and, if its remediation of these material weaknesses is not effective, or if it fails to maintain an effective system of internal control over financial reporting in the future, it may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the price of our common stock.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. During the periods covered by the financial statements included in this offering statement, our external auditors identified material weaknesses in its internal control over financial reporting:
•	It was determined that as of December 31, 2018, Exodus’s financial close process was not sufficient which caused a material weakness in financial reporting and disclosure controls
During 2020, Exodus plans to address the internal control issues that contributed to the material weaknesses, by:
•	building out and documenting policies and procedures related to financial reporting and accounting practices.
•	hiring of additional finance and accounting personnel and/or consultants
As a “Tier 2” issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any report, at least for as long as we remain a Tier 2 issuer.
Abuse or misuse of our customer service tools could cause significant harm to our business and reputation.
In order to provide real-time support to our customers, our employees use customer service tools developed internally as well as third-party tools to diagnose and correct customer security, platform performance, and reliability issues. If our employees were to negligently use or intentionally abuse these tools by interfering with or altering our customers’ wallet information, our customers could be significantly harmed. Our employees’ misuse of information received through the customer service tools, inadvertent or otherwise, could similarly harm our customers. Although our corporate policies prohibit employees from asking customers to provide their private keys, and we have procedures in place should customers unintentionally provide their private keys to us, our employees may negligently or intentionally fail to implement these policies or procedures while providing customer support. Any such improper disclosure or removal could significantly and adversely impact our business and reputation. While our tools have been developed only for authorized use by our employees, if a malicious actor were to obtain access to the tools and impersonate our employees, our customers’ information could be impacted. Accordingly, any abuse or misuse of our customer service tools could significantly harm our business and reputation. If it became necessary to further restrict the availability or use of our customer service tools by our employees in response to any abuse or misuse, our ability to deliver high-quality and timely customer support could be harmed.
Our international operations expose us to additional risks, and failure to manage those risks could materially and adversely impact our business.
While Exodus does not have physical infrastructure outside of the United States, we do have personnel, subsidiaries and operations outside of the United States and contracts with international third-party API providers. Our international operations and any expansion internationally could subject us to a variety of additional risks and challenges, including:
•	increased management, travel, infrastructure and legal compliance costs associated with having operations in multiple jurisdictions;
•
providing our platform and operating our business across a significant distance, in different languages, among different cultures and time zones, including the potential need to modify our platform to ensure that they are culturally appropriate and relevant in different countries;

•	compliance with foreign privacy, data protection, and security laws and regulations, including data localization requirements, and the risks and costs of non-compliance;

•	greater difficulty in enforcing contracts and accounts receivable collection, and longer collection periods;
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limitations on our ability to market our platform and for our solution to be effective in foreign markets that have different cultural norms and related business practices that de-emphasize the importance of positive customer and employee experiences;

•	differing technical standards, existing or future regulatory and certification requirements and required features and functionality;
•	political and economic conditions and uncertainty in each country or region in which we operate and general economic and political conditions and uncertainty around the world;
•
compliance with laws and regulations for foreign operations, including anti-bribery laws, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limits on our ability to acquire new customers in certain foreign markets, and the risks and costs of noncompliance;

•	changes in a specific country’s or region’s political or economic conditions;
•	reduced or uncertain protection for intellectual property rights in some countries;
•	greater risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;
•
greater risk of a failure of foreign personnel and third-party API providers to comply with both U.S. and foreign laws, including antitrust regulations, anti-bribery laws, export and import control laws, and any applicable trade regulations ensuring fair trade practices;

•	differing employment practices and labor relations issues;
We have taken appropriate measures to ensure that we are in compliance with foreign laws and regulations, such as the use of geo-blocking technology to prohibit the Exodus Platform and certain of its functionalities and third-party services from being accessed in certain jurisdictions where required by applicable law. Despite these efforts, individuals may try to circumvent these efforts. If our non-custodial wallets or the applications we offer were to be banned in other countries as a result of legal changes or regulatory or legal challenges to the Exodus Platform, we could lose access to customers in those countries, which could materially and adversely impact our business.
We also contract with international third-party API providers. If those international third-party API providers were to not pay us according to our agreements, we might experience greater difficulty enforcing the contracts and accounts receivable collection, and longer collections periods. Additionally, it might be difficult to enforce indemnification clauses outside of the United States, the European Union, or Switzerland. Failure to mitigate the risks associated with our international providers could impact our ability to conduct our business as planned.
Our business could be adversely impacted by the decision of foreign governments, Internet service providers, or others, to block transmission from IP addresses on which our platform depends in order to enforce certain Internet content blocking efforts.
The evolving design of our platform may create challenges for various organizations, including governments, that seek to block certain content based on IP address “blacklists” or other mechanisms. If these challenges become too difficult for those organizations to overcome, they could make the decision to block content in an overbroad manner or block completely websites of providers that integrate with our platform. For example, the Chinese government restricts access to certain Google Cloud services from within the People’s Republic of China, and users of our mobile platform have experienced degraded functionality in China due to these restrictions on our platform’s ability to connect with those services. Some of these blocking efforts would be out of our control once they have been put in place and may limit our ability to provide our platform or third-party applications on a fully global basis, which could reduce demand for our platform among current or potential customers that are focused on the impacted regions or could otherwise adversely impact our business, results of operations, and financial condition.

We face intense and increasing competition, which could adversely affect our business, financial condition, and results of operations.
The market for our platform is intensely competitive and characterized by rapid changes in technology, customer expectations, industry standards, and frequent introductions of new, and improvements of, existing products. Our platform exposes us to competition from competitors including other wallet providers and crypto asset exchanges.
We expect competition to increase as other established and emerging companies and start-ups enter the markets for crypto assets, particularly with respect to wallets, exchanges and applications designed to support crypto assets. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in revenue or our growth rate that could materially and adversely affect our business and results of operations.
Our potential competitors include exchanges with substantial infrastructure that choose to enter the market for crypto assets, existing crypto asset exchanges that expand their services or technologies, as well as existing wallet providers that enter the application development market or offer more comprehensive solutions or adapt more quickly than us to new technologies and customer needs. Additionally, if the number of wallet providers, exchanges or wallet applications increases substantially, it could reduce the demand for our platform and increase competitive pressure on us. These competitive pressures in our markets or our failure to compete effectively may result in few customers, reduced revenue and gross margin, increased net losses, and loss of market share.
Our current and potential competitors include a number of different types of companies, including:
•	Exchanges that specialize in crypto assets, including Binance US, Bittrex, Coinbase, Gemini, Kraken, Paxos, and ShapeShift;
•	Crypto asset wallets, such as Bitpay Wallet, Bread Wallet, Coinbase Wallet, Coinomi Wallet, Jaxx Wallet, and Trust Wallet;
•	Banks, non-depository trust companies and other chartered financial institutions that offer crypto asset custody services, including Gemini, Paxos and Prime Trust;
•	Custodial financial applications such as Venmo and Cash App, which may in the future seek to create a non-custodial model; and
•	Exchanges or other fintech companies with substantial infrastructure and market share that decide to and may be legally able to offer crypto assets, such as NYSE, Nasdaq and Robinhood.
Many of our existing and potential competitors have or could have substantial competitive advantages including, among others:
•	greater name recognition;
•	longer operating histories and larger customer bases;
•	larger sales and marketing budgets and capital resources;
•	broader distribution and established relationships with providers and customers;
•	greater customer support resources;
•	greater resources to make acquisitions and enter into strategic relationships;
•	lower labor and software development costs;
•	range of supported crypto assets;
•	lower customer acquisition costs; and
•	substantially greater financial, technical, and other resources.
In particular, some of our competitors may have substantially broader and more diverse product and services offerings, allowing them to leverage existing commercial relationships, incorporate functionality into existing products, sell products and services with which we compete at zero or negative margins, offer fee waivers and reductions or other economic and non-economic concessions, bundle products, maintain closed technology platforms, or render our platform unable to interoperate with such products. If they were to engage in predatory practices, it could harm our existing platform offerings or prevent us from creating viable products in other segments of the markets in which we participate. If our competitors are able to exploit their advantages or are able to persuade our customers or potential customers that their products are superior to ours, we may not be able to compete effectively and our business, financial condition, and results of operations may be materially affected.
We rely on our key technical, customer service, and management personnel to grow our business, and the loss of one or more key employees or the inability to attract and retain qualified personnel could harm our business.
Our future success is substantially dependent on our ability to attract, retain, and motivate the members of our management team and other key employees throughout our organization, particularly our founders, Jon Paul Richardson and Daniel Castagnoli. We rely on our leadership team in the areas of platform development, operations, customer support, and general administrative functions, and on individual contributors on our creative and engineering teams. Several of our developers and designers have been with us since we began developing the Exodus Platform, and their knowledge and understanding of how the platform works and their vision of how it will work in the future make them critical to maintaining and developing our platform. Although we have entered into employment offer letters with our key personnel, these agreements have no specific duration and constitute at-will employment. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our executive officers or key employees could seriously harm our business.
To execute our growth plan, we must attract and retain highly qualified personnel. In particular, it is critical for us to attract and retain engineering talent in our fast-growing industry. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Any failure to successfully attract, integrate, or retain qualified personnel to fulfill our current or future needs could materially and adversely affect our business, results of operations, and financial operations.
If we are not able to maintain our brand or reputation, our business and results of operations may be adversely affected.
We believe that maintaining our reputation as a leading provider of a non-custodial crypto asset wallet with the best customer experience, and allowing customers to have direct control over their financial assets, is critical to our relationship with our existing customers and our ability to attract new customers. The successful promotion of our brand will depend on a number of factors, including our record of security, performance, and reliability; our ability to continue to develop high-quality features for and integrate high-quality products on our platform through API agreements; and our ability to successfully differentiate our platform from competitive products and services. Our brand promotion activities may not be successful or yield increased revenue.
Independent industry and financial analysts often provide reviews of our platform, as well as those of our competitors. Perception of our offerings in the marketplace may be significantly influenced by these expert reviews. If reviews of our platform are negative, or less positive than those of our competitors, our brand may be adversely affected. The performance of our third-party API providers may also affect our brand and reputation, particularly if customers do not have a positive experience with our API providers. While we have developed the Exodus brand without substantial expenditures on marketing, the further promotion of our brand may require us to make increased expenditures, and we anticipate that the expenditures will increase as our market become more competitive. Expenditures intended to maintain and enhance our brand may not be cost-effective or effective at all. If we do not successfully maintain and enhance our brand, we may have reduced pricing power relative to our competitors, we could lose customers, or we could fail to attract potential new customers or expand offerings of new products to our existing customers, all of which could materially and adversely affect our business, results of operations, and financial condition.
If we are not able to effectively develop platform enhancements, introduce new products or keep pace with technological developments that are attractive to our current and prospective customers, our business, results of operations and financial condition could be adversely affected.
Our future success will depend on our ability to adapt and innovate. To attract new customers and increase revenue from our existing customers, we will need to enhance and improve our existing platform and introduce new products, features and functionality. We have continuously released biweekly updates across the Exodus Platform. While our customers expect these biweekly updates, future enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, or may contain errors or defects and may have interoperability difficulties with our platform. We have in the past experienced delays in our internally planned release dates of new products, features and functionality, and there can be no assurance that these developments will be released according to schedule. We have also prioritized, and may continue to prioritize, the development of relationships with third-party API providers whose application programs and services we integrate into the Exodus Platform, which we believe will enhance our platform by providing additional use cases for crypto assets to our customers. However, we may not be able to integrate these programs or services successfully or achieve the expected benefits of such integration. If we are unable to successfully develop, acquire or integrate new products, features and functionality, or to enhance our existing platform to meet the needs of our existing or potential customers in a timely and effective manner, our business, results of operations and financial condition could be adversely affected.
In addition, because our platform is designed to operate on a variety of networks, applications, systems and devices, we will need to continually modify and enhance our platform to keep pace with technological advancements in such networks, applications, systems and devices. If we are unable to respond in a timely, user-friendly and cost-effective manner to these rapid technological developments, our platform may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition may be adversely affected.
Our third-party API providers may fail to pay us in accordance with the terms of their agreements, at times necessitating action by us to attempt to compel payment.
We typically enter into API agreements with third-party cryptocurrency exchanges and other crypto asset service providers, which provide for the payment of integration fees to us based on agreed-upon metrics. If our third-party API providers fail to pay us in accordance with the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our agreements, including litigation and arbitration costs. Furthermore, some of our third-party API providers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our results of operations, financial condition and cash flow.
Disputes with our customers and other third parties could be costly, time-consuming and harm our business and reputation.
Our business requires us to distribute the Exodus Platform in many different jurisdictions, and to enter into agreements with a large number of third-party providers in many different jurisdictions. Our agreements contain a variety of terms, including service levels, data privacy and security obligations, indemnification, dispute resolution procedures and regulatory requirements. Agreement terms may not be standardized across our business and can be subject to differing interpretations and local law requirements, which could result in disputes with our customers and other third parties from time to time. If our customers or other third parties notify us of a breach of contract or otherwise dispute the terms of our agreements, the dispute resolution process could be expensive and time consuming and result in the diversion of resources that could otherwise be deployed to grow our business. Even if these disputes are resolved in our favor, we may be unable to recoup the expenses and other diverted resources committed to resolving the dispute and, if we receive negative publicity in connection with the dispute, our reputation and brand may be harmed. Furthermore, the ultimate resolution of such disputes may be adverse to our interests and as a result could adversely affect our results of operations and financial condition.
We depend and rely upon third parties to operate certain elements of our infrastructure, and interruptions in these technologies may adversely affect our business and results of operations.
We utilize third-party cloud infrastructure services to operate and maintain certain elements of our platform and business. For example, all of our website traffic flows through cloud-based services which provide security to protect against bad traffic, or potential malicious attacks. Some elements of the complex system that hosts our platform are operated by third parties that we do not control and that could require significant time to replace. We expect this dependence on third parties to continue. Interruptions in these providers, our own internal infrastructure, or the third-party systems on which we rely, whether due to system failures, computer viruses, physical or electronic break-ins, natural disasters, or other factors, could affect the security or availability of the

Exodus Platform. We have previously experienced service disruptions in the past, such as an outage which prevented our customers from accessing the Exchange Aggregator app on our platform, being able to log in, or accessing customer support through the mobile platform. We cannot assure you that we will not experience interruptions or delays in our service in the future.
Our existing third-party hosting providers have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with limited notice. If any of our arrangements with third parties are terminated, users could experience difficulty accessing the Exodus Platform, and we could incur additional expenses in arranging alternative cloud services. Further, third-party cloud providers can decide to shut down our accounts for various reasons with limited notice.
Our business could be adversely impacted by changes in Internet access for our customers or laws specifically governing the Internet.
Our platform performance and reliability depend on the quality of our customers’ access to the Internet. Certain features of our platform require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of customer access to our platform, which would negatively impact our business. We could incur greater operating expenses and our customer acquisition and retention could be negatively impacted if other network operators:
•	implement usage-based pricing;
•	discount pricing for competitive products;
•	otherwise materially change their pricing rates or schemes;
•	charge us to deliver our traffic at certain levels or at all;
•	throttle traffic based on its source or type;
•	implement bandwidth caps or other usage restrictions; or
•	otherwise try to monetize or control access to their networks.
In addition, there are various laws and regulations that could impede the growth of the Internet or online services, and new laws and regulations may be adopted in the future. These laws and regulations could involve interconnection and network management; taxation; tariffs; privacy; licensing; data protection; data security; content; copyrights; distribution; electronic contracts and other communications; consumer protection; and requirements for the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our platform. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. If these changes are implemented, it could have an adverse and negative impact on our business. In addition, we may be banned from providing our platform in certain countries, which would prevent our ability to grow our business in such markets and would also have a detrimental impact on the performance and scope of our platform. These changes or increased costs could materially harm our business, results of operations, and financial condition.
If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, results of operations and prospects.
We use a significant number of independent contractors in our international operations for whom we do not pay or withhold any employment tax based on their location or jurisdiction. Whether an individual is an employee or an independent contractor depends on applicable local law and may be subject to multiple, fact-intensive factors. There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our independent contractors. Although we believe we have properly classified our independent contractors, foreign tax authorities may determine that we have misclassified our independent contractors for employment tax or other purposes and, as a result, seek additional taxes from us or attempt to impose fines and penalties. If we are required to pay employer taxes or pay backup withholding with respect to prior periods with respect to or on behalf of our independent contractors, our operating costs will increase, which could adversely impact our business, financial condition, or results of operations.
We may in the future be party to intellectual property rights claims and other litigation, governmental and regulatory matters that, could be costly to defend, and if resolved adversely, could have a material impact on our business, results of operations, or financial condition.
We own copyrights, trademarks, and domain names and, from time to time, may be subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. For example, we have trademarked the name “Exodus” in the context of digital money and digital wallets, with the U.S. Patent and Trademark Office and we have ownership of the exodus.io domain name. As we face increasing competition and gain an increasingly high profile, the possibility of intellectual property rights claims, commercial claims, and other assertions against us grows. In addition, a number of companies in our industry hold a large number of patents and also protect their copyright, trade secret, and other intellectual property rights, and companies in the financial technology industry frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. While we have not been a party to litigation so far, we may, from time to time in the future, become a party to litigation and disputes related to intellectual property, our business practices, and our platform. We may also be subject to governmental and other regulatory investigations from time to time. The costs of supporting litigation and dispute resolution proceedings are considerable, and there can be no assurances that a favorable outcome will be obtained. Disputes, whether or not favorably resolved, may generate negative publicity and damage our reputation. We may need to settle litigation and disputes on terms that are unfavorable to us, or we may be subject to an unfavorable judgment that may not be reversible upon appeal. The terms of any settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of third-party rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all, and we may be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative, non-infringing technology or practices could require significant effort and expense. Our business, results of operations, and financial condition could be materially and adversely affected as a result.
Our holdings of crypto assets expose us to potential risks, including exchange, security and liquidity risks, which could negatively affect our business, financial condition, and results of operations.
We have invested, and expect to continue to invest, a substantial portion of our cash and cash equivalents into crypto assets, such as Bitcoin and Ether, which we record on our balance sheet as indefinite-lived intangible assets. As of June 30, 2020, crypto asset holdings, such as Bitcoin and Ether, accounted for approximately 33.4% of our total assets. While most of our expenses, like employee salaries, are denominated in U.S. dollars and paid using Bitcoin, some of our liabilities, expenses and costs must be paid in U.S. dollars, and we may be required to convert crypto assets to U.S. dollars in order to satisfy those liabilities, expenses and costs. The U.S. dollar value of any given crypto asset can fluctuate significantly and may be characterized by volatility. There can be no assurance that we will be able to exchange our crypto assets for U.S. dollars on a timely basis, if at all, or for a fair price. If the value of our crypto assets declines, or if we experience difficulties converting our crypto assets to U.S. dollars, we may not have sufficient liquid assets to satisfy our liabilities, expenses and costs as they become due, which may negatively affect our business operations and financial condition.
Additionally, crypto assets generally are not subject to the protections typically enjoyed by more conventional types of financial assets, such as Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation insurance. If our crypto assets are lost, stolen or destroyed, we may not have adequate sources of recovery and, even if we can identify a third party responsible for such loss, theft or destruction, such third party may not have the financial resources sufficient to make us whole again.
Our business is subject to the risks of catastrophic events.
A significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other man-made problems, or interruptions due to public health crises or pandemics, such as the ongoing COVID-19 pandemic, could have a material adverse effect on our business, operating results and financial condition. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in our services. In addition, acts of strikes, terrorism and other geo-political unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate.
We do not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to provide our services. Any such significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other man-made problems, or interruptions due to a public health crisis or pandemic, could have a material adverse effect on the operations and development of the Exodus Platform or operations and development of applications that run on the Exodus Platform.
Certain of our market opportunity estimates, growth forecasts, marketing data related to customer use of our platform, and key metrics included in this offering circular could prove to be difficult to predict or inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this offering circular relating to the size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this offering circular, our business could fail to grow at similar rates, if at all. We also rely on assumptions and estimates to calculate certain of our key metrics and we regularly review and may adjust our processes for calculating our key metrics to improve their accuracy. Our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. Additionally, we rely on certain data streams for information related to downloads of the Exodus Platform, website visits, and active customers, as well as other statistics related to customer use of the platform. These data streams are unaudited, and while we believe they are an accurate representation of the use of our platform, they could be inaccurate. If investors or analysts do not perceive our metrics to be accurate representations of our business, or if we discover material inaccuracies in our metrics, our reputation, business, results of operations, and financial condition would be harmed.
We rely on search engine placement to attract a meaningful portion of our customers. If we are not able to generate traffic to our website through search engines, or increase the profile of the Exodus Platform through social media engagement, our ability to attract new customers may be impaired.
Many of our customers locate our website through internet search engines such as Google. The prominence of our website in response to internet searches is a critical factor in the attractiveness of the Exodus Platform, and our digital marketing efforts, such as search engine optimization, are intended to improve our search result rankings and draw additional traffic to our website. Visits to our website could decline significantly if we are listed less prominently or fail to appear in search results for any reason, including ineffective implementation of our digital marketing strategies or any change by a search engine to its ranking algorithms or advertising policies.
Visits to our website could also decline if our accounts on YouTube or other social media platforms are shut down or restricted. We work across these social networks to increase brand awareness of our company, and to promote customer acquisition. Any interruption of our use of social media platforms could result in reduced traffic to our website and diminished interest in the Exodus Platform, which could adversely affect our business and operating results.
Some of our technology incorporates or utilizes software released under the terms of “open source” licenses, which could subject us to possible litigation and be used by other companies to compete against us.
Aspects of the Exodus Platform and our applications include or utilize software released under the terms of open source licenses, including the MIT License, Internet Systems Consortium License, Apache License, Mozilla Public License and GNU Lesser General Public License. We could be subject to suits by parties claiming ownership of what we believe to be open source software, noncompliance with open source licensing terms, or that our use of such software infringes a third party’s intellectual property rights. Some open source software licenses require users who distribute or make available open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code (which could include our proprietary modifications and/or platform code into which such open source software has been integrated) on terms allowing further modification and redistribution and at no or nominal cost. The terms of many open source licenses have not been interpreted by U.S. or foreign courts, and these licenses could be construed in a way that could impose other unanticipated conditions or restrictions on our ability to commercialize the Exodus Platform. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose source code that we have decided to maintain as proprietary or that would otherwise breach the terms or fail to meet the conditions of an open source license or third-party contract, such use could inadvertently occur and we may as a result be subject to claims for breach of contract, infringement of intellectual property rights, or indemnification. Such inadvertent use could also require us to release our proprietary source code, pay damages, royalties, or license fees or other amounts, seek new licenses from third parties, re-engineer our platform or applications, discontinue sales or distribution of software in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from the operation of our business, maintenance of our platform or our development efforts, any of which could adversely affect our business.
We anticipate voluntarily making available some of our software under open source licenses in the future, which could be used by other companies to compete against us.
A person or company could establish software, technology and networks based on the open source software we use and the software we publicly release under open source licenses, and it is possible such products would be substantially similar to and competitive with the Exodus Platform. If this were to happen, it is possible the value of the Exodus Platform could decline. Many of the risks associated with the usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business.
The Exodus Platform is free to download and use, and while this is an important part of our business strategy, we may not be able to realize all of the expected benefits of this strategy. The costs and other detriments associated with this strategy could outweigh the benefits we receive from offering the Exodus Platform for free.
We have always offered the Exodus Platform as a free download to customers. We believe that this approach is valuable for maintaining and growing our customer base, and because customers are more likely to engage with monetized features once they develop an interest in our platform, this is an important part of our overall business strategy. However, to the extent that we do not achieve the expected benefits of this strategy, our business may be adversely affected by making the Exodus Platform available for free. For example, customers may misuse or publicly criticize our platform, violate our terms of service or applicable laws while using the Exodus Platform, or require substantial attention from our customer support teams, while never using any of the monetized features of the Exodus Platform.
If we fail to integrate the Exodus Platform with operating systems, platforms, and hardware that are developed by others, the Exodus Platform may become less marketable, less competitive or obsolete and our business and results of operations would be harmed.
Our platform must integrate with a variety of operating systems, platforms, and hardware, and we need to continuously modify and enhance the Exodus Platform to adapt to changes in hardware, software and networking technologies. The Exodus Platform is available for download on macOS, Microsoft Windows and Linux desktop devices, and on iOS and Android mobile devices. The availability of the Exodus Platform and its various functionalities is therefore subject to standard policies and terms of service of these third-party platforms, which can affect the promotion, distribution, and operation generally of the Exodus Platform. Each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to our platform and its functionalities, and those changes and interpretations may be unfavorable. For example, both the Apple iTunes App Store and the Google Play Store have imposed specific restrictions on the types and functionalities of crypto asset-related apps available on those platforms. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, or restrict how users can access the platform, which would similarly be unfavorable.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires our management to make estimates and assumptions that affect the amounts reported and disclosed in our financial statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to revenue recognition, the valuation of crypto assets, and software development costs. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our Class A common stock.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, or changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit and loss, or cause an adverse deviation from our revenue and operating profit and loss targets, which may negatively impact our results of operations.
The nature of our business requires the application of complex accounting rules, and any significant changes in current rules could affect our financial statements and results of operations.
The accounting rules and regulations that we must comply with are complex and are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and SEC have focused on the integrity of financial reporting and internal controls over financial reporting. In addition, many companies’ accounting policies and practices are subject to heightened scrutiny by regulators and the public. A change in these principles or interpretations could have a significant effect on our reported results of operations and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our results of operations.
We may make acquisitions, investments in other companies, partnerships, alliances or other strategic transactions that could be material to our business, results of operations, financial condition and prospects. Such strategic transactions could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value, and adversely affect our results of operations, financial condition, and prospects.
We believe that our long-term growth depends in part on our ability to develop and monetize additional aspects of our platform, which we may pursue through acquisitions, investments in other companies, partnerships, alliances or other strategic transactions.
Our ability as an organization to successfully acquire technologies or businesses is unproven. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. Even if we do complete an acquisition, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers, developers, or investors. In addition, we may not be able to integrate acquired businesses successfully or effectively manage the combined company following an acquisition. If we fail to successfully integrate our acquisitions, or the people or technologies associated with those acquisitions, into our company, the results of operations of the combined company could be adversely affected. Any integration process will require significant time and resources, require significant attention from management, and disrupt the ordinary functioning of our business, and we may not be able to manage the process successfully, which could adversely affect our business, results of operations, and financial condition. In addition, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges.
We may also enter into relationships with other businesses, which could involve joint ventures, collaboration agreements, investments in other companies, or alliances. Negotiating these transactions can be time-consuming, difficult, and costly, and our ability to close these transactions may be subject to third-party approvals, such as government regulatory approvals, which are beyond our control. Consequently, we cannot assure you that these transactions, once undertaken and announced, will close or will lead to commercial benefit for us.

In connection with the foregoing strategic transactions, we may:
•	issue additional equity securities that would dilute our stockholders;
•	use cash that we may need in the future to operate our business;
•	incur debt on terms unfavorable to us or that we are unable to repay;
•	incur large charges or substantial liabilities;
•	encounter difficulties integrating diverse business cultures; and
•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.
These challenges related to acquisitions or other strategic transactions could adversely affect our business, results of operations, financial condition, and prospects.
Risks Related to the Common Stock Tokens and Trading on an ATS
We are offering shares of our Class A common stock in this offering. Our Class A common stock exists solely as book-entry shares within the records of the Transfer Agent. Shares of our Class A common stock will not have traditional share certificates. Each share of our Class A common stock will be represented by a digital token ("Common Stock Token") that can be viewed through the Exodus Platform. Common Stock Tokens are not shares of common stock; rather, they are digital representations of the number of shares purchased and held by a given user. The ownership and transfer of shares of our Class A common stock will be recorded in book-entry form by the Transfer Agent and, in parallel, will also be recorded by the Transfer Agent on the Ethereum Blockchain, an open-source, public, distributed ledger that is secured using cryptography, using the Common Stock Tokens. Common Stock Tokens are created, held and maintained by the Transfer Agent, and not by Exodus. Our Class A common stock and Common Stock Tokens are subject to the following risks.
Our Class A common stock may be traded exclusively on a closed alternative trading system with limited volume and liquidity.
Our Class A common stock will not be listed for trading on any stock exchange or through any other national market system (“NMS”) trading platform. In order to maintain the system of Class A common stock represented by Common Stock Tokens, our Class A common stock will be issued and available for purchase through our Transfer Agent and may be traded exclusively on a specific trading system that is registered with the SEC as an alternative trading system (“ATS”). Both the Transfer Agent and any ATS we may use have the capability to support trades in our Class A common stock and transfers of our Common Stock Tokens. Only subscribers who fulfill the Transfer Agent’s and such ATS’s requirements that enable the subscriber to create an account with the Transfer Agent and ATS may buy and sell our Class A common stock. In addition, because our Class A common stock is distinct from other securities that trade on an NMS, any ATS on which our Class A common stock may trade may experience limited trading volume due to a relatively small number of shares trading on the ATS. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price or greater volatility than would be the case with greater liquidity. In addition, limited liquidity may result in you not being able to resell your Class A common stock on a timely basis or at all.
Although our Class A common stock may be sold in peer-to-peer transactions and the Common Stock Tokens transferred in accordance with such sale, the availability of counterparties to such transactions is limited to other shareholders or other eligible purchasers who have submitted to the Transfer Agent’s AML/KYC procedures and have been whitelisted by the Transfer Agent. In addition, a current shareholder who wishes to transfer Common Stock Tokens must know the Ethereum account address and/or identity of an approved potential counter party in order to engage in peer-to-peer transactions; neither we nor our Transfer Agent will publish such information. There may be relatively few investors to whom our Class A common stock and Common Stock Tokens can be transferred in a peer-to-peer transaction, and there may not be a mechanism to readily identify other holders interested in selling our Class A common stock or persons interested in purchasing our Class A common stock. Consequently, there may be limited to no liquidity in our Class A common stock. As a result, shareholders may not be able to sell their Class A common stock represented by Common Stock Tokens on a timely basis or at all.

Public data related to holders of our Common Stock Tokens and transaction history involving the Common Stock Tokens is viewable on the Ethereum Blockchain. As the Common Stock Token represents shares of our Class A common stock, the ability to view the transaction history will serve as an ability to view reasonably accurate data regarding the holders of our Class A common stock and transactions in our Class A common stock. The information may not be fully accurate, however, as the official record of transactions in our Class A common stock is kept by the Transfer Agent using their book entry methods. Ownership and transfer of Common Stock Tokens held in an Exodus account is validated through the use of cryptography, in other words, by computers using algorithms to solve complex mathematical equations that prove a shareholder controls the account containing our Common Stock Tokens and wants a transaction to be sent. Authentication ensures that only the owner of shares of our Class A common stock can transfer the Common Stock Tokens in an account. There may be a limited number of eligible investors available to participate in such transactions.
Although records of peer-to-peer transactions in Common Stock Tokens are viewable on the Ethereum Blockchain, record and beneficial ownership of our Class A common stock is reflected on the book-entry records of the Transfer Agent. The Transfer Agent is regulated by the SEC and the Transfer Agent’s records constitute the official shareholder records of our Class A common stock and govern the record ownership of our Class A common stock in all circumstances.
The record of ownership of each Exodus account will be available to the general public and it may be possible for members of the public to determine the identity of the record holders of the accounts. Although the record of ownership included in the Ethereum Blockchain is a non-controlling “courtesy copy” of the records maintained by the Transfer Agent, it will be made publicly available. The publicly available information will include the digital account address of each holder of record transacting in our Common Stock Tokens and the entire history of each Exodus account, but it will not include any names or similar identifiers. As a result, it may be possible for members of the public to determine the identity of the record holders of certain Exodus accounts based on the publicly available information in the blockchain copy, as well as other publicly available information, including, but not limited to, any ownership reports required to be filed with the SEC regarding the ownership of our Class A common stock or Common Stock Tokens. To the extent that the Transfer Agent’s records and the duplicative records on the blockchain get out of synchronization, there could be a delay while the Transfer Agent corrects any such errors, and such errors may cause investors confusion with respect to their record holdings of our Class A common stock and Common Stock Tokens. This could adversely affect the liquidity of our Class A common stock.
The trading ledger showing trades in our Common Stock Tokens is publicly available, which may give rise to privacy concerns.
The distributed ledger used to record transfers of our Common Stock Tokens will be available to the public and stores the complete trading history from the issuance of the Common Stock Tokens. The Common Stock Tokens are represented by ledger balances and secured by cryptographic key pairs and only the public-key-derived account address is exposed to the public on the distributed ledger. The personal identity information necessary to associate a public key representing a given block of Common Stock Tokens with the owner of our Class A common stock will be maintained by the Transfer Agent in a proprietary ledger system that is not exposed to the public. As such, robust and transparent trading data, other than stockholder identity, with respect to our Common Stock Tokens will be publicly available. This may make it more difficult for stockholders to execute certain trading strategies using their Common Stock Tokens. If there are security breaches with respect to the proprietary ledger resulting in theft of the information necessary to link personal identity with public keys, the stolen information could be used to determine the affected stockholder’s complete trading history in our Common Stock Tokens and, to the extent that data is an accurate reflection of transactions in our Class A common stock, the affected stockholder's complete trading history in our Class A common stock. Moreover, concerns over these issues may limit adoption of this novel trading system by a range of potential investors, reducing liquidity of our Class A common stock.
The private cryptographic keys representing our Common Stock Tokens could be stolen.
Our Common Stock Tokens are represented by ledger balances and secured by cryptographic key pairs. The associated private key is necessary to effect the transfer of a given block of our Common Stock Tokens and, as such, is meant to be kept private. The general public, however, is not yet accustomed to using secure cryptographic methods and managing private keys. To make the system more user-friendly, at least initially, any

ATS trading our Class A common stock through the mechanism of transferring Common Stock Tokens, as well as any broker-dealers participating on that ATS is expected to hold the private keys on behalf of security holders. This will enable security holders to manage their stockholder account with a simple login and password, similar to traditional online brokerage accounts. As such, this system may be as vulnerable to cyber theft as a traditional online brokerage account would be. If the repository is hacked and private keys are stolen, the thief could transfer affected Common Stock Tokens to its own account thereby obtaining control over shares of our Class A common stock, which the thief could then sell. Each broker-dealer with access to an ATS trading our Class A common stock is expected to know its customers that have accounts set up for trading our Common Stock Tokens, but there can be no assurance that such theft would be detected in time to hold the culprit accountable. The risk of theft of private keys is heightened so long as a centralized repository holds the private keys on behalf of security holders, as the thief is able to target a single security system for breach of multiple accounts.
The number of securities traded on an alternative trading system that supports the use of our Common Stock Tokens may be very small, making the market price more easily manipulated.
We may allow our Class A common stock to trade on an ATS that supports the use of our Common Stock Tokens. While such ATS may have adopted policies and procedures to limit manipulations of the trading price of our Class A common stock contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for our Class A common stock because an ATS is a closed system that does not have the same breadth of market and liquidity as an NMS. There can be no assurance that the efforts of any ATS or any broker-dealers will be sufficient to prevent such market manipulation. For example, there can be no assurance that a security holder will not be able to manipulate the stock price by opening multiple accounts and trading among those accounts.
The payment mechanics for securities represented digitally are novel and untested.
We may allow our Class A common stock to trade on an ATS that supports the use of our Common Stock Tokens. While such ATS may have adopted payment mechanics that match the speed and irrevocability associated with immediate or nearly immediate transfers of crypto assets on a blockchain, such payment mechanics are novel and relatively untested. To the extent any ATS and applicable broker-dealer net capital regulations would permit broker-dealers to issue cash balances on the distributed ledger in amounts that exceed actual cash held by such broker-dealer in its customer accounts, there could be systemic risk to the system associated with payment defaults.
An alternative trading system is not a stock exchange and has no listing requirements for issuers or for the securities traded.
There are no minimum price or other listing requirements for trading securities on an ATS as there are for trading securities on the Nasdaq Global Market or other NMS trading platforms. As a result, trades of our Class A common stock on an ATS may not be at prices that represent the national best bid or offer prices of securities that could be considered similar securities or that otherwise correspond to the prices of such securities on a national securities exchange.
We rely on a Transfer Agent to maintain the books and records regarding ownership of our Class A common stock.
Ownership of our Class A common stock is based upon the books and records of the Transfer Agent. Our agreement with the Transfer Agent can be terminated by either party on not less than days’ notice before the expiration of the agreement with the Transfer Agent or any renewal thereof. If the Transfer Agent chooses to exercise its termination rights or otherwise ceases to operate as a transfer agent, we would seek to engage a successor transfer agent. We are unlikely to assume the role of transfer agent in such a situation, and no assurance can be given that we would be able to find a successor transfer agent. If we are unable to find a successor transfer agent, the trading market for our Class A common stock would be adversely affected and it may be difficult or impossible for us to take any actions in regard to our Class A common stock such as: pay dividends or liquidation preference or provide voting rights to the correct holders of record of our Class A common stock. Additionally, in the event that we choose to change to a different transfer agent, or if our Transfer Agent chooses to update the system that supports our Common Stock Tokens, including potentially transferring the Common Stock Tokens to a new blockchain, clerical or record errors could occur.

Transactions involving our Class A common stock may not be properly reflected on the blockchain.
A significant feature of our Class A common stock is that, while the records of (as our Transfer Agent) govern record ownership of our Class A common stock, for all record holders on the Transfer Agent’s official and controlling records there is a “courtesy copy” of certain ownership records on the Ethereum Blockchain. Following the Transfer Agent’s approval of any change in record ownership, the security position information relevant to a record holder’s digital account address on the blockchain is updated consistent with changes to the Transfer Agent’s official books and records. To the extent that the Transfer Agent’s records and the “courtesy copy” get out of sync, there could be a delay while the Transfer Agent corrects any such inconsistencies, and such inconsistencies may cause investors confusion with respect to their record holdings of our Class A common stock, which could adversely affect the liquidity for, and market value of, our Class A common stock.
The distributed ledger technology used by the Transfer Agent is novel with respect to our Class A common stock and Common Stock Tokens and has been subject to limited testing and usage.
Our Class A common stock will be traded on a novel system used by our Transfer Agent specifically for trading securities represented by digital tokens and has been subject to only limited testing and usage. This novel trading system is subject to all the usual risks associated with the fact it has received only limited testing and usage, including:
•
a rapidly-evolving regulatory landscape focused on digital tokens and, potentially, on the technology underlying distributed ledgers, which might include security, privacy or other regulatory concerns that could require the Transfer Agent to implement changes to its trading system for securities represented by digital tokens that could disrupt trading in our Class A common stock, or could shut down the Transfer Agent;

•
the possibility of undiscovered technical flaws, including in the process by which system participants come to agreement on the state of the distributed ledger and the ownership of our Common Stock Tokens recorded on the ledger;

•
the possibility that cryptographic security measures that authenticate transactions and the distributed ledger could be compromised, which could allow an attacker to alter the distributed ledger and the ownership of Common Stock Tokens recorded on the ledger, resulting in a corresponding loss of the holder’s Class A common stock represented by the Common Stock Tokens;

•	the possibility of breakdowns and trading halts as a result of undiscovered flaws in the Transfer Agent that could prevent trades for a period of time;
•	the possibility that changes to policies of the ledger limit the ability to withdraw and deposit fiat currency;
•	the possibility that new technologies or services inhibit access to the Ethereum Blockchain;
•	the possibility that the Transfer Agent does not competently manage transfers, potentially disrupting transfers of Common Stock Tokens;
•
the possibility that other participants in the ledger could collude to manipulate the share price or limit liquidity in our Class A common stock which could restrict your ability to divest your holdings of our Class A common stock; and

•	the possibility that an investor’s private key is lost or stolen and Exodus is unable to verify the loss or theft could result in irreversible client losses.
Technology on which the Transfer Agent and any ATS may rely for their operations may not function properly.
The technology on which the Transfer Agent and any ATS relies, including any communications between such ATS and the Transfer Agent, may not function properly because of internal problems, including a failure relating to API integrations, or as a result of cyber-attacks or external security breaches. Any such malfunction may adversely affect the ability of holders with a brokerage account at an ATS-executing broker-dealer to execute trades of our Class A common stock on such ATS, or the ability of our Transfer Agent to transfer our Class A common stock. Moreover, since trading in our Class A common stock has been limited, any ATS order matching system may not function properly in cases of increased trading volume. If the technology used by the Transfer Agent or any ATS we may use does not work as anticipated, trading of our Class A common stock could be limited or even suspended.
The potential application of U.S. laws regarding virtual currencies and money transmission to the Transfer Agent's or any ATS's use of the Ethereum Blockchain is unclear.
The non-controlling blockchain-based “courtesy copy” of record ownership uses technology that relies on and uses the Ethereum Blockchain. Although the Transfer Agent or any ATS we may use maintain certain licenses in connection with virtual currency applications, none of these parties are licensed under the virtual currency or money transmission regulations of any state in the United States or registered with the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”). If any regulatory authority were to assert that additional licensing or registration was required by the Transfer Agent or any ATS, it could affect the operations or viability of the Transfer Agent or any ATS, and could adversely affect the availability of trading venues for our Class A common stock. This in turn would have a material adverse effect on the liquidity of our Class A common stock and the holders’ ability to trade such securities.
The ATS is involved in ongoing discussions with regulatory authorities.
The ATS has been and remains involved in ongoing oral and written communications with, and has received or is covered by requests for information and subpoenas from, regulatory authorities in connection with ongoing examinations, inquiries, or investigations. Any failure of the ATS to satisfy FINRA, the SEC, or any other regulatory authority could result in trading halts on the ATS and fines and penalties being imposed. For example, a regulatory authority could conclude that securities being traded on the ATS are illegally unregistered securities, and shut down the ATS for illegal sales of such securities. Any such trading halt, whether temporary or permanent, will adversely affect the trading market for our Class A common stock and may prevent the sale of our Class A common stock until the failure is rectified.
Risks Related to Ownership of Our Common Stock
There is no guarantee that our Class A common stock will hold its value or increase in value, and you may lose the amount of your investment in our Class A common stock in whole or in part.
Any investment in our Class A common stock is highly speculative, and any return on an investment in our Class A common stock is contingent upon numerous circumstances, many of which (including legal and regulatory conditions) are beyond our control. There is no assurance that purchasers will realize any return on their investments or that their entire investment will not be lost. For this reason, each purchaser should carefully read this offering circular and should consult with his or her own attorney, financial and tax advisors prior to making any investment decision with respect to our Class A common stock. Investors should only make an investment in our Class A common stock if they are prepared to lose the entirety of their investment.
The offering price of our Class A common stock has been determined independently by us and should not be considered as an indication of our present or future value.
The offering price of our Class A common stock has been determined by our board of directors based on estimates of the price that purchasers would be willing to pay considering our business, prospects, capital structure, the experience of our officers and directors and the market conditions for the sale of equity securities in similar companies. However, we have not conducted a detailed marketing or feasibility study covering the pricing and terms of this offering, nor have we sought an independent third-party valuation of our Class A common stock. You should not consider the offering price for our shares of Class A common stock as an indication of our present or future value.
An active trading market for our Class A common stock may not develop or be sustained following this offering.
Our Class A common stock may be available to be traded on an ATS. We do not intend to apply for the listing of our Class A common stock on any securities exchange. Prior to this offering, there has been no prior trading market for our Class A common stock. We cannot assure you that an active trading market for our

Class A common stock will develop on an ATS or elsewhere or, if developed, that any market will be sustained. The offering price of our Class A common stock will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering.
We do not expect there to be any market makers to develop a trading market in our Class A common stock.
Most securities that are publicly traded in the United States have one or more broker-dealers acting as “market makers” for the security. A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices. We do not currently anticipate that our Class A common stock will have any market makers, which could contribute to a lack of liquidity in our Class A common stock and could have a material adverse effect on holders’ ability to trade our Class A common stock.
If you purchase our Class A common stock in this offering, you will incur immediate and substantial dilution.
The offering price of our Class A common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our Class A common stock. Investors purchasing shares of our Class A common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing Class A common stock in this offering will incur immediate dilution of $ per share, based on the initial offering price of $      per share. This dilution is due in large part to the substantially lower price paid by our stockholders who purchased shares prior to this offering as compared to the price offered to the public in this offering, and any previous exercise of stock options granted to our service providers. In addition, as of June 30, 2020, options to purchase 1,408,482 shares of our Class B common stock, with a weighted-average exercise price of $4.77 per share, were outstanding. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of our liquidation. For more information, see the section titled “Dilution.”
If we elect to repurchase shares of our Class A common stock, it could have a material adverse effect on the liquidity in, and trading prices of, our Class A common stock.
We do not currently intend to repurchase any shares of our Class A common stock after they are issued. However, we could do so, subject to applicable law and regulations regarding issuer repurchases of their capital stock. If we do so, we would do so only at prices lower than the prices at which we are entitled to redeem the shares. If we repurchase shares of our Class A common stock, the trading market for our Class A common stock could become less liquid, which would likely cause the trading prices of our Class A common stock to decrease, which would give us an economic incentive to repurchase additional shares. The occurrence of the foregoing could have a material adverse effect on the liquidity in, and trading prices of, our Class A common stock.
We are offering shares of our Class A common stock that are digitally represented by a Common Stock Token that is created and supported by the Transfer Agent. The Common Stock Tokens are not common stock, and we may decide to change our Transfer Agent to a new entity that does not support the Common Stock Token or discontinue the Common Stock Token, and either of these decisions could have a negative impact on the price of our Class A common stock.
Our Class A common stock exists solely as book-entry shares within the records of the Transfer Agent. Shares of our Class A common stock will not have traditional share certificates. Instead, each share of our Class A common stock will be represented by a digital Common Stock Token that can be viewed through the Exodus Platform. Common Stock Tokens are not shares of common stock; rather, they are digital representations of the number of shares purchased and held by a given user. This digital representation of the number of shares purchased and held (the “digital stock record”) is a representation of how many shares of Class A common stock are owned by an individual, and a holder can reasonably expect that the digital stock record is correct, but the digital stock records are not the actual shares. We reserve the right to discontinue the usage of Common Stock Tokens and revert to traditional or other methods of share certification. The ownership and transfer of shares of our Class A common stock will be recorded in book-entry form by the Transfer Agent and, in parallel, will also be recorded by the Transfer Agent on the Ethereum Blockchain using the Common Stock Tokens. Although records of peer-to-peer transfers of Common Stock Tokens are viewable on the Ethereum Blockchain, record and beneficial ownership of our Class A common stock is reflected on the book-entry records of the Transfer Agent. The Transfer Agent is regulated by the SEC and the Transfer Agent’s records constitute the official shareholder records for our Class A common stock and govern the record ownership of our Class A common stock in all circumstances.

Common Stock Tokens are “Securitize DS Protocol” digital tokens that are transferrable between approved accounts on the Exodus Platform in peer-to-peer transactions on the Ethereum Blockchain. Common Stock Tokens are created, held, distributed, maintained and deleted by the Transfer Agent, and not by Exodus. The Transfer Agent uses the Securitize DS Standard (which has been developed on top of the Ethereum Blockchain’s ERC-20 programming standard) to program compliance-related transfer restrictions onto “smart contracts” (computer programs written to the Ethereum Blockchain) that impose conditions on the transfer of Common Stock Tokens, such as to whom they may be transferred. Common Stock Tokens cannot be created or deleted by any entity other than the Transfer Agent.
We retain the right to select and change our transfer agent. We may choose to change our transfer agent, and if we were to do so, our current Transfer Agent would directly provide all stockholder data to the new transfer agent. As we do not retain any of our stockholders’ personal information in their capacity as stockholders, we are not able to directly transfer this information. It is possible that if we chose to change our transfer agent, there may be unforeseen complications in the process of changing our transfer agent. This could result in, among other issues, the loss of shareholder data, a delay in the recording of shareholder activities in regard to their shares or a loss or deletion of all Common Stock Tokens. In addition, it is possible that we might choose to change our Transfer Agent to a transfer agent that does not support the Common Stock Tokens. This might result in the full replacement of Common Stock Tokens with another form of digital token, or it may result in the elimination of all forms of digital representations of our Class A common stock.
We also retain the right to list our Class A common stock on different trading platforms, which may or may not support our Common Stock Tokens. Should we choose to list on a different trading platform, our current Transfer Agent would directly provide all stockholder data to the relevant transfer agent for the new platform. If the new platform did not support our Common Stock Tokens or other forms of digital representations of our Class A common stock, we may no longer be able to maintain a digital representation of our Class A common stock.
We currently do not intend, but may choose in the future, to discontinue the Common Stock Token and instead use traditional stock certificates or other forms of certification for our Class A common stock. Should we choose to make this change, any Common Stock Tokens held in a stockholder’s Exodus account would no longer represent the number of common shares held by such stockholder. In addition, any transition to traditional certificated or other form of the representation of our Class A common stock may make our Class A common stock less appealing to our stockholders and potential purchasers, and as a result, the demand for our Class A common stock may decline, which may result in a decrease in the price of our Class A common stock.
Any negative effect of the items discussed above could result in a material adverse effect on the price of our Class A common stock.
We have broad discretion over the use of net proceeds from this offering and we may not use them effectively.
We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, operating results, and prospects could be harmed, and the market price of our Class A common stock could decline. Pending their use, we may invest the net proceeds from this offering in crypto assets, short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.
We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

We may not be subject to ongoing reporting requirements.
Following the conclusion of our offering of Class A common stock under Regulation A, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations. If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements. As a result, holders of our Class A common stock would receive less information about the current status of our company, which could adversely affect their ability to accurately gauge the value of our Class A common stock for purposes of determining whether to engage in transactions involving our Class A common stock.
Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated bylaws provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or claims for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision does not preclude the filing of claims brought to enforce any liability or duty created by the Exchange Act or Securities Act of 1933 (the “Securities Act”) or the rules and regulations thereunder in federal court. In addition, our amended and restated bylaws provide that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find either exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, and results of operations.
Future sales of our Class A common stock could cause our stock price to fall.
Our stock price could decline as a result of sales of a large number of shares of our Class A or Class B common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity or equity-linked securities in the future at a time and at a price that we deem appropriate.
As of June 30, 2020 (after giving effect to the filing of our amended and restated certificate of incorporation in August 2020), we had no record holders of our Class A common stock and three record holders of our Class B common stock. Upon completion of this Offering, based on our shares outstanding as of June 30, 2020 and after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 and the conversion of the shares sold by the selling stockholders in this Offering into shares of Class A common stock,      shares of our Class A common stock, 10,002,076 shares of our Class B common stock and options to purchase an aggregate of 1,408,482 shares of our Class B common stock will be outstanding.

All of the shares of Class A common stock expected to be sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock and shares issuable upon the conversion or exercise of outstanding securities will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including the exemption provided by Rule 144 under the Securities Act. Future sales of our common stock may also be subject to applicable state securities or “blue sky” laws. For more information, see “Description of Capital Stock—Shares Eligible for Future Sale.”
In addition, in the future, we may issue additional shares of Class A common stock or other equity or debt securities convertible into Class A common stock in connection with a financing, acquisition, commercial relationship, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the closing of this offering, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.
Our authorized common stock is divided into two series, denominated as “Class A common stock” and “Class B common stock.” Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation.
After this offering, our existing stockholders, all of whom hold shares of Class B common stock, will collectively beneficially own shares representing approximately   % of the voting power of our outstanding capital stock following the completion of this offering. Jon Paul Richardson and Daniel Castagnoli, each an executive officer and director of the Company, will control approximately % of the voting power of our outstanding capital stock. Because of our dual class structure, we anticipate that, for the foreseeable future, these individuals will continue to be able to control all matters submitted to our stockholders for approval, including the election and removal of directors.
These holders of Class B common stock may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred. All shares of Class B common stock will convert automatically into shares of Class A common stock upon the date on which the Class B common stock ceases to represent at least 10% of the total voting power of our outstanding common stock. The conversion of shares of Class B common stock into shares of Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term, which may include our executive officers and directors and their affiliates. For a description of the dual class structure, see the section on page 92 of this offering circular captioned “Description of Capital Stock.”
Anti-takeover provisions in our charter documents could make an acquisition of us difficult, limit attempts by our stockholders to replace or remove our current management and adversely affect our stock price.
Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or related policies. These provisions:
•	eliminate the ability of our stockholders to call special meetings of our stockholders;
•	establish advance notice procedures for stockholders seeking to bring business before our meetings of stockholders or to nominate candidates for election as directors at our meetings of stockholders;
•	do not provide for cumulative voting;
•	authorize the issuance up to 1,000,000 shares of “blank check” preferred stock by our board of directors without further action by the stockholders;
•	reflect the dual class structure for our common stock; and
•	restrict the forum for certain litigation against us to certain federal or Delaware state courts.
In addition, our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that become effective only after the date on which the Class B common stock ceases to represent at least 50% of the total voting power of our outstanding capital stock (the “Class B Threshold Date”). These provisions may also have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
•	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•	establish a board of directors classified into three classes of directors;
•	require cause to remove a director;
•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;
•	provide that our amended and restated bylaws may be amended by a simple majority vote of our board of directors;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
Any provision of our amended and restated certificate of incorporation or amended and restated bylaws that will be in effect on the completion of this offering that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock. For information regarding these and other provisions, see the section on page 94 of this offering circular captioned “Description of Capital Stock—Anti-Takeover Provisions.”
We are not subject to the provisions of Section 203 of the Delaware General Corporation Law, which could negatively affect your investment.
We elected in our amended and restated certificate of incorporation to not be subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Our decision not to be subject to Section 203 will allow, for example, our founders, Jon Paul Richardson and Daniel Castagnoli, who together held an aggregate of approximately 95.0% of the voting power of our Class A and Class B common stock as of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock), to transfer shares in excess of 15% of our voting stock to a third-party free of the restrictions imposed by Section 203. This may make us more vulnerable to takeovers that are completed without the approval of our board of directors and/or without giving us the ability to prohibit or delay such takeovers as effectively. For more information, see the section on page 94 captioned “Description of Capital Stock—Section 203 of the DGCL.”
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us, because technology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this offering statement in determining whether to purchase our Class A common stock.
You should carefully evaluate all of the information in this offering circular. We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of this coverage. You should rely only on the information contained in this offering circular in determining whether to purchase our Class A common stock.
If securities or industry analysts do not publish research or reports about our Class A common stock or publish negative reports or recommendations about our Class A common stock, this may adversely impact the price and liquidity of our Class A common stock.
The trading market for our Class A common stock may depend, to some extent, on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We do not have any control over these analysts. If one or more of the analysts who may in the future cover us downgrade our Class A common stock or change their opinion of our Class A common stock, the price of our securities would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price and trading volume of our Class A common stock to decline.
We are offering our Class A common stock pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our Class A common stock less attractive to purchasers as compared to a traditional public offering.
As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make our Class A common stock less attractive to purchasers as compared to a traditional public offering which would have relatively enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduce the attractiveness of our Class A common stock, we may be unable to raise the necessary funds to develop and grow the Exodus Platform, which could severely affect the value of our Class A common stock.
Holders of Exodus Class A common stock are responsible for ensuring that they comply with federal and state securities regulations in regard to making any secondary sales.
Holders of shares of our Class A common stock are responsible for ensuring that any secondary sale of our Class A common stock is performed in accordance with applicable federal and state securities regulations. Our Class A common stock may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state “blue sky laws” or other jurisdictions’ securities laws. Purchasers of our Class A common stock who attempt to sell or transfer our Class A common stock on the secondary market may be deemed to be distributors or brokers under federal or state securities laws, and should ensure compliance with such laws when engaging in secondary sales or transfers.
Risks Related to Regulation
The regulatory regime governing blockchain technologies, cryptocurrencies, tokens and token offerings such as the Exodus Platform and the Common Stock Tokens is uncertain, and new regulations or policies may materially adversely affect the development and utilization of the Exodus Platform.
Regulation of tokens, token offerings, cryptocurrencies, blockchain technologies, and cryptocurrency exchanges currently is undeveloped and likely to rapidly evolve. The regulatory landscape varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the U.S. and in other countries may in the future, adopt laws, regulations, guidance, or other actions, which may severely impact the development and growth of the Exodus Platform. Failure by us or certain users of the Exodus Platform to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.
As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have taken an interest in, and in some cases begun to regulate, their use and operation. In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the SEC, and the Commodity Futures Trading Commission (“CFTC”), for example, have published guidance on the treatment of virtual currencies. The Internal Revenue Service (“IRS”) released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws.
The regulation of non-currency use of blockchain assets is also uncertain. The CFTC has publicly taken the position that certain blockchain assets are commodities, and the SEC has issued a public report stating federal securities laws require treating some blockchain assets as securities. To the extent that a domestic government or quasi-governmental agency exerts regulatory authority over a blockchain network or asset, we and the Exodus Platform may be materially and adversely affected.
Blockchain networks also face an uncertain regulatory landscape in many foreign jurisdictions such as the European Union, China and Russia. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that affect the Exodus Platform. Any such laws, regulations or directives may conflict with those of the U.S. or may directly and negatively impact our business. The effect of any future regulatory change is impossible to predict, but such change could be substantial and materially adverse to our development and growth and the development and utilization of the Exodus Platform.
New laws and regulations or interpretations of existing laws and regulations, in the U.S. and other jurisdictions, are required in order for robust trading platforms and exchanges for securities that are represented by digital tokens like our Common Stock Tokens to trade among retail investors. This will affect the liquidity of our Class A common stock, the ability to access marketplaces or exchanges on which to trade the Common Stock tokens, and the structure, rights and transferability of the Common Stock Tokens.
In addition, non-governmental parties may bring private legal actions against us or our affiliates, either individually or as a class, which may result in curtailment of, or inability to operate, the Exodus Platform as intended, or judgments, settlements, fines or penalties against us or our affiliates.
To the extent licenses or other authorizations are required in one or more jurisdictions in which we operate or will operate, there is no guarantee that we will be granted such licenses or authorizations. We may need to change our business model to comply with these licensing and/or registration requirements (or any other legal or regulatory requirements) in order to avoid violating applicable laws or regulations or because of the cost of such compliance. Uncertainty in how the legal and regulatory environment will develop could negatively impact our development and growth and the development and utilization of the Exodus Platform.
Certain crypto assets traded using our platform could be viewed as “securities” for purposes of state or federal regulations, and regulators might determine that our facilitation of trades in these crypto assets would cause us to be in violation of federal and state securities laws, which would negatively affect our business, financial condition and results of operation.
Offerings of securities in the United States are required under the Securities Act to either register with the SEC or to rely on an exemption from federal registration. Offerings of securities in the United States may also be required to register with applicable state regulators as required by state law. Should an offering of securities in the United States occur and the issuer of the securities has not registered the offering and has not performed the offering in reliance on an exemption from federal registration, under the laws of the United States such a security offering would be deemed illegal. Under the Securities Act, the definition of “security” is very broad and includes the concept of an “investment contract.” An investment contract is any financial transaction that fits within the “Howey test,” a four-factor test based on an analysis of the nature of the transaction and relevant caselaw. Certain crypto assets could fall into the Howey definition.
Our primary business is the operation of an interface that allows our customers to trade crypto assets. We have engaged in a review process for the crypto assets available to be traded through the Exchange Aggregator app on our platform, and based on that review process, we have created a dual fee structure in which we charge a monthly flat fee to exchanges on which U.S. persons trade tokens that could potentially be considered securities by regulators. For exchanges that do not deal with U.S. persons, or on which U.S. persons do not have the ability to trade tokens that could be considered securities, we may charge a percentage of assets exchanged. It is possible, however, that the SEC or another regulator could disagree with our position regarding which tokens are not securities. If that were the case, it is possible that the sale and trading of any such crypto asset through our interface would be deemed to be a transaction in unregistered securities, and that we could be found to be facilitating or engaged ourselves and in violation of the federal and state securities laws. Any of these developments could have a negative effect on our business, financial condition and results of operations.
We do not believe we have an obligation to register as a transfer agent under the Exchange Act, but a regulator may disagree.
It is possible that we could be viewed as a “transfer agent” for purposes of federal or state law. Under the Exchange Act, a transfer agent is a person who engages, with respect to securities registered under Section 12 of the Exchange Act, in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Transfer agents are typically required to register with the SEC under the Exchange Act.
Because our platform allows our customers to connect through APIs to exchanges that permit the transfer of crypto assets, it is possible that if any crypto assets traded through the connected exchanges were deemed to be securities, our activity as a platform connecting customers to those exchanges could result in the SEC or another regulator determining that we have acted as a transfer agent. We believe that the provision of a platform that provides a connection to an exchange through an API does not result in the entity providing the platform being deemed to be a transfer agent; however, it is possible that the SEC or another regulator could disagree with our position. If that were the case, we could be forced to register as a transfer agent and comply with applicable law, which could lead to us experiencing significant costs and could force us to change or cease our operations. Any of these developments could have a negative effect on our business, financial condition and results of operations.
We do not believe we have an obligation to register with the SEC as a clearing agency, though the SEC may disagree.
It is possible that the SEC could determine that we are a clearing agency for purposes of federal law. Under the Exchange Act, a clearing agency is any person who (a) acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities; (b) provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities; (c) acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or (d) otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates. A clearing agency does not include any person solely by reason of performing a transfer agent function, specifically transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Clearing agencies are generally required to register with the SEC and comply with applicable regulation.
Because we provide a platform that facilitates transfers in crypto assets through API connections to exchanges that permit the transfer of crypto assets, it is possible that we could be viewed as engaging in these types of activities. We have taken the position that we are not a clearing agency under the Exchange Act because the provision of a digital platform is not the type of activity described in the definition of a clearing agency. It is possible that the SEC or another regulatory could disagree with our position. If so, we could be forced to register as a clearing agency and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations. Any of these developments could have a negative effect on our business, financial condition and results of operations.
We do not believe we have an obligation to register the platform as an exchange or ATS, though a regulator may disagree.
It is possible that the SEC or another regulator could determine that we are an exchange or an ATS and require us to register and comply with applicable law. Entities that are engaged as “exchanges” or “ATSs” with respect to securities are subject to federal registration and significant regulatory oversight by the SEC and FINRA. Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities. A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution. This does not include systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers.
Because we provide a platform that allows customers to access crypto asset exchanges through APIs, it is possible that we could be viewed as engaged in activities that would cause us to be deemed an exchange or ATS. We do not believe that the provision of a platform that provides connection to an exchange through an API constitutes the type of activity that is undertaken by an exchange. However, it is possible that the SEC or another regulator could disagree with our position. If so, we could be forced to register as an exchange or ATS and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations.
Additionally, the exchanges we partner with could be found by the SEC to be illegally operating as unregistered exchanges or ATSs and could require them to shut down. Any of these developments could have a negative effect on our business, financial condition and results of operations.
We are subject to export control, import, and sanctions laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.
Our business activities are subject to various restrictions under U.S. export control and sanctions laws and regulations, including the U.S. Department of Commerce’s Export Administration Regulations and various economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The U.S. export control laws and U.S. economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons and entities, and also require authorization for the export of certain encryption items. In addition, various countries regulate the import of certain software and technology, including through import permitting and licensing requirements and have enacted or could enact laws that could limit our ability to distribute our software in those countries.
Although we take precautions to prevent our software and services from being accessed or provided in violation of such laws, we may have previously allowed our software to be downloaded by individuals or entities potentially located in countries or territories subject to U.S. trade embargoes, in violation of U.S. sanctions laws.

After learning of these potential violations, we initiated an internal review, took remedial action designed to prevent similar activity from occurring in the future, and submitted a voluntary self-disclosure regarding the apparent violations to OFAC. If we are found to be in violation of U.S. economic sanctions laws, it could result in fines and penalties. We may also be adversely affected through reputational harm. Further, the controls we have implemented may not be fully effective and there is no guarantee that we will not inadvertently provide software or services to sanctioned parties in the future. The voluntary self-disclosure is currently under review by OFAC.
In addition, changes in our software, or future changes in export and import regulations may prevent our international users from accessing our software. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our software by existing or potential international users. Any decreased use of our software or limitation on our ability to export our software would likely adversely affect our business, results of operations, and financial results.
The gambling and sports betting industry is subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.
We are subject to certain laws and regulations regarding gambling and could be found in violation of such laws and regulations if our internal controls and systems were to fail. The gambling and sports betting industry is subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business. NextGen generally must maintain licenses with respect to its SportX app in order to continue operations, with its primary license to operate SportX issued by the Gaming Control Board of Curacao, Netherlands Antilles.
In the United States, the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits, among other things, the acceptance by a business of a wager by means of the internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. In addition, the Federal Wire Act of 1961 (the “Wire Act”) generally prohibits sports betting and the transmission of information related to sports betting via the internet if such betting and transmission of information crosses state lines. Moreover, many states within the United States prohibit sports betting, and where not prohibited, generally require those participating in sports betting within such state to maintain a license with the state’s applicable gaming authorities.
For these reasons, NextGen and Exodus have agreed that the SportX app and Exodus account shall (i) prohibit persons located in the United States and any of its territories from using the SportX app or the Exodus account in connection with the SportX app, (ii) include software restrictions to block persons located in the United States and any of its territories from utilizing the SportX app or the Exodus account in connection with the SportX app, (iii) only permit bets in the SportX app to be made by bettors in the form of crypto assets held in the cryptocurrency accounts of the bettors, (iv) only permit winnings to be paid out to bettors in the form of crypto assets that are sent over the blockchain directly to the bettor’s crypto asset account, and (v) take any and all other actions which may be necessary to ensure compliance at all times with U.S. laws concerning gambling and sports betting.
While we believe that we are in compliance in all material respects with all applicable sports betting regulatory requirements, there is no guarantee that the technical blocks we implement and which NextGen implements will be effective. These systems and controls are intended to ensure that our customers do not accept bets from end-users located in jurisdictions where the SportX app is not permitted, any failure of such systems and controls may result in violations of applicable laws or regulations. Any claims in respect of any such violations could have cost, resource, and, in particular if successful, reputational implications, and implications on our ability to retain, renew or expand our portfolio of licenses, and so have a material adverse effect on our operations, financial performance and prospects.
Moreover, we cannot assure that our activities or the activities of our customers will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

We are not registered as a money transmitter or money services business, and our business may be adversely affected if we are required to do so.
It is possible that we could be found to be a money services business at the federal level, and/or a “money transmitter” at the state level. Under the Bank Secrecy Act of 1970, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) (collectively, hereinafter, the “BSA”), and BSA implementing regulations adopted by the FinCEN, all money services businesses (“MSBs”) are required to (i) register with the U.S. Department of the Treasury through FinCEN; (ii) establish an anti-money laundering (“AML”) program; and (iii) meet other recordkeeping and reporting requirements. MSBs include, among other businesses, a person providing “money transmission services,” which includes the “acceptance of currency, funds, or other value that substitutes for currency from one person and the transmission of currency, funds, or other value that substitutes for currency to another location or person by any means.” Because of the breadth of this definition, FinCEN regulations state that whether a person is a “money transmitter” is ultimately a “facts and circumstances” determination.
In addition to obligations at the federal level, virtually every U.S. state (and the District of Columbia) requires entities providing money transmission services to be licensed by the appropriate state agency responsible for the supervision of financial institutions. State laws regulating money transmission are not uniform, but generally define “money transmission” to include the receiving of money or monetary value for transmission or the transmitting of money or monetary value to a location within or outside the U.S. by any means.
FinCEN has provided limited guidance regarding the application of the BSA to activities involving crypto assets, and it is unclear whether our activities in regard to crypto assets could trigger a federal MSB registration requirement in and of itself. We believe that we do not meet the definition of a money transmitter because Exodus does not exercise “total independent control” over the value in our customers’ wallets. Exodus does not accept or transmit virtual currency on behalf of any customer, or otherwise act as an intermediary for exchange of currencies by taking possession of such crypto assets. If we were deemed to be an MSB, at the federal level, and/or a “money transmitter” at the state level, we could be subject to significant additional regulation, which could affect our business and operations.
Due to the revenue structure for our exchange, we could be deemed a broker-dealer if certain crypto assets were deemed to be securities.
It is possible that our activities with respect to crypto assets would cause us to be viewed as a “broker” or “dealer” under federal or state law. Under the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others. The staff of the SEC has indicated that receiving commissions or other transaction-related compensation is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker,” in part because this “salesman’s stake” in a securities transaction incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved. Because for certain crypto assets we receive a percentage of the amount of crypto assets a customer exchanges using our exchange, if any of the crypto assets for which we receive such payment were deemed to be securities, we could be viewed as a broker based on our receipt of such compensation. More generally, our activities with respect to any crypto assets that are deemed securities could trigger the need for broker registration. We have engaged in a review process for the crypto assets available to be traded through the Exchange Aggregator app on our platform, and based on that review process, we have created a dual fee structure in which we charge a monthly flat fee to exchanges on which U.S. persons trade tokens that could potentially be considered securities by a regulator. For exchanges that do not deal with U.S. persons, or on which U.S. persons do not have the ability to trade tokens that could be considered securities, we may charge a percentage of assets exchanged. However, it is possible that the SEC or another regulator could disagree with our position regarding which tokens are not securities and whether we generally have an obligation to register as a broker-dealer. If that were to be the case, we may be required to change our compensation system or make other changes to our platform and business, which could have a negative effect on our financial position. We may also be required to register as a broker-dealer and comply with applicable regulations. Any of these developments could have a negative effect on our business, financial condition and results of operations.

We may be subject to a variety of foreign laws and regulations, and our failure to comply with such laws and regulations, or expenses we incur related to compliance, could be negatively affect our business and operations.
We may be subject to a variety of foreign laws and regulations that involve matters central to our business. These could include, for example, regulations related to user privacy such as the General Data Protection Regulation (“GDPR”), blockchain technology, potential broker-dealer or exchange activities, data protection, and intellectual property, among others. Our Swiss subsidiary, Proper Trust AG, will be subject to Swiss corporate and privacy laws and regulations, and will be regulated by the Swiss State Secretariat for Economic Affairs, which is similar to OFAC (see above, “We are subject to export control, import, and sanctions laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.”) In certain cases, foreign laws may be more restrictive than those in the United States. Although we believe we are operating in compliance with the laws of jurisdictions in which Exodus exists, foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. As a result, crypto assets and blockchain technologies such as those we are involved in face an uncertain regulatory landscape in many foreign jurisdictions, including but not limited to the European Union, China and Russia. Other foreign jurisdictions may also, in the near future, adopt laws, regulations or directives that affect our business.
We have adopted policies and procedures designed to comply with the laws that apply to us as we understand them. However, the growth of our business and its expansion outside of the United States may increase the potential of violating foreign laws or our own internal policies and procedures. The risk of our Company being found in violation of applicable laws and regulations is further increased by the fact that many of them are open to a variety of interpretations given the absence of formal interpretation by regulatory authorities or the courts. This risk may also be increased by the fact that our business crosses jurisdictional lines, and we may not always be in control of all activities that occur on the Exodus Platform.
Any action brought against us by a foreign regulator or in a private action based on foreign law could cause us to incur significant legal expenses and divert our management’s attention from the operation of the business. If our operations are found to be in violation of any laws and regulations, we may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines; we could be required to refund payments received by us; and we could be required to curtail or cease operations. Any of these consequences could seriously harm our business and financial results. In addition, existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Any applicable foreign laws, regulations or directives may also conflict with those of the United States. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the tokens and our operations.
Other Risks
Privacy and Data Protection
Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our platform and adversely affect our business.
We are subject to laws and regulations relating to privacy, data protection, and data security. These laws and regulations are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, in the European Union, the GDPR imposes stringent obligations relating to privacy, data protection, and data security, authorizes fines up to 4% of global annual revenue or €20 million, whichever is greater, for some types of violations. In the United Kingdom, a Data Protection Act that substantially implements the GDPR also became law in May 2018, and was further amended in 2019 to align it more closely with the GDPR. Further, on January 1, 2020, the California Consumer Privacy Act (“CCPA”) went into effect. The CCPA, among other things, requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action that may increase related litigation. Moreover, a new privacy law, the California Privacy Rights Act (“CPRA”), recently was certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. In addition, some countries are considering or have enacted legislation requiring local storage and processing of data that could increase the cost or complexity of operating our platform or providing services.
In addition to government regulation, privacy advocates and industry groups may propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate compliance with such standards. We cannot control the conduct of our customers using an Exodus account, who may engage in businesses that make them subject to privacy and data protection laws, and as a result there can be no guarantee that users of the platform will not engage in misconduct. We also expect that there will continue to be new proposed laws, regulations and standards relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards, or new or differing interpretations or patterns of enforcement of laws, regulations and standards, may have on our business.
Aspects of the GDPR, CCPA, and other laws, regulations, standards, and other obligations relating to privacy, data protection, and data security remain uncertain, and complying with these laws, regulations, and obligations, as well as new laws, amendments to or re-interpretations of existing laws and regulations, industry standards, and contractual and other obligations, may require us to undertake additional obligations and incur additional costs, modify our data handling practices, and restrict our business operations. It also is possible that these laws, standards, contractual obligations, and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management practices, our privacy, data protection, or data security policies or procedures, the Exodus Platform or our services. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to modify the Exodus Platform or services, or make changes to our business activities and practices, which could adversely affect a customer’s Exodus account, our platform, and our business as a whole. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new offerings and features, and to make uses of data, could be limited.
Any violations, or perceived violations, of laws, regulations, or contractual or other obligations relating to privacy, data protection, or data security could subject us to fines, penalties, and regulatory investigations and other actions, as well as to civil actions by affected parties. Any such actual or perceived violations could result in negative publicity and harm to our or our third-party API providers’ reputations, as well as adversely affect our ability to expand our platform and its functionality and any associated services, which could have a material adverse effect on our operations and financial condition. Additionally, privacy, data protection, and data security concerns, whether valid or not valid, may inhibit market adoption of Exodus accounts and use of our platform, particularly in certain industries and foreign countries.
Tax
Changes in our effective tax rate or tax liability may adversely affect our operating results.
Our effective tax rate could increase due to several factors, including:
•	changes in the treatment of crypto assets under tax laws;
•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate due to differing statutory tax rates in various jurisdictions;
•
changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Cuts and Jobs Act (“Tax Act”) and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”);

•
changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and
•	imitations or adverse findings regarding our ability to do business in some jurisdictions.

Any of these developments could adversely affect our operating results.
We may become subject to tax examinations of our tax returns by the Internal Revenue Service, or the IRS, and other domestic and foreign tax authorities. An adverse outcome of any such audit or examination by the IRS or other tax authority could have a material adverse effect on our results of operations and financial condition.
We may become subject to audit by the IRS and other tax authorities in various domestic and foreign jurisdictions. As a result, we may in the future receive assessments in multiple jurisdictions on various tax-related assertions. Taxing authorities also may challenge our tax positions and methodologies on various matters, including on the crypto assets that we hold and use to pay employees and expenses in the future. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a variety of jurisdictions. There can be no assurance that our tax positions and methodologies or calculation of our tax liabilities are accurate or that the outcomes of future tax examinations will not have an adverse effect on our results of operations and financial condition.
We may have exposure to greater than anticipated income tax liabilities and may be affected by changes in tax laws, which could adversely impact our results of operations and financial condition.
We operate in a number of tax jurisdictions globally, including in the United States at the federal, state, and local levels, and in certain other countries, and plan to continue to expand the scale of our operations in the future. Accordingly, we are subject to income taxes in the United States and certain jurisdictions outside of the United States. While we did not incur significant income taxes in fiscal year 2019, we have incurred significant income taxes in prior years and may in the future face significant tax liabilities. Our tax expense could also be impacted by changes in non-deductible expenses, changes in excess tax benefits of stock-based compensation, changes in the valuation of deferred tax assets and liabilities, and our ability to utilize them, the applicability of withholding taxes, and effects from acquisitions.
Our tax provision could also be impacted by changes in accounting principles, changes in U.S. federal, state, or international tax laws applicable to corporate multinationals such as the recent legislation enacted in the United States and Switzerland, other fundamental law changes currently being considered by many countries, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. For example, on December 22, 2017, tax reform legislation referred to as the Tax Act was enacted in the United States. The Tax Act significantly revises U.S. federal income tax law, including lowering the corporate income tax rate to 21%, requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, implementing a modified territorial tax system, requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations, and creating a base erosion anti-abuse tax. We have reflected the impact of the Tax Act in our financial statements in accordance with our understanding of the Tax Act and guidance available as of the date of this offering circular. The primary effect of the Tax Act on our financial results was a reduction of our effective tax rate due to the vast majority of our revenue coming from foreign sources. This revenue is favorably impacted by the foreign-derived intangible income deduction. Many consequences of the Tax Act, including whether and how state, local, and foreign jurisdictions will react to such changes, are not entirely clear at this time and the U.S. Department of the Treasury has broad authority to issue regulations and interpretive guidance that may significantly impact how the Tax Act will apply to us. Any of the foregoing changes could have an adverse impact on our results of operations, cash flows, and financial condition.
Our international operations require us to exercise judgment in determining the applicability of tax laws, which may subject us to potentially adverse tax consequences.
We generally conduct our international operations through subsidiaries and are subject to income taxes and potentially other non-income-based taxes, such as payroll, value-added, goods and services and other local taxes. Our domestic and international tax liabilities are subject to various jurisdictional rules regarding the calculation of taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations..

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offering circular contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Some of the statements in the sections of this offering circular captioned “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and elsewhere in this offering circular contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.
These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this offering circular, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this offering circular include, but are not limited to, statements about:
•	our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses,
•
changes in general and administrative expenses (including any components of the foregoing), advertising and marketing expenses, depreciation and amortization expenses, impairment of digital asset expenses, and stock-based compensation expenses, and our ability to achieve, and maintain, future profitability;

•	our business plan and our ability to effectively manage our growth;
•	our market opportunity, including our total addressable market;
•	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•	beliefs and objectives for future operations;
•	our ability to further attract, retain, and expand our customer base;
•	our ability to develop new products and services and bring them to market in a timely manner;
•	our expectations concerning relationships with third parties, including strategic partners;
•	our ability to maintain, protect, and enhance our intellectual property;
•	our response to emerging and future cybersecurity risks;
•	the effects of increased competition in our markets and our ability to compete effectively;
•	future acquisitions or investments in complementary companies, products, services, or technologies;
•	our ability to maintain compliance with laws and regulations that currently apply or become applicable to our business;
•	economic and industry trends, projected growth, or trend analysis;
•	our ability to attract and retain qualified employees; and
•	the estimates and methodologies used in preparing our financial statements.
In addition, you should refer to the section of this offering circular captioned “Risk Factors” for a discussion of other important factors that may cause actual results to materially differ from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS
The net proceeds from our sale of     shares of Class A common stock in this offering at the offering price of $     per share, after deducting estimated offering expenses, will be approximately $    . We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.
The principal purposes of this offering are to obtain additional capital and increase our financial flexibility. We currently intend to use the net proceeds we receive from this offering for the continued expansion of our platform, with a focus on software development and increasing our marketing efforts to attract additional customers to our platform.
We will have broad discretion over the uses of the net proceeds of this offering. Pending these uses, we may choose to invest the net proceeds from this offering in short-term, investment-grade interest bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.
The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the maximum proceeds from our Class A common stock we are offering in the cash offering. There is no guarantee that we will be successful in selling any of the Class A common stock we are offering. Our net proceeds could change based on the number of shares sold by selling stockholders.
	25%	50%	75%	100%
Gross proceeds	$	$	$	$
Offering expenses	$	$	$	$
Net proceeds to Exodus Movement, Inc.	$	$	$	$
The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the maximum proceeds from the Class A common stock we are offering. All amounts listed below are estimates.
	25%	50%	75%	100%
Software development	$	$	$	$
Marketing	$	$	$	$
Operations/Cash reserves	$	$	$	$

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, as well as our capitalization, as of June 30, 2020, on:
•	an actual basis; and
•
a pro forma as adjusted basis to give effect to (1) the filing of our amended and restated certificate of incorporation in August 2020 (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock), (2) the sale and issuance by us of     shares of Class A common stock in this offering and the receipt of the net proceeds from our sale of these shares at the offering price of $     per share, after deducting offering expenses and (3) the sale of     shares of Class A common stock by the selling stockholders.

You should read the information in this table together with our financial statements and related notes to those statements, as well as the sections captioned “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this offering circular.
	As of June 30, 2020
	Actual	Pro Forma As Adjusted
	(in thousands, except per share data)
Cash and cash equivalents	$3,950	$
Stockholders’ equity:
Preferred stock, par value $0.000001 per share: no shares authorized, issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	$—	$
Common stock, par value $0.000001 per share: 25,000,000 shares authorized, 10,002,076 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma as adjusted	$—
Class A common stock, par value $0.000001 per share: no shares authorized, issued and outstanding, actual; 20,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class B common stock, par value $0.000001 per share: no shares authorized, issued and outstanding, actual; 25,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	2,007
Retained earnings	7,799
Total stockholders’ equity	9,806
Total capitalization	$9,806	$
The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on zero shares of our Class A common stock and 10,002,076 shares of our Class B common stock outstanding as of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock), and excludes:
•	1,408,482 shares of our Class B common stock issuable upon exercise of options outstanding, at a weighted-average exercise price of $4.78 per share, as of June 30, 2020; and
•	89,442 shares of our Class B common stock reserved for future issuance under our 2019 Equity Incentive Plan as of June 30, 2020.
We have also assumed no conversion of our approximately $0.5 million in outstanding simple agreements for future equity. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuance of SAFEs.”

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.
Historical net tangible book value represents our total tangible assets less total liabilities. As of June 30, 2020, our historical net tangible book value was $4.58 million and our historical net tangible book value per share was $0.48.
After giving effect to the sale and issuance of     shares of Class A common stock in this offering at a price per share of $     , and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been $     million, or $     per share. This represents an immediate increase in as adjusted net tangible book value of $    per share to existing stockholders and an immediate dilution of as adjusted net tangible book value of $     per share to new investors purchasing common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the price per share paid by new investors.
The following table illustrates this dilution to new investors on a per share basis:
Price per share of Class A common stock in this offering		$
Historical net tangible book value per share as of June 30, 2020	$0.48
Increase per share attributable to new investors purchasing shares in this offering
As adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering
The following table summarizes, as of June 30, 2020, on an as adjusted basis, as described above, the differences between the existing stockholders and the new investors purchasing shares of common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our common stock and the average price per share paid or to be paid to us at the offering price of $     per share, before deducting estimated offering expenses payable by us:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
(in thousands, except per share data and percentages)
Existing stockholders		%	$	%	$
New investors participating in this offering
Total		%	$	%
Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to     shares, or   % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to     shares, or   % of the total number of shares of our common stock outstanding after this offering.
The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on zero shares of our Class A common stock and 10,002,076 shares of our Class B common stock outstanding as of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock), and excludes:
•	1,408,482 shares of our Class B common stock issuable upon exercise of options outstanding, at a weighted-average exercise price of $4.78 per share, as of June 30, 2020; and
•	89,442 shares of our Class B common stock reserved for future issuance under our 2019 Equity Incentive Plan as of June 30, 2020.
We have also assumed no conversion of our approximately $0.5 million in outstanding simple agreements for future equity. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuance of SAFEs.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of Exodus’s financial condition and results of operations together with the financial statements and related notes that are included elsewhere in this offering circular. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Exodus’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Information Regarding Forward Looking Statements” and in other parts of this offering circular.
Overview of Our Business
Our mission is to ignite an exodus from the traditional banking system by empowering people to secure, manage and use their crypto assets. On December 9, 2015, we launched the Exodus Platform for buying, holding, using and selling crypto assets, and every two weeks since our launch, we have released new updates that continued to develop, build on and improve the Exodus Platform.
We believe that crypto assets should be easy to use and easy to understand. Crypto assets have the potential to profoundly change the way society does business, manages its wealth and even looks at money itself—but unlocking these possibilities first requires that crypto assets be made accessible and engaging, without technical jargon or complexities obscuring the core features, benefits and uses of crypto assets.
We are relentlessly focused on delivering the best customer experience in the blockchain and crypto asset industry. We have built a platform that brings together a simple, elegant and intuitive interface with powerful functionality—including support for over 100 crypto assets, integrations with six crypto-to-crypto exchanges and agreements with third-party applications, such as Compound Finance and SportX.
We operate in the financial technology subsector of the greater blockchain and crypto asset industry and our customers are both experienced people and entities familiar with this technology and those new to financial solutions powered by blockchain technology and crypto assets.
We built the Exodus Platform to give our customers the power to quickly secure, control, and manage their digital wealth. Our platform allows our customers to store and access their crypto assets in a secure environment that only they control on their desktop and mobile devices while delivering a simple, elegant and intuitive experience. The trustworthiness of your bank’s online portal without service windows and clunky interfaces, the speed of centralized crypto exchanges without the risk of third-party custody – our customers have the best of both worlds in Exodus. The Exodus Platform allows our customers to leverage the power of crypto assets in an easy and straightforward way, without compromising privacy or the security of their funds.
Components of Results of Operations
Revenue
Exodus has entered into agreements with various third-party API providers whereby the provider is allowed to integrate their services into the Exodus Platform for use by users of the Exodus Platform. These integrations are known as APIs, and we earn revenue based on the API fees detailed in the associated API agreements. Most, but not all, of our revenue is earned on a transactional basis whereby users of the Exodus Platform access the services of the API providers through the API. Certain interactions generate API fees, and we track fees earned on a daily basis. Examples of services provided by API providers include cryptocurrency-to-cryptocurrency exchanges, fiat-to-cryptocurrency conversions, cryptocurrency staking, and sports betting.
For transaction-based API fees, the transaction price is allocated per qualified interaction between the provider and the user and is paid by the provider. As each interaction occurs, we recognize revenue. With the majority of our revenue being transaction-based, our revenue can vary significantly based on the type and number of interactions that occur each day. We believe that there will be additional demand for the API services in the future as a greater number of people begin to use cryptocurrencies. We anticipate that proceeds from the API fees, if and when recognized as revenue under our current accounting policy (or if and when recognized as revenue under an appropriate future accounting policy) will continue to generate the majority of our revenue for the foreseeable future.

For non-transaction-based API fees, we recognize revenues based on when performance obligations in the underlying contracts have been identified, priced, allocated, and satisfied. No non-transaction-based fees were recognized until July 2020.
Cost of Revenues
Exodus’s costs of revenues are classified as software development, customer support, and security and wallet operations.
Software Development
Software development expenses represent costs incurred by Exodus for the development of the Exodus Platform, individual API integrations, as well as our application ecosystem, and include: related salaries and costs, fees paid to consultants and outside service providers. Our application ecosystem is still under development, and there are significant hurdles to overcome before critical components of the ecosystem become operational. As a result, we expect our software development expenses to increase over the next several years as we accelerate improvements to the user experience and functionality of the wallet, integrate new APIs services, and develop the Exodus ecosystem.
Customer Support
Customer support includes related salaries and costs, and fees paid to consultants and outside service providers. Exodus views customer support as an integral part of its product offerings and made significant investments in this area in 2019. Further investments in customer support are expected later in the development of the Exodus ecosystem.
Security and Wallet Operations
Security and wallet operations expenses consist of development operations and security related activities. As the Exodus application ecosystem is still under development, Exodus expects security and wallet operations expenses to increase over the next several years as we accelerate improvements to the user experience and functionality of the wallet. We continually explore and evaluate ways to make the Exodus Platform and ecosystem more secure.
Operating Expenses
Exodus’s operating expenses are classified as general and administrative, and advertising and marketing.
General and Administrative
General and administrative expenses consist of administrative, compliance, legal, investor relations, and financial operations. They include office expenses, meals and entertainment costs, software/applications for operational use, and other general and administrative expenses, including but not limited to technology subscriptions, travel, utilities, and vehicle expenses. These expenses account for a significant portion of our operating expenses. We anticipate that our general and administrative expenses will increase in the future to support our continued growth, regulatory compliance, and the costs associated with increased reporting requirements.
Advertising and Marketing
Advertising and Marketing expenses include marketing and business development related activities consisting primarily of advertising, corporate marketing, public relations, promotional items, events and conferences and fees paid for software applications used for advertising and marketing. We have traditionally focused on low cost marketing channels and word-of-mouth advertising. However, more sophisticated marketing strategies are being explored to increase our outreach efforts; as such corresponding investments in advertising and marketing are expected to increase significantly.

Results of Operations
The following table sets forth selected consolidated statements of operations data for the six months ended June 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018.
	For the six months ended June 30,		For the year ended December 31,
	2020	2019	2019	2018
	(amounts in thousands)
	(unaudited)
Revenues	$6,619	$4,045	$7,922	$7,138
Cost of revenues
Software development	2,069	365	3,000	894
Customer support	714	310	1,044	771
Security and wallet operations	1,630	459	2,578	751
Total cost of revenues	4,413	1,134	6,622	2,416
Gross profit	2,206	2,911	1,300	4,722
Operating expenses
General and administrative	1,579	630	2,235	1,021
Advertising and marketing	245	189	569	111
Depreciation and amortization	112	28	103	31
Impairment of digital assets	1,911	805	1,738	5,644
Total operating expenses	3,847	1,652	4,645	6,807
Operating income (loss)	(1,641)	1,259	(3,345)	(2,085)
Other income (expense)
Gain on digital assets	2,586	790	3,118	2,643
Interest expense	(4)	—	(3)	—
Interest income	30	13	55	20
Total other income	2,612	803	3,170	2,663
Income (loss) before income taxes	971	2,062	(175)	578
Income tax (expense) benefit	51	—	(55)	1,318
Net income (loss)	$1,022	$2,062	$(230)	$1,896
Comparison of the six months ended June 30, 2020 and 2019 (unaudited)
Revenue
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Revenue	$6,619	$4,045	64%
Revenue for the six months ended June 30, 2020 was $6.62 million compared to $4.05 million for the six months ended June 30, 2019, an increase of $2.57 million or 64%. The increase in total revenue was primarily driven by growth of the mobile platform, which was launched in Q2 of 2019, and led to an increase in revenue of $2.1 million. An additional $0.5 million of revenue was generated on the desktop platform as it saw a 10% increase in Exchange activity. New streams of revenue, including the addition of staking, sports betting, fiat onramp, and compound finance, are being implemented. We expect more revenue to be generated in the future from these sources.

Software Development Expense
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Software development expense	$2,069	$365	467%
Software development expenses for the six months ended June 30, 2020 were $2.07 million compared to $0.37 million for the six months ended June 30, 2019, an increase of $1.7 million or 467%. This growth was primarily due to an increase in compensation expenses of $1.6 million. This includes $1.1 million in general salary increases, $0.4 million of stock-based compensation, and $0.1 million related to decreased software capitalization due to change in development mix away from internal use projects.
Customer Support Expense
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Customer support expense	$714	$310	130%
Customer support expenses for the six months ended June 30, 2020 were $0.71 million compared to $0.31 million for the six months ended June 30, 2019, an increase of $0.40 million or 130%. This growth was primarily due to an increase in compensation expenses of $0.36 million associated with our second half investments in our customer service team.
Security and Wallet Operations Expense
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Security and wallet operations expense	$1,630	$459	255%
Security and wallet expenses for the six months ended June 30, 2020 were $1.63 million compared to $0.46 million for the six months ended June 30, 2019, an increase of $1.17 million or 255%. This growth was driven by an increase in cloud infrastructure services expenditures of $0.78 million and in hiring expenses of $0.29 million. In the second half of 2019, we embarked on a major infrastructure improvement project to ensure fast, stable, and available service to our Users; therefore, we expect infrastructure costs to remain at current levels versus those of the first half of 2019.
General and Administrative Expense
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
General and administrative expense	$1,579	$630	151%
General and administrative expenses for the six months ended June 30, 2020 were $1.58 million compared to $0.63 million for the six months ended June 30, 2019, an increase of $0.95 million or 151%. This growth was primarily due to an increase in hiring expenses of $0.44 million and increase in legal expenditures of $0.41 million.

Advertising and Marketing Expense
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Advertising and marketing expense	$245	$189	30%
Advertising and marketing expenses for the six months ended June 30, 2020 were $0.25 million compared to $0.19 million for the six months ended June 30, 2019, an increase of $0.06 million or 30%. This growth was primarily due to an increase in hiring expenses of $0.15 million and a decrease in advertising expenditures of $0.10 million.
Depreciation and Amortization
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Depreciation and amortization	$112	$28	300%
Depreciation and amortization expenses for the six months ended June 30, 2020 were $0.11 million compared to $0.03 million for the six months ended June 30, 2019, an increase of $0.08 million or 300%. Increases in equipment purchases associated with additional headcount as well as a $0.26 million purchase of company vehicles led to the increased depreciation.
Impairment of Digital Assets
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Impairment of digital assets	$1,911	$805	137%
Impairment of digital assets increased by $1.1 million as price volatility increased during the market turbulence associated with the COVID-19 pandemic.
Interest Income
	For the six months ended June 30,
	2020	2019	Percent Change
	(amounts in thousands)
	(UNAUDITED)
Interest income	$30	$13	131%
Interest income increased by $0.02 million for the six months ended June 30, 2020 as we improved our treasury operations.
Comparison of the year ended December 31, 2019 and 2018
Revenue
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Revenue	$7,922	$7,138	11%
Revenue for the year ended December 31, 2019 was $7.92 million compared to $7.14 million for the year ended December 31, 2018, an increase of $0.78 million or 11%. The increase in total revenue was primarily driven by growth of the mobile platform, which was launched in Q2 of 2019, and led to an increase in revenue of $0.74 million. Dollar volume flowing through our APIs decreased approximately 39%, but this was offset by price increases instituted in the second half of 2018.

Software Development Expense
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Software development expense	$3,000	$894	236%
Software development expenses for the year ended December 31, 2019 were $3.00 million compared to $0.89 million for the year ended December 31, 2018, an increase of $2.11 million or 236%. This growth was primarily due to an increase in hiring expenses of $2.04 million. This includes $1.5 million in general salary increases and $1.1 million of stock-based compensation.
Customer Support Expense
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Customer support expense	$1,044	$771	35%
Customer support expenses for the year ended December 31, 2019 were $1.04 million compared to $0.77 million for the year ended December 31, 2018, an increase of $0.27 million or 35%. This growth was primarily due to an increase in hiring and the associated compensation expenses of $0.24 million primarily in the second half of 2019.
Security and Wallet Operations Expense
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Security and wallet operations expense	$2,578	$751	243%
Security and wallet expenses for the year ended December 31, 2019 were $2.58 million compared to $0.75 million for the year ended December 31, 2018, an increase of $1.83 million or 243%. This growth was primarily due to an increase in cloud infrastructure services expenditures of $1.32 million and in hiring expenses of $0.67 million. In the second half of 2019, we embarked on a major infrastructure improvement project to ensure fast, stable, and available service to our Users.
General and Administrative Expense
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
General and administrative expense	$2,235	$1,021	119%
General and administrative expenses for the year ended December 31, 2019 were $2.22 million compared to $1.0 million for the year ended December 31, 2018, an increase of $1.2 million or 119%. This growth was primarily due to an increase in hiring expenses of $0.86, an increase in legal expenditures of $0.22 million, and an increase of recruitment expenses of $0.25 million. Partially offsetting these increases was a reduction in travel expenses of $0.09 million and bank charges and fees of $0.05 million.

Advertising and Marketing Expense
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Advertising and marketing expense	$569	$111	413%
Advertising and marketing expenses for the year ended December 31, 2019 were $0.57 million compared to $0.11 million for the year ended December 31, 2018, an increase of $0.46 million or 413%. This growth was primarily due to an increase in hiring expenses of $0.26 million and an increase of advertising expenditures of $0.13 million.
Depreciation and Amortization
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Depreciation and amortization	$103	$31	232%
Depreciation and amortization expenses for the year ended December 31, 2019 were $0.10 million compared to $0.03 million for the year ended December 31, 2018, an increase of $0.07 million or 232% which corresponds to a 490% increase in fixed assets. Fixed asset increases were driven by equipment purchases associated with additional headcount as well as a $0.26 million purchase of company vehicles.
Impairment of Digital Assets
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Impairment of digital assets	$1,738	$5,644	(69)%
Impairment of digital assets decreased by $3.9 million for the year ended December 31, 2019, due primarily to cryptocurrency market recovery during 2019.
Interest Income
	For the year ended December 31,
	2019	2018	Percent Change
	(amounts in thousands)
Interest income	$55	$20	175%
Other income increased by $0.04 million for the year ended December 31, 2019 due to an increase in interest income as a result of improved treasury operations.
Liquidity and Capital Resources
Sources of Funds
Exodus has funded operations almost entirely through API Fee revenues.
The following table summarizes Exodus’s cash flows for the periods indicated:
	For the six months ended June 30,		For the year ended December 31,
	2020	2019	2019	2018
	(amounts in thousands)
	(UNAUDITED)
Net cash from operating activities	$1,489	$(343)	$(2,409)	$4,656
Net cash from investing activities	$(415)	$(473)	$(1,169)	$(248)
Net cash from financing activities	$(12)	$—	$220	$—

Net Cash from Operating Activities
Net cash provided by operating activities for the six months ended June 30, 2020 was $1.5 million. We prepaid $1.2 million in cloud hosting fees in late 2019 which was used in 2020, driving a decrease of $1.0 million in Other Assets. Additional working capital increases of $0.6 million and stock-based compensation of $0.7 million were offset by $0.2 million in digital assets decreases.
Net cash used in operating activities for the six months ended June 30, 2019 was $0.3 million. $2.9 million of net income was offset by a $3.3 million change in digital assets.
Net cash used in operating activities for the financial year ended December 31, 2019 was $2.4 million. We used $1.2 million of cash to capture significant discounts on our cloud hosting services in December 2019. Additionally, our digital assets increased $2.2 million. This was offset by non-cash stock-based compensation of $1.3 million. Approximately $0.6 million of cash was used for 2018 income tax.
Net cash provided by operating activities for the financial year ended December 31, 2018 was $4.7 million. Net income of $1.9 million combined with the collection of a $5.4 million receivable were primary drivers of the change. We also saw $0.8 million decrease in digital assets which was offset by $1.3 million in changes to tax liability and a $2.0 million change in deferred tax asset.
Net Cash from Investing Activities
Exodus’s investing activities have consisted primarily of purchases of fixed assets and the creation of internal use software.
Net cash used by investing activities for the six months ended June 30, 2020 was $0.4 million. This consisted of a $0.02 million purchase of PP&E, as well as $0.4 million of internal use software.
Net cash used in investing activities for the six months ended June 30, 2019 was $0.5 million. This consisted of a $0.04 million purchase of PP&E and $0.4 million of internal use software.
Net cash used by investing activities for the financial year ended December 31, 2019 was $1.2 million. This consisted of a $0.4 million purchase of PP&E, as well as $0.8 million of internal use software.
Net cash used in investing activities for the financial year ended December 31, 2018 was $0.25 million. This consisted of a $0.06 million purchase of PP&E and creation of $0.19 million in software assets.
Net Cash from Financing Activities
Exodus’s primary financing activity for the periods covered was the use of a bank loan to purchase company vehicles.
Material Capital Commitments
Exodus currently has no material commitments for capital expenditures.
Off-Balance Sheet Arrangements
Exodus did not have any off-balance sheet arrangements during any of the periods presented.
Critical Accounting Policies and Estimates
Exodus’s management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition
We apply the provisions of ASC 606 to determine the measurement of revenue and the timing of when it is recognized. Under ASC 606, revenue is measured as the amount of consideration we expect to be entitled to, in exchange for transferring products or providing services to our customers, and is recognized when performance obligations under the terms of contracts with our customers are satisfied. ASC 606 prescribes a five-step model for recognizing revenue from contracts with customers: (1) identify contract(s) with the customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations in the contract; and (5) recognize revenue when (or as) each performance obligation is satisfied.
Exodus recognizes various charges to API providers which are based on user interactions conducted through APIs as revenue. Currently, we and/or our subsidiary have API agreements with providers of cryptocurrency-to-cryptocurrency exchanges, fiat-to-cryptocurrency conversions, cryptocurrency staking, and sports betting. We allow the providers to provide software services which permit a user of our un-hosted and non-custodial crypto asset software wallet to access the services of the provider through the APIs. Under the terms and conditions of the agreements, Exodus and the providers have integrated the APIs into the Exodus Platform. In consideration for the integration by Exodus of the APIs into the Exodus Platform software, exchange providers pay us an API fee for certain user interactions with API. These interactions are typically transactions of services between provider and a user, effected through the API.
For transaction-based API fees, the transaction price is allocated per qualified interaction between the provider and the user. As each interaction occurs, we recognize revenue. With the majority of our revenue being transaction-based, our revenue can vary significantly based on the type and number of interactions that occur each day. We believe that there will be additional demand for the API services in the future as a greater number of people begin to use cryptocurrencies. We anticipate that proceeds from the API fees, if and when recognized as revenue under our current accounting policy (or if and when recognized as revenue under an appropriate future accounting policy) will continue to generate the majority of our revenue for the foreseeable future.
For non-transaction-based API fees, we recognize revenues based on performance obligations in the underlying contracts having been identified, priced, allocated, and satisfied. No non-transaction-based fees were recognized until July 2020.
Value of Crypto Assets
In December 2019, the Association of International Certified Public Accountants (“AICPA”) produced a nonauthoritative practice aid titled, “Accounting for and auditing of digital assets.” The practice aid discusses initial classification, ongoing valuation and measurement, as well as sales of digital assets.
There is also no currently authoritative literature under GAAP that specifically addresses the accounting for crypto asset holdings, including digital assets like Bitcoin. We have determined that crypto assets should be classified as intangible assets with indefinite useful lives; as such, they are recorded at their respective fair values as of the acquisition date. We do not amortize intangible assets with indefinite useful lives. We review indefinite-lived intangible assets at least monthly for possible impairment. We recognize impairment on these assets caused by decreases in market value based upon quoted prices for identical instruments in active markets. In addition, indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the indefinite-lived intangible assets below their carrying values.
We evaluated digital assets for impairment by using publicly traded prices of Bitcoin and other crypto assets in order to determine the fair value of digital assets. During 2019 and 2018, impairment charges of $1.7 million and $5.6 million respectively, were recorded in our statement of operations. During the first six months of 2019 and 2018, impairment charges of $1.9 million and $0.8 million respectively, were recorded in our statement of operations.

The table below outlines the value of our digital assets based on publicly available rates as well as the book value.
		Units	Market Rate(1)	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Bitcoin (BTC)	As of Dec. 31, 2018	341	$3,743	$1,276	$3,241	$1,105
	As of June 30, 2019 (UNAUDITED)	652	$10,817	$7,053	$6,692	$4,363
	As of Dec. 31, 2019	513	$7,194	$3,691	$6,592	$3,381
	As of June 30, 2020 (UNAUDITED)	634	$9,138	$5,793	$8,333	$5,283
		Units	Market Rate	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Other digital assets	As of Dec. 31, 2018	18,678	$8.22	$154	$5.11	$95
	As of June 30, 2019 (UNAUDITED)	18,678	$18.11	$338	$5.11	$95
	As of Dec. 31, 2019	18,678	$8.08	$151	$5.11	$95
	As of June 30, 2020 (UNAUDITED)	34,960	$6.46	$226	$2.58	$90
(1)	Market rate represents a determination of fair market value derived from publicly available information.
Software Development Costs
We apply ASC 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, in analyzing our software development costs. ASC 985-20 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development. Software development costs associated with establishing technological feasibility are expensed as incurred. Technological feasibility is established upon the completion of a working model. Based on our software development process, the working model is almost immediately placed in service. As such, we have not capitalized any costs under ASC 985-20.
We apply ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain system projects. These system projects generally relate to software not hosted on our Users’ systems, where the User has no access to source code, and it is infeasible for the User to operate the software themselves. In these reviews, all costs incurred during the preliminary project stages are expensed as incurred. Once the projects have been committed to and it is probable that the projects will meet functional requirements, costs are capitalized. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying product on a straight-line basis, which is typically three years. Amortization commences when the software is available for its intended use.
We account for website development costs in accordance with ASC 350-50, Website Development Costs. We capitalize internally developed website costs when the website under development has reached technological feasibility. We amortize these costs over an estimated life of three years.

BUSINESS
Overview of Our Business
Our mission is to ignite an exodus from the traditional banking system by empowering people to secure, manage and use their crypto assets. On December 9, 2015, we launched the Exodus Platform for buying, holding, using and selling crypto assets, and every two weeks since our launch, we have released new updates that continued to develop, build on and improve the Exodus Platform.
We believe that crypto assets should be easy to use and easy to understand. Crypto assets have the potential to profoundly change the way society does business, manages its wealth and even looks at money itself—but unlocking these possibilities first requires that crypto assets be made accessible and engaging, without technical jargon or complexities obscuring the core features, benefits and uses of crypto assets.
We are relentlessly focused on delivering the best customer experience in the blockchain and crypto asset industry. We have built a platform that brings together a simple, elegant and intuitive interface with powerful functionality—including support for over 100 crypto assets, integrations with six crypto-to-crypto exchanges and agreements with third-party applications, such as Compound Finance and SportX (both described below).
Our Industry
We operate in the financial technology subsector of the greater blockchain and crypto asset industry, and our customers are both experienced people and entities familiar with this technology and those new to financial solutions powered by blockchain technology and crypto assets. The following are descriptions of key technology used in our industry.
Blockchain Technology
Blockchain technology utilizes an open, distributed ledger managed by a peer-to-peer network to record transactions between parties linked to the blockchain. The Bitcoin blockchain, and other blockchains, such as those of Ethereum and Litecoin, can be thought of as public record books of crypto asset transactions. These record books are “decentralized” or stored on multiple computers around the world.
For example, the Ethereum Blockchain is a distributed public blockchain network focused on running the programming code of decentralized applications. These decentralized applications use self-executing contracts, also known as smart contracts, to seamlessly facilitate activities on the Ethereum Blockchain. The smart contracts on the Ethereum Blockchain are powered by Ether, the Ethereum Blockchain's native digital crypto asset, which is also traded as a crypto asset.
Accessing multiple blockchains and decentralized applications typically requires downloading complicated software specific to each blockchain. Additionally, access to these blockchains requires complicated configuration decisions that only technically skilled specialists can execute. Further, methods of storing and leveraging crypto assets are fractured across many different platforms and software systems, instead of being neatly organized in one location or hub. As a result, blockchain technology has a reputation for being difficult to access and use, and the current options for managing crypto assets do not provide integrated or seamless solutions.
Crypto Assets
Crypto assets are digital assets that exist on a particular blockchain and can be moved from one party to another party on that blockchain. There are different types of crypto assets, as some crypto assets represent stakes in a particular project, some add functionality to blockchain-based platforms, and some are intended to function like currencies, such as Bitcoin, and do not represent a stake in a particular project or company. Crypto assets are directly held by their owners and are immediately transferable, subject to applicable law.
There are six primary categories of crypto assets:
•
Store of value crypto assets are primarily used to pay for goods and services and are often considered a substitute for gold, cash, or forms of electronic payment. Merchants have begun to accept these types of crypto assets as payment, although often the crypto asset is converted to a fiat currency, such as the U.S. dollar, immediately upon acceptance by the merchant. Examples of store of value and payment crypto assets are Bitcoin and Litecoin.

•
Crypto assets that comprise part of a blockchain economy or blockchain platform typically have more functionality than a payment currency. Blockchain economies permit the use of the crypto asset to create other digital assets, or tokens, run decentralized applications on the blockchain platform and build various types of functionality and features on the blockchain platform. Examples of crypto assets that are part of blockchain economies include Ether, EOS and TRON.

•
Privacy coins are crypto assets created to focus on privacy and security. Privacy coin transaction details are typically encrypted, so that only the sender and receiver of the coins knows how many coins were involved in the transaction. In addition, the balance of a privacy coin wallet is known only to the owner of the wallet and is not able to be viewed on the public blockchain record. An example of a privacy coin is Monero.

•
Utility tokens are digital tokens used solely to power or connect to a blockchain-based product or service. These crypto assets run on their blockchain platform but are only used to “pay for” or “power” products or services on that platform. Examples of utility tokens include Golem and Basic Attention Token.

•
Stablecoins are crypto assets whose value is tied to some other asset so that the value of the stablecoin will not greatly fluctuate relative to the underlying asset. Different stablecoins have adopted different methods of stabilization. Examples of stablecoins are USDC and DAI.

•
Certain crypto assets allow holders to interact with the crypto asset through “staking.” In doing so, the staker takes part in the crypto asset’s blockchain consensus mechanism and receives part of a reward for such participation. Third-party entities monitor staking pools or create their own so as to provide stakers with a controlled, safe environment to stake crypto assets and receive their rewards. An example of a crypto asset that can be staked is Tezos.

Each crypto asset is stored on that crypto asset’s particular blockchain. The blockchain used by each crypto asset keeps a record of which addresses on that blockchain hold the crypto asset and the amount of crypto assets each address holds. A private key is required to access the crypto assets held at any single address. Only the person with the private key can access the crypto assets at the associated address.
Private and Public Keys
In order to send crypto assets from a blockchain address, a private key is required to “unlock” those crypto assets. The private key will allow its holder to access and spend the crypto assets located at a particular blockchain address. Anyone who holds a private key can access the crypto assets located at that blockchain address. If the holder of the assets loses or gives someone their private key, their assets are at risk. Public keys identify a particular blockchain address, but do not enable that address to be unlocked. Instead, public keys act like a mailing address, so that a user can send a crypto asset to the “address” provided by the public key. Therefore, if one wants to receive crypto assets from someone else, one must give the other party their crypto address by giving the other party their public key.
Key Management Solutions: Custodial vs. Non-Custodial
The person or entity that holds the private key for a public wallet address controls the asset stored in that wallet. Private key management solutions generally fall into two broad categories, custodial and non-custodial key management:
•
Custodial key management: In this structure, a company or platform generates the private keys for their customers and administers any and all funds sent to the addresses tied to those private keys. Custodial key management solutions become custodians of their customers funds and in that respect are extremely similar to centralized banks.

•
Non-custodial key management: In this solution, a person or entity generates (using software or other means) and secures (often on their own computer or written down on a piece of paper) their own private keys and all funds are sent to the address tied to those private keys. Non-custodial key management solutions are not custodians of their users’ funds, but are merely repositories for the funds, similar to the way a physical safety box or leather wallet provides a means for people to secure their own wealth.

While today the majority of people use custodial key management solutions, we believe that custodial key management solutions serve merely as a temporary bridge between traditional institutionalized financial systems and the financial freedom offered by complete non-custodial control over one’s crypto assets.
Blockchain-based Financial Technology
Clunky interfaces, long clearance times for transactions and an inability to control one’s own assets are hallmarks of the traditional banking system. While the traditional banking system does offer protection against hacking through devices such as FDIC insurance, banks are always answerable to governments or other powerful actors, who retain the ability to freeze or take control of a customer’s bank assets. Moreover, even if banking services or similar services such as custodial wallets could be trusted, their interfaces are cumbersome to use and are still subject to various archaic restrictions—for example, no services offered during the evening, weekends or on bank holidays. When these institutions are offline, customers cannot get customer support, make transfers, trades or payments and must wait for earlier transactions to clear. As a result, customers must rely on antiquated institutions that operate on limited and often inconvenient schedules, while hoping that these institutions can be trusted to hold a customer’s assets, instead of being able to manage their own assets on their own schedule.
Non-custodial holding of crypto assets offers consumers a payment option that does not rely on the traditional banking system. We believe that, as more people become interested in and begin to hold crypto assets, they will look for new ways to interact with their crypto assets. Crypto assets have significant advantages over traditional fiat currency, particularly when used on non-custodial platforms. Unlike fiat currency held in traditional banks, crypto assets on non-custodial platforms are designed to be available at all times. A non-custodial system is designed not to have limited operating hours, restrictions on when markets open and close, or bank holidays. Crypto assets can also be transferred in real time, as the underlying technology is designed to avoid lengthy settlement periods, and, if transactions complete successfully, crypto assets will always end up at the wallet address to which they are sent with a proof of receipt forever etched in the blockchain, which functions as a public ledger. Most importantly, holders of crypto assets control their funds. They do not need to rely on any bank or custodian entity to provide access to their own assets.
Wallets
Software-based technology allows users to manage their private keys that grant access to their crypto assets. This technology is known as a wallet. Wallets do not actually store crypto assets the way one might store a twenty-dollar bill in a physical leather wallet. Rather, the crypto assets remain stored at a particular blockchain address on the relevant blockchain, as described above in “—Private and Public Keys,” and wallets allow users to manage the private keys that grant access to the blockchain addresses where their crypto assets are stored.
There are two recognized categories of wallets: hot wallets and cold wallets. Hot wallets are connected to the internet in some way. They typically reside on a website, desktop, or inside a mobile phone, with the holder’s private keys stored digitally. Typing one’s private key into a hot wallet will “unlock” the crypto assets stored at the address identified by the private key and the user can then access the crypto assets. Cold wallets are physical devices, not connected to the internet, that store the holder’s private keys. Generally, crypto assets stored in hot wallets are more easily accessible, but hot wallets are susceptible to being hacked and therefore are considered a less secure wallet. The downside to using cold wallets is that they are not as easily accessible, and so are typically used only for long-term storage of crypto assets.
While there are a variety of wallets available to manage the private keys that govern crypto asset holdings, many of them have serious design and functionality issues. Often wallets have clunky and cumbersome interfaces, better suited to people very familiar with coding and computer processing than to consumers who want a straightforward, easy-to-use interface. In addition, many wallets do not cover a sufficiently wide variety of crypto assets, thereby requiring customers to maintain different wallets for different crypto assets. For wallets that offer services such as the exchanging of one crypto asset for another, these services may be clunky and difficult to use. Finally, and most significantly, wallets are often maintained as centralized exchanges, where the company that controls the technology of the wallet holds onto the private keys, thereby giving the wallet creator control over the funds that can be accessed with those private keys.
Our Solution — The Exodus Platform
We built the Exodus Platform to give our customers the power to quickly secure, control, and manage their digital wealth. Our platform allows our customers to store and access their crypto assets in a non-custodial, secure environment that only they control on their desktop and mobile devices while delivering a simple, elegant and intuitive experience. Our platform is intended to provide the trustworthiness of your bank’s online portal without service windows and clunky interfaces, and the speed of centralized crypto exchanges without the risk of third-party custody – we aim to provide our customers with the best of both worlds in Exodus.
The Exodus Platform allows our customers to leverage the power of crypto assets in an easy and straightforward way, without compromising privacy or the security of their crypto assets. We accomplish this by:
•	helping to ensure that our customers retain full control over the crypto assets held in their Exodus account by encrypting the private keys locally on our customers’ own devices;
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streamlining the process of creating customer accounts for transacting in over 100 crypto assets, as well as offering a range of wallet options to hold customers’ private keys (including hot and cold wallets) so customers can quickly access the features they want without being distracted by unnecessary or confusing technical information;

•	hosting and maintaining our own robust server infrastructure to ensure near 100% uptime, 24/7, for all crypto assets and services offered on our platform;
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integrating cutting-edge third-party apps seamlessly into our highly functional platform to provide our customers with a rich ecosystem of ways to use and manage their crypto assets, as well as providing us with potential additional avenues for monetizing our platform;

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producing reliable, straightforward information on our website and YouTube channel regarding blockchain cryptography, crypto assets and our platform that is relevant for both new and experienced crypto asset users;

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providing fast and smooth purchasing of crypto assets using fiat currency through Apple Pay on iOS devices (our customers can purchase up to USD $250 of Bitcoin at the touch of a button, which is made available on their Exodus account immediately); and

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continually adapting and innovating the Exodus Platform to support our customers’ ability to store other types of valuable assets, including personal information, traditional fiat currencies, and, potentially, traditional securities in tokenized form alongside other tokenized financial products in the future.

Our Growth Strategy
Key elements of our growth strategy include:
Continuing to Enhance Our Platform’s Capabilities and Performance.
We continue to invest in product development to enhance the functionality and usability of the Exodus Platform. Our platform currently supports over 100 crypto assets, and we continue to explore enhancements that will allow users to leverage these assets to their benefit. We also continually seek out opportunities to improve our platform’s user interface and user experience in order to promote customer engagement and increase the attractiveness of our platform. For example, we have implemented the use of payment “usernames” so that customers can send or receive crypto using an address as simple as a Twitter handle instead of a 58-character string of letters and numbers.
Integrating a robust onramp to bridge our customers’ legacy financial systems with opportunities available through the Exodus Platform.
We believe that, over time, traditional financial assets, services, and experiences will migrate to using blockchain technology. We also believe that people and entities will want the flexibility to keep their wealth in crypto assets, particularly Bitcoin, Ethereum and stablecoins, instead of only keeping wealth in fiat currencies. Currently, products do exist to permit customers to migrate from fiat currency to crypto assets, however, they are often slow, contain software bugs, and require customers to fill out lengthy and repetitive know-your-customer and anti-money laundering questionnaires. In addition, these products are not cross-compatible, meaning that if a customer wants to use services on two separate platforms requiring similar identity documents, the customer will need to enter the same information twice. On the Exodus Platform, customers will have the option to encrypt and store their identity documents alongside their private keys. Through our auto-fill solution, once a customer enters identifying information into the know-your-customer and anti-money laundering forms for one of our API providers, the customer will have the ability to automatically upload and send the information to any other API provider who requests that information. This allows our customers to enjoy a seamless and easy experience in the Exodus Platform, and allows our API providers to obtain the information they need to provide our customers valuable services.
Continuing to Grow Our App Store.
We operate a proprietary “app store” that hosts applications, or apps, which are developed by our third-party API providers and accessible through our platform. These apps currently include the following:
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The Exchange Aggregator allows users to swap one crypto asset for another within the Exodus Platform without having to send assets to and from centralized exchanges or trade across multiple order books. For example, if a customer wants to swap Digibyte for DASH inside of Exodus, this trade can be easily executed, while on a centralized exchange, a customer would have to trade Digibyte for Bitcoin and then Bitcoin for DASH. Exodus supports almost 10,000 pairs of crypto assets that can be directly exchanged.

•	Compound Finance allows users to lend and earn interest on supported crypto assets held in their Exodus accounts through a third-party smart contract protocol on the Ethereum Blockchain.
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SportX allows users in certain jurisdictions outside of the United States and its territories to place wagers on select sporting events using a third-party smart contract protocol on the Ethereum Blockchain. SportX is only available to our customers outside the United States and its territories, in jurisdictions where online sports gambling is permitted by applicable law. All gambling activities conducted through SportX are operated by SportX’s developer, NextGen, and we do not set odds, place or accept bets, pay out winnings or otherwise facilitate, operate or manage any gambling activities conducted on SportX.

•	Rewards allows users to “stake” supported crypto assets held in their Exodus accounts by participating in blockchain validation through a third-party entity that monitors or creates staking pools.
To encourage additional third parties to build apps for the Exodus Platform, we are developing what we believe will be a groundbreaking, secure method by which third-party API providers will be able to integrate their proprietary apps onto the Exodus Platform. Our goal is to allow new apps to seamlessly connect with our millions of customers in a visually beautiful and easy-to-use interface that risks no customer funds.
Offering Our Digital Format Common Stock.
We have developed the Exodus Platform to facilitate customers independently holding their crypto assets as an alternative to traditional centralized financial institutions. Once customers are able to easily hold their crypto assets, we seek to expand the opportunities for customers to manage and interact with those assets. As part of that goal, when we decided to sell shares of our Class A common stock in this offering, we believed it would go against the fundamental principles of our business if we were to use traditional stock certificates. Instead, shares of our Class A common stock will be represented in digital format by our Common Stock Tokens. The Common Stock Tokens are a representation of how many shares of Class A common stock are owned by an individual, and a holder can reasonably expect that the digital stock record created by the Common Stock Tokens is correct, but the Common Stock Tokens are not actual shares. We are creating several apps in our app store to facilitate these Common Stock Tokens, and are exploring the possibility of offering versions of these apps for other companies who might also be interested in issuing their securities with a digital representation instead of a traditional stock certificate. For further information on our Common Stock Tokens and the new apps which we will add to our app store, please see “Plan of Distribution.”
The Exodus Platform
The Exodus Platform provides an easy-to-use interface that enables our customers to manage their crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security. The Exodus Platform is non-custodial, meaning that our customers’ private keys are encrypted locally on their own devices and Exodus can never access or take control of our customers’ funds. Since the creation of the Exodus Platform, we estimate that we have had approximately 1.25 million customers with funded wallets across our desktop and mobile platforms.
Each crypto asset within the desktop platform or mobile app will look and feel similar so that customers have the same experience sending and receiving any crypto asset. For some crypto assets, the platform has advanced options allowing customers to customize how they experience that specific crypto asset. Within each crypto asset there is a display for the balance of the crypto asset and the current fiat balance of that asset. From the wallet, customers can send crypto assets in one click by scanning a QR code or pasting an address. Customers can similarly receive crypto assets by scanning their unique QR code or address. The simplicity of the design allows even those who are new or unfamiliar to crypto assets to easily send or receive assets securely.

EXODUS

What's New

$186.01
12 Assets

NOW 1M 6M 1Y ALL

24H Change	Highest Balance	Portfolio Age	Best 24H Asset	Worst 24H Asset
+$1.71	$200.19	4 Months, 30 Days	VeChain +17.47%	Ontology +1.85%

ASSET NAME	PRICE	24H CHANGE	MARKET CAP	24H VOL	30 DAY TREND	BALANCE	VALUE	PORTFOLIO %
Bitcoin BTC	$9,570.09	+ 4.5%	$176B	$26.9B		0.0049188 BTC	$47.07	25.31%
Ontology ONT	$0.546148	+ 1.85%	$364M	$110M		70 ONT	$38.23	20.55%
VeChain VET	$0.00939	+ 17.47%	$521M	$322M		2,344.3833 VET	$22.01	11.84%
EOS EOS	$2.56	+ 2.03%	$2.5B	$1.9B		8.3668 EOS	$21.43	11.52%
NEO NEO	$10.61	+ 3.62%	$905M	$407M		2 NEO	$21.22	11.41%

To access a specific crypto asset in either the desktop or mobile versions, a customer must enable the asset. Enabling an asset will add it to the customer’s portfolio so that they can view its market information, send and receive the asset, and exchange the asset. Certain crypto assets may be enabled by default.
Every two weeks we deliver updates across the Exodus Platform. This allows us to continue to provide a secure, exciting and well-designed crypto experience for our customers. Customers who would like to have access to their Exodus Platform on their mobile phone and desktop can sync the two wallets by scanning their unique QR code within their desktop wallet from their mobile phone. After a quick update on the phone, the two products will be synced so that any changes show up simultaneous in both products.
We provide online self-help information and 24-hour customer support via email to address and answer customer questions quickly and efficiently. Customers can access our support team at any time, or review our hundreds of support articles, some of which are ranked by Google and appear on the first page of a Google search for the relevant term. If more support is needed, our customers can write us an email and we will either provide a written response or hold a live audio- or video-call to troubleshoot the issue. In addition, customers can send an optional Safe Report, a tool we developed to help us pinpoint technical issues without compromising security, through the mobile app to provide troubleshooting details to our team. Because we are a fully remote company, with team members around the world, we are able to provide seamless around-the-clock support for our customers.

Our desktop platform
Our desktop platform was first released in December 2015 to address an underserved market opportunity by allowing customers to access advanced wallet technology on the desktop. Our website averages approximately 154,975 visitors per month, with a ratio of visits to unique clicks to download the desktop platform of 27%. As of August 2020, we had a cumulative total of over 3.5 million unique clicks on our website to download our desktop platform. Since January 2020, approximately 65% of people who downloaded our desktop platform have activated it, resulting in 190,800 new customers. We have continually achieved this ratio with extremely limited marketing spend. A customer can easily download the desktop version of the Exodus Platform from our website, open the desktop wallet once downloaded and immediately begin managing crypto assets, with no registration or log-in information required.
To access their active crypto asset wallets, customers go to the wallet tab on the left column of the desktop platform. Customers can then easily search for the wallet of a particular crypto asset by using the search function, and within the wallet for a crypto asset, send and receive the particular asset to or from others by using the individual QR code or wallet address. The wallets for each crypto asset are designed so that customers can have a seamless experience as they toggle between crypto assets without any confusion.

$17,084.59
Bitcoin
0.60205315 BTC
Ethereum
12.969255 ETH
XRP
8,991.8421 XRP
Tether USD
1,691.54 USDT
Bitcoin Cash
5.8142987 BCH
Litecoin
26.965531 LTC
Binance Coin
51.090281 BNB
Monero
10.298125 XMR
Tron
0.60205315 BTC
$5,637.91 USD
Send
Receive
PRICE CHART
$9,364.48
1 BTC
+7.14 %
24H change
1D
1W
1M
3M
6M
1Y
2Y
All
$12000
$10000
$8000
$6000
$4000
$2000
Jun 12, 2018, 04:00 AM
$9,311.48

The platform also provides important information for customers regarding market data and the performance of the assets they hold, as well as a full transaction history in each crypto asset. From the portfolio tab of the home screen, a colorful ring graphically displays a portfolio breakdown by asset of all holdings in the wallet. The portfolio page also provides details that help a customer gauge the overall performance of their wallet, such as a 24-hour change section displaying the overall daily gains and losses, the wallet’s highest balance, the age of the portfolio, and the best and worst performing assets within the portfolio. Below the portfolio details for the wallet, there is a display of live market data for each asset enabled within the wallet. The transactions tab displays the wallet's transaction history in one place. Transactions can be filtered by type (e.g. sent or received) and by the identity of the individual asset itself. Clicking on a specific transaction reveals more details about it:

for example, the transaction ID becomes viewable as a link. Clicking the link then allows the customer to view that transaction as it is recorded on the blockchain. Our mobile platform provides a similar experience for customers to view a breakdown of their portfolio and transaction history.
To update the desktop wallet as our biweekly update is released, customers simply click on the banner notification. Clicking this banner easily allows our wallet holders to stay up to date with the latest Exodus developments. While our product does not require registration or login information, a backup process provides customers with a 12-word secret phrase, allowing the customer to regain access to the funds in their wallet in the event that their desktop computer crashes, is lost, or is stolen.
Customers can also connect their Trezor hardware wallet to the desktop platform. The Trezor hardware wallet is an external device that allows users to manage crypto assets with the security provided by storing the crypto assets offline. The Trezor wallet connects seamlessly to Exodus software, so that crypto assets can be stored on and traded directly from the Trezor hardware wallet through the Exodus Platform interface.
Our mobile platform
The mobile version of our Exodus Platform is available on both iOS and Android platforms, and seamlessly syncs with the Exodus Platform desktop software so that transactions are completed in seconds and mirrored on the desktop platform. The mobile Exodus Platform has been downloaded approximately 630,000 times since its release in 2019. Since January 2020, approximately 158,900 customers activated the platform after downloading the mobile app, an activation rate of 64%. The mobile app allows customers to manage their crypto assets with built-in security, including the mobile security of face or fingerprint scanning. As on our desktop platform, we encrypt private keys and transaction data to support customers’ data privacy. Customers rarely have to manage or deal with the complex technicalities of blockchain-based crypto assets. Instead, our customers quickly and seamlessly deploy and interact with their crypto assets, while we and our API providers manage the complicated technology behind the scenes. Unique to our mobile platform, in many jurisdictions iOS users can buy Bitcoin with fiat currency using Apple Pay.

Similar to our desktop platform, customers can send, receive and exchange crypto assets within the mobile platform. Customers can also view the details of their entire portfolio, view all wallet activity including deposits, exchanges, and withdrawals, and view the status of any transaction by opening the order history drawer in the exchange section of the wallet.
Our App Offerings
Exodus began as a crypto wallet, with the main purpose of allowing customers to store crypto assets. Going forward, we believe that as crypto assets become more widely used, consumers will desire to have more functionality with their crypto assets. In 2020, we began to work with third parties to develop applications

(“apps”) that will provide additional functionality for our customers. These apps allow our customers to interact with and use their crypto assets in new ways. Our first integrated application was the exchange aggregation feature (the “Exchange Aggregator”), allowing customers to exchange one crypto asset for another crypto asset within the Exodus Platform. As of July 31, 2020, approximately $2.3 billion of crypto assets have been exchanged. Building on the success of the Exchange, we are now creating what we intend to be one of the most dynamic fintech-focused blockchain-based app stores.
Developing the crypto asset app store has allowed us to diversify our revenue streams, as each app provides a potential opportunity to monetize user transactions involving crypto assets held in the Exodus Platform through commissions, subscription fees or other means. This decreases our reliance on market volatility and movement of crypto asset prices. In addition, these apps allow us to expand our product offerings. We believe that apps will be essential in bringing crypto assets into mainstream use, and exposing our customer base to crypto apps directly within the wallet will increase engagement and encourage them to continue using our products.
Each app in our app store is created using an API, which connects the Exodus Platform to a third-party server or third-party smart contract. An API is a shared connection through which the user of the app and the provider of the app’s functionality exchange information. This information allows the provider’s software to be accessed through the Exodus Platform. Customers of the Exodus Platform may send or receive information from the provider through the API. We build the interface for each app that appears in the Exodus Platform, but the app’s actual functionality is created and provided by one of our third-party providers, and our API agreements with our third-party providers govern the various aspects of that functionality. Our app integrations are currently prioritized based on our API providers’ readiness and design flexibility. We require providers that can meet both our technical and design requirements. When determining whether to integrate an app into our platform, one of our top priorities is ensuring a consistent, high quality customer experience by maintaining the Exodus interface and the ease of use that our customers expect from Exodus products. We also provide support for Exodus Platform concerns related to the applications.
Our ability to monetize each application, and the method by which we do so, will vary depending on the specifications of the application. We may not enter into API agreements with API providers who do not pay us fees in connection with the use of the API. In addition to exchange aggregation, we have currently integrated two applications into the Exodus Platform. Currently, exchange aggregation is offered on both desktop and mobile platforms, while our other applications are currently offered only on the desktop platform. Those apps, described below, provide examples of the many possibilities for the future of the app store within our crypto wallet.
The following apps are currently available through our crypto app store:
Exchange Aggregator
Customers of the Exodus Platform on our desktop and mobile platforms can send, receive and exchange crypto assets. We were the second platform to provide an API service between a non-custodial wallet and a third-party crypto-to-crypto exchange, and the first platform to offer exchange aggregation as a seamless experience for customers. Customers using the Exchange Aggregator simply choose the crypto asset they would like to own, the crypto asset that they currently own that they want to swap, confirm that the amount of the new crypto asset they will receive is correct, and click a button. Their order is automatically routed to the API provider that will provide the best price to the customer for that particular pair of assets being swapped. The provider will process the order in under an hour and deliver the exact amount of the new crypto asset to the customer. As a result, our customer experience is significantly simpler than that found on other wallets and saves the customer time spent searching through centralized exchanges and orderbooks. Additionally, we have developed proprietary software that allows us to work with multiple exchange providers, allowing wallet customers to maximize liquidity, pricing, order fulfillment time, and operating time in a way that we believe our competitors cannot match.
Within the exchange function on either the Exodus desktop platform or mobile platform, customers can easily swap one crypto asset for another crypto asset that the Exodus Platform supports. Unlike existing swap services, there is no account registration or tedious copy and pasting of addresses required to make such an exchange. To make an exchange, customers select the amount of a particular asset they want to send or receive.

Above the exchange button, the customer can see exactly how much they are sending and how much of an asset they can expect to receive. Once the customer clicks exchange, the rate is locked in and customers can expect the requested asset to be delivered straight to the wallet. The exchange history button displays details of current and past exchanges.
Exodus does not operate any of the exchanges for crypto assets. Instead, we have integrated the exchange functionality into the Exodus Platform through API agreements with crypto-to-crypto exchanges. These agreements allow us to apply our streamlined interface to the functionality provided by third-party crypto-to-crypto exchanges, which provides users a more simplified process for exchanging crypto assets. The exchange function aggregates all of the exchanges with which we have agreements. When a customer initiates an exchange of crypto assets, the Exchange Aggregator through which the transaction will occur is determined by an algorithm on our platform which reviews the exchange rates offered by each exchange and selects the exchange with the best exchange rate. The exchange rates are updated every 30 seconds. Because of our streamlined approach to aggregating the exchanges and ensuring customers receive the best exchange rate, there is no need for customers to choose the specific exchange that will conduct their exchange. Customers will also be pushed to a specific exchange provider if there are jurisdictional limits that might prevent the customer from accessing other exchange providers.
We enter into API agreements with crypto-to-crypto exchanges that service users located in the United States and its territories, and our wholly owned Swiss subsidiary Proper Trust AG enters into similar agreements that service non-US jurisdictions. These agreements typically require our exchange API providers to pay us an API integration fee equal to two percent of the value of each transaction initiated through the Exodus Platform and routed through the provider exchange by our algorithm. The value of any given transaction is determined in Bitcoin and is based on the value of the crypto asset offered by a customer for exchange at the time the transaction is initiated. However, our API agreements with U.S.-based crypto-to-crypto exchanges also provide that, for certain crypto assets, we will instead receive a flat fee, ranging from $ to $ per month, for all transactions in those crypto assets regardless of actual transaction volumes.
Compound Finance
The Compound Finance app permits Exodus Platform customers to use an algorithmic smart contract protocol to earn interest (in the form of additional crypto asset tokens) on certain supported crypto assets held in their Exodus accounts. As of the date of this offering circular, DAI is the only crypto asset that is supported in the Compound Finance app.
Using the Compound Finance app, users can transfer DAI tokens into a token lending pool maintained by the Compound Finance smart contract protocol and, in exchange, receive cDAI smart contract tokens (“cDAI”). The Compound Finance smart contract protocol allows holders of cDAI to periodically receive additional cDAI, based upon a variable interest rate formula that is set forth in the smart contract protocol. Compound Finance permits users of the Compound Finance app to exchange their cDAI tokens back to DAI, thereby withdrawing their tokens from the Compound Finance token lending pool. No accounts are currently required for Exodus Platform users to use the Compound Finance smart contract protocol.
At this time, no revenue is earned by Exodus from the Compound Finance app.
SportX
SportX allows users outside the United States and its territories, in jurisdictions where sports gambling is permitted by applicable law, to place wagers on select sporting events around the globe (including e-sports) using a third-party smart contract protocol, which helps ensure that users’ funds are protected and payouts are made on time. We believe users of SportX may adopt our future products at a higher rate than other users.
Within the SportX app, users can see a list of sporting competitions available for betting, place bets, view all current bets as well as the history of previous bets, and view their historical performance through key indicators such as total bets, win rate, and all-time profits and losses. Bets can only be placed using crypto assets held on the Exodus Platform—fiat currency cannot be used to place bets or receive winnings—and are held in escrow through SportX’s smart contract protocol until a winner is determined.
SportX was developed and is operated by NextGen, a software company. The Exodus wholly owned Swiss subsidiary, Proper Trust AG, and NextGen entered into an API agreement to integrate the SportX API into the

Exodus Platform. The integration allows Exodus to apply our interface to SportX, a separate software application, and include the SportX logo on the Exodus Platform. Exodus personnel outside of the United States create, design, code and manage security for the user-facing end of the SportX application within the Exodus Platform, but are not involved in running the SportX platform or involved with the betting process. All gambling activities conducted through SportX are managed and operated by NextGen. We do not set odds, place or accept bets, pay out winnings or otherwise facilitate, operate or manage any gambling activities conducted on SportX. NextGen is the developer and operator of SportX, and Exodus provides a connection via an API to SportX so that Exodus customers in approved jurisdictions can access SportX through the Exodus Platform. In exchange for integrating the SportX API into the Exodus Platform, NextGen pays a monthly fee in crypto assets to Proper Trust AG.
Users of SportX must be located in a permitted jurisdiction. We limit the availability of SportX through the Exodus Platform by blocking IP addresses originating in jurisdictions which may prohibit the offering of online gambling to its residents or to any person within such jurisdiction (“Prohibited Jurisdictions”) from using the application. We have also geo-blocked IP addresses originating in such jurisdictions so that the platform is inaccessible. We will use these processes to prevent potential users in Prohibited Jurisdictions from accessing SportX through the Exodus Platform and SportX has agreed that it will take substantially similar steps to block potential users from Prohibited Jurisdictions. Additionally, we have separated the members on our team so that only those located in permitted jurisdictions may interact with and work on the SportX application. For example, customer service issues related to SportX involving an Exodus Platform issue will be routed to an Exodus employee in a permitted jurisdiction, and customer service issues related to the SportX platform itself will be routed to SportX and Exodus employees will not be involved in resolving the issue.
Rewards
Certain crypto assets allow holders to interact with the crypto asset through “staking,” by which users earn rewards. Blockchain technology relies on user participation and interaction with the blockchain in order to form the “blocks” that create the chain. This user participation results in a mechanism that allows blockchains to validate and approve or disapprove data and transactions before storing them to make blockchain faultless. Users participating in this mechanism are known as “validators.” This mechanism for networks to come to an agreement on transactions is called the consensus protocol, and participating in the consensus protocol results in a reward to the participants. To take part in the staking process, users save up enough crypto assets to create a stake, and then lock up or “stake” their assets by delegating them to a wallet that participates in a staking pool. In doing so, the user receives a reward for its participation.
Exodus has entered into an API agreement with an entity that monitors staking pools or creates its own so as to provide validators with a controlled, safe environment to stake crypto assets and receive their rewards. Customers of the Exodus Platform will be able to access the rewards function within the Exodus Platform, and delegate certain crypto assets to participate in staking and receive the resulting rewards.
Sales and Marketing
Our obsession with delivering the best customer experience and customer support for crypto assets has led to the majority of our customer acquisition coming from word-of-mouth. We have not invested in traditional marketing and advertising platforms, but instead have chosen to create high-quality content on our YouTube channel, proprietary blog, and bespoke landing pages. This content highlights crypto assets accessible on the Exodus Platform and ensures that customers have access to dynamic content that anticipates their questions, feeds their curiosities, and gives them an honest assessment of these crypto assets.
Our YouTube videos regularly attract thousands of viewers and often outperform content created by industry competitors, despite our competitors’ channels having more subscribers and developed marketing teams. Many of our bespoke landing pages currently appear on the first page of the relevant Google search, above content generated by our competitors. We believe our blog has wide readership, and our blog ranks first for a variety of competitive search terms on Google.
As we look towards our next stage of growth, we plan to invest significant resources into developing a robust media strategy and generous referral program that inspires new and current customers to continue exploring the financial freedom offered by crypto assets.

Product Development
Our product development teams focused on engineering and design obsessively gather customer feedback and incorporate it into the software updates that we release on a biweekly basis. Our commitment to these software updates enables us to respond to customer evaluations of our products on a rapid timetable, and consistently enhance the core functionality and usability of the Exodus Platform.
Intellectual Property
Our success depends in part upon our ability to protect and use our core technology and intellectual property rights. We rely on a combination of copyrights, trademarks, trade secrets, know-how, contractual provisions and confidentiality procedures to protect our intellectual property rights. We have registered “Exodus” as a trademark in the United States and other jurisdictions and we have filed other trademark applications in the United States. We are also the registered holder of a variety of domestic and international domain names that include “Exodus” – including, most importantly, “exodus.io.”
In addition to the protection provided by our intellectual property rights, we enter into proprietary information and invention assignment agreements or similar agreements with our employees, consultants, and contractors. We may also seek to patent our technology in the future.
Regulatory Environment
Various aspects of our business and service areas are subject to U.S. federal, state, and local regulation, as well as regulation outside the United States. Below is a summary of certain current areas of government regulation that apply to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion. These descriptions are not exhaustive, and these laws, regulations and rules frequently change and are increasing in number. For more discussion on regulations as applied to our business, see “Risk factors—Risks Related to Regulation.”
Securities Act Considerations
It is possible that certain crypto assets traded using our platform would be viewed as “securities” for purposes of state or federal regulation. Offerings of securities in the United States are required, under the Securities Act to either register with the SEC or to rely on an exemption from federal registration. Offerings of securities in the United States may also be required to register with applicable state regulators as required by state law. Should an offering of securities in the United States occur and the issuer of the securities has not registered the offering and has not performed the offering in reliance on an exemption from federal registration, under the laws of the United States such a security offering would be deemed illegal. Under the Securities Act, the definition of “security” is very broad and includes the concept of an “investment contract.” An investment contract is any financial transaction that fits within the “Howey test,” a four-factor test based on an analysis of the nature of the transaction and relevant caselaw. Certain crypto assets could fall into the Howey definition.
Our primary business is the operation of an interface that allows customers to trade crypto assets. We have engaged in a review process for the crypto assets available to be traded through our platform, and based on that review process, we have created a dual fee structure in which we charge a monthly flat fee to exchanges on which U.S. persons trade tokens that could potentially be considered securities by regulators. For exchanges that do not deal with U.S. persons, or on which U.S. persons do not have the ability to trade tokens that could be considered securities, we may charge a percentage of assets exchanged. It is possible, however, that the SEC or another regulator could disagree with our position. If that were the case, it is possible that the sale and trading of any such crypto asset through our interface would be deemed to be a transaction in unregistered securities, and that we could be found to be facilitating or engaged ourselves and in violation of the federal and state securities laws. Any of these developments could have a negative effect on our business, financial condition and results of operations.
Exchange Act Considerations
Broker-Dealer Considerations
It is possible that our activities with respect to crypto assets would cause us to be viewed as a “broker” or “dealer” under federal or state law. Under the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others. The staff of the SEC has indicated that receiving commissions or other transaction-related compensation is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker,” in part because this “salesman’s stake” in a securities transaction incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved. Because for certain crypto assets we receive a percentage of the amount of crypto assets a customer exchanges through the Exchange Aggregator app on our platform, if any of the crypto assets for which we receive such payment were deemed to be securities, we could be viewed as a broker based on our receipt of such compensation. More generally, our activities with respect to any crypto assets that are deemed securities could trigger the need for broker registration. We have engaged in a review process for the crypto assets available to be traded through the Exchange Aggregator app on our platform, and based on that review process, we have created a dual fee structure in which we charge a monthly flat fee to exchanges on which U.S. persons trade tokens that could potentially be considered securities by a regulator. For exchanges that do not deal with U.S. persons, or on which U.S. persons do not have the ability to trade tokens that could be considered securities, we may charge a percentage of assets exchanged. However, it is possible that the SEC or another regulator could disagree with our position. If that were to be the case, we may be required to change our compensation system or make other changes to our platform and business, which could have a negative effect on our financial position. We may also be required to register as a broker-dealer and comply with applicable regulations. Any of these developments could have a negative effect on our business, financial condition and results of operations.
Transfer Agent Considerations
It is possible that we could be viewed as a “transfer agent” for purposes of federal or state law. Under the Exchange Act, a transfer agent is a person who engages, with respect to securities registered under Section 12 of the Exchange Act, in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Transfer agents are typically required to register with the SEC under the Exchange Act.
Because our platform allows customers to connect through APIs to exchanges that permit the transfer of crypto assets, it is possible that if any crypto assets traded through the connected exchanges were deemed to be securities, our activity as a platform connecting customers to those exchanges could result in the SEC or another regulator determining that we have acted as a transfer agent. We believe that the provision of a platform that provides a connection to an exchange through an API does not result in the entity providing the platform being deemed to be a transfer agent; however, it is possible that the SEC or another regulator could disagree with our position. If that were the case, we could be forced to register as a transfer agent and comply with applicable law, which could lead to us experiencing significant costs and could force us to change or cease our operations. Any of these developments could have a negative effect on our business, financial condition and results of operations.
Clearing Agency Considerations
It is possible that the SEC could determine that we are a clearing agency for purposes of federal law. Under the Exchange Act, a clearing agency is any person who (a) acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities; (b) provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities; (c) acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or (d) otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates. A clearing agency does not include any person solely by reason of performing a transfer agent function, specifically transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Clearing agencies are generally required to register with the SEC and comply with applicable regulation.
Because we provide a platform that facilitates transfers in crypto assets through API connections to exchanges that permit the transfer of crypto assets, it is possible that we could be viewed as engaging in these types of activities. We have taken the position that we are not a clearing agency under the Exchange Act because the provision of a digital platform is not the type of activity described in the definition of a clearing agency. It is possible that the SEC or another regulatory could disagree with our position. If so, we could be forced to register as a clearing agency and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations. Any of these developments could have a negative effect on our business, financial condition and results of operations.
Exchange or ATS Considerations
It is possible that the SEC or another regulator could determine that we are an exchange or an ATS and require us to register and comply with applicable law. Entities that are engaged as “exchanges” or “ATSs” with respect to securities are subject to federal registration and significant regulatory oversight by the SEC and FINRA. Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities. A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution. This does not include systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers.
Because we provide a platform that allows customers to access crypto asset exchanges through APIs, it is possible that we could be viewed as engaged in activities that would cause us to be deemed an exchange or ATS. We do not believe that the provision of a platform that provides connection to an exchange through an API constitutes the type of activity that is undertaken by an exchange. However, it is possible that the SEC or another regulator could disagree with our position. If so, we could be forced to register as an exchange or ATS and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations.
Additionally, the exchanges we partner with could be found by the SEC to be illegally operating as unregistered exchanges or ATSs and could require them to shut down. Any of these developments could have a negative effect on our business, financial condition and results of operations.
Privacy, data protection and data security regulations
We are subject to laws and regulations relating to privacy, data protection, and data security. These laws and regulations are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, in the European Union, the GDPR imposes stringent obligations relating to privacy, data protection, and data security, authorizes fines up to 4% of global annual revenue or €20 million, whichever is greater, for some types of violations. In the United Kingdom, a Data Protection Act that substantially implements the GDPR also became law in May 2018, and was further amended in 2019 to align it more closely with the GDPR. Further, on January 1, 2020, the California Consumer Privacy Act (“CCPA”) went into effect. The CCPA, among other things, requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action that may increase related litigation. Moreover, a new privacy law, the California Privacy Rights Act (“CPRA”), recently was certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. In addition, some countries are considering or have enacted legislation requiring local storage and processing of data that could increase the cost or complexity of operating our platform or providing services.
We also expect that there will continue to be new proposed laws, regulations and standards relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards, or new or differing interpretations or patterns of enforcement of laws, regulations and standards, may have on our business.
Aspects of the GDPR, CCPA, and other laws, regulations, standards, and other obligations relating to privacy, data protection, and data security remain uncertain, and complying with these laws, regulations, and obligations, as well as new laws, amendments to or re-interpretations of existing laws and regulations, industry standards, and contractual and other obligations, may require us to undertake additional obligations and incur additional costs, modify our data handling practices, and restrict our business operations. It also is possible that these laws, standards, contractual obligations, and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management practices, our privacy, data protection, or data security policies or procedures, the Exodus Platform or services. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to modify the Exodus Platform, or our platform or services, or make changes to our business activities and practices, which could adversely affect the Exodus Platform, and our business as a whole. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new offerings and features, and to make uses of data, could be limited.
Any violations, or perceived violations, of laws, regulations, or contractual or other obligations relating to privacy, data protection, or data security could subject us to fines, penalties, and regulatory investigations and other actions, as well as to civil actions by affected parties. Any such actual or perceived violations could result in negative publicity and harm to our or our third-party API providers’ reputations, as well as adversely affect our ability to expand our platform and its functionality and any associated services, which could have a material adverse effect on our operations and financial condition. Additionally, privacy, data protection, and data security concerns, whether valid or not valid, may inhibit market adoption and use of the Exodus Platform, particularly in certain industries and foreign countries.
Anti-money laundering, anti-bribery, sanctions, and counter-terrorist regulations
We are subject to anti-money laundering laws and regulations, including certain sections of the USA PATRIOT Act. We are also subject to anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other laws, that prohibit the making or offering of improper payments to foreign government officials and political figures and includes anti-bribery provisions enforced by the Department of Justice and accounting provisions enforced by the SEC. The FCPA has a broad reach and requires maintenance of appropriate records and adequate internal controls to prevent and detect possible FCPA violations. Many other jurisdictions where we conduct business also have similar anticorruption laws and regulations. We have policies and procedures designed to identify and address potentially impermissible transactions under such laws and regulations.
Our business activities are subject to various restrictions under U.S. export control and sanctions laws and regulations, including the U.S. Department of Commerce’s Export Administration Regulations and various economic and trade sanctions administered by OFAC. The U.S. export control laws and U.S. economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons and entities, and also require authorization for the export of certain encryption items. In addition, various countries regulate the import of certain software and technology, including through import permitting and licensing requirements and have enacted or could enact laws that could limit our ability to distribute our software in those countries.
Although we take precautions to prevent our software and services from being accessed or provided in violation of such laws, we may have previously allowed our software to be downloaded by individuals or entities potentially located in countries or territories subject to U.S. trade embargoes, in violation of U.S. sanctions laws. After learning of these potential violations, we initiated an internal review, took remedial action designed to prevent similar activity from occurring in the future, and submitted a voluntary self-disclosure regarding the apparent violations to OFAC. If we are found to be in violation of U.S. economic sanctions laws, it could result in fines and penalties. We may also be adversely affected through reputational harm. Further, the controls we have implemented may not be fully effective and there is no guarantee that we will not inadvertently provide software or services to sanctioned parties in the future. The voluntary self-disclosure is currently under review by OFAC.
In addition, changes in our software, or future changes in export and import regulations may prevent our international users from accessing our software. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our software by existing or potential international users. Any decreased use of our software or limitation on our ability to export our software would likely adversely affect our business, results of operations, and financial results.
Federal Money Services Business/State Money Transmitter Considerations
It is possible that we could be found to be a money services business at the federal level, and/or a “money transmitter” at the state level. Under the BSA and BSA implementing regulations adopted by FinCEN, all MSBs are required to (i) register with the U.S. Department of the Treasury through FinCEN; (ii) establish an AML program; and (iii) meet other recordkeeping and reporting requirements. MSBs include, among other businesses, a person providing “money transmission services,” which includes the “acceptance of currency, funds, or other value that substitutes for currency from one person and the transmission of currency, funds, or other value that substitutes for currency to another location or person by any means.” Because of the breadth of this definition, FinCEN regulations state that whether a person is a “money transmitter” is ultimately a “facts and circumstances” determination.
In addition to obligations at the federal level, virtually every U.S. state (and the District of Columbia) requires entities providing money transmission services to be licensed by the appropriate state agency responsible for the supervision of financial institutions. State laws regulating money transmission are not uniform, but generally define “money transmission” to include the receiving of money or monetary value for transmission or the transmitting of money or monetary value to a location within or outside the U.S. by any means.
FinCEN has provided limited guidance regarding the application of the BSA to activities involving crypto assets, and it is unclear whether our activities in regard to crypto assets could trigger a federal MSB registration requirement in and of itself. We believe that we do not meet the definition of a money transmitter because Exodus does not exercise “total independent control” over the value in our customers’ wallets. Exodus does not accept or transmit virtual currency on behalf of any customer, or otherwise act as an intermediary for exchange of currencies by taking possession of such crypto assets. If we were deemed to be an MSB, at the federal level, and/or a “money transmitter” at the state level, we could be subject to significant additional regulation, which could affect our business and operations.
Sports Betting
We are subject to certain laws and regulations regarding gambling and could be found in violation of such laws and regulations if our internal controls and systems were to fail. The gambling and sports betting industry is subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business. NextGen generally must maintain licenses with respect to its SportX app in order to continue operations, with its primary license to operate SportX issued by the Gaming Control Board of Curacao, Netherlands Antilles.
In the United States, the UIGEA prohibits among other things, the acceptance by a business of a wager by means of the internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. In addition, the Wire Act generally prohibits sports betting and the transmission of information related to sports betting via the internet if such betting and transmission of information crosses state lines. Moreover, many states within the United States prohibit sports betting, and where not prohibited, generally require those participating in sports betting within such state to maintain a license with the state’s applicable gaming authorities.
For these reasons, NextGen and Exodus have agreed that the SportX app and Exodus account shall (i) prohibit persons located in the United States and any of its territories from using the SportX app or the Exodus account in connection with the SportX app, (ii) include software restrictions to block persons located in the United States and any of its territories from utilizing the SportX app or the Exodus account in connection with the SportX app, (iii) only permit bets in the SportX app to be made by bettors in the form of crypto assets held in the cryptocurrency accounts of the bettors, (iv) only permit winnings to be paid out to bettors in the form of crypto assets that are sent over the blockchain directly to the bettor’s crypto asset account, and (v) take any and all other actions which may be necessary to ensure compliance at all times with U.S. laws concerning gambling and sports betting.
While we believe that we are in compliance in all material respects with all applicable sports betting regulatory requirements, there is no guarantee that the technical blocks we implement and which NextGen implements will be effective. These systems and controls are intended to ensure that our customers do not accept bets from end-users located in jurisdictions where the SportX app is not permitted, any failure of such systems and controls may result in violations of applicable laws or regulations. Any claims in respect of any such violations could have cost, resource, and, in particular if successful, reputational implications, and implications on our ability to retain, renew or expand our portfolio of licenses, and so have a material adverse effect on our operations, financial performance and prospects.

Moreover, we cannot assure that our activities or the activities of our customers will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.
Foreign Regulation Considerations
We may be subject to a variety of foreign laws and regulations that involve matters central to our business. These could include, for example, regulations related to user privacy such as the GDPR, blockchain technology, potential broker-dealer or exchange activities, data protection, and intellectual property, among others. Our Swiss subsidiary, Proper Trust AG, will be subject to Swiss corporate and privacy laws and regulations, and will be regulated by the Swiss State Secretariat for Economic Affairs, which is similar to OFAC (see above, “Anti-money laundering, anti-bribery, sanctions, and counter-terrorist regulations.”) In certain cases, foreign laws may be more restrictive than those in the United States. Although we believe we are operating in compliance with the laws of jurisdictions in which Exodus exists, foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. As a result, crypto assets and blockchain technologies such as those we are involved in face an uncertain regulatory landscape in many foreign jurisdictions, including but not limited to the European Union, China and Russia. Other foreign jurisdictions may also, in the near future, adopt laws, regulations or directives that affect our business.
We have adopted policies and procedures designed to comply with the laws that apply to us as we understand them. However, the growth of our business and its expansion outside of the United States may increase the potential of violating foreign laws or our own internal policies and procedures. The risk of our Company being found in violation of applicable laws and regulations is further increased by the fact that many of them are open to a variety of interpretations given the absence of formal interpretation by regulatory authorities or the courts. This risk may also be increased by the fact that our business crosses jurisdictional lines, and we may not always be in control of all activities that occur on the Exodus Platform.
Any action brought against us by a foreign regulator or in a private action based on foreign law could cause us to incur significant legal expenses and divert our management’s attention from the operation of the business. If our operations are found to be in violation of any laws and regulations, we may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines; we could be required to refund payments received by us; and we could be required to curtail or cease operations. Any of these consequences could seriously harm our business and financial results. In addition, existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Any applicable foreign laws, regulations or directives may also conflict with those of the United States. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the tokens and our operations.
Potential Competitive Landscape
We pioneered and lead the market for non-custodial solutions for managing crypto assets. We believe that we provide the most comprehensive non-custodial solution, offering mobile and desktop products, the option to connect to a hardware wallet, a significant range of supported crypto assets, as well as functions such as our Exchange Aggregator and other apps. Since our founding, our competition has primarily been custodial solutions, such as the exchanges supported by well-known companies like Coinbase and Binance US. These exchanges tend to have greater name recognition and, as people are familiar with custodial products due to the traditional banking system, people may believe that custodial products offer more security and ease of use than non-custodial products.
We believe that due to security and technical risks associated with centralized or custodial services, crypto asset holders will continue to move towards non-custodial solutions. Recent activity showing that the number of Bitcoin held on crypto-to-crypto exchanges hit an 18-month low in May 2020 supports this strategy.

Within the market for non-custodial wallet solutions, there are other companies that actively compete with us, offering various combinations of the features available on our platform. While leading exchanges, which have significant resources and brand power, have created non-custodial wallets, their focus continues to be on centralized crypto asset products. However, our market is relatively new, and our competitors have adapted and may continue to adapt their platforms to incorporate many of our features and design, as well as additional features or solutions.
We believe that the principal competitive factors in our market are:
•	platform features, quality, functionality and design;
•	product pricing;
•	breadth of features offered by a platform;
•	quality of customer support;
•	security and trust;
•	brand awareness and reputation;
•	ease of adoption and use;
•	accessibility of platform on multiple devises;
•	customer acquisition costs; and
•	range of supported crypto assets.
We compare favorably with our competitors on the basis of these factors. We expect demand for non-custodial solutions to continue to rise, based on recent market data. We believe that we are well-positioned to take advantage of this market opportunity.
Employees
As of July 31, 2020, we had the equivalent of 60 full time employees (“FTEs”). Our FTEs are paid exclusively in Bitcoin. Our employees are paid exclusively in Bitcoin. We also contract with a professional employer organization, TriNet, which co-employs our employees. We and TriNet share and allocate responsibilities and liabilities. TriNet assumes much of the responsibilities and liabilities for the business of employment such as risk management, human resources management, benefits administration, workers compensation, payroll and payroll tax compliance. The Company retains the responsibility for hiring, terminating and managing its employees and operations. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.
Facilities
We operate completely remotely and do not maintain a physical corporate headquarters. Our team members work remotely in 28 countries and 12 different states within the U.S. We may choose to procure physical space as we add employees and grow our organization. We believe that our remote working operations are adequate to meet our needs for the immediate future, and that, if necessary, suitable physical space will be available to accommodate any expansion of our operations.
Legal and Regulatory Proceedings
From time to time, we are involved in legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of legal proceedings and claims cannot be predicted with certainty, we believe we are not currently party to any legal proceedings which, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. We may also pursue litigation to protect our legal rights and additional litigation may be necessary in the future to enforce our intellectual property and our contractual rights, to protect our confidential information or to determine the validity and scope of the proprietary rights of others.
From time to time, we are also involved in regulatory proceedings that arise in the ordinary course of business.

OFAC Administrative Subpoena
On or around December 7, 2018, we received an administrative subpoena (the “Subpoena”) issued by OFAC seeking information regarding potential transactions with individuals in Iran. We engaged in a full review of our systems and processes and responded to the Subpoena with a letter and set of documents that we considered responsive to the Subpoena on February 6, 2019, and supplemented the initial response with a second set of responsive documents on May 10, 2019. While the Subpoena only requested information in regard to Iran, we conducted a comprehensive review that covered all countries and territories subject to U.S. trade embargoes administered by OFAC. As a result of this review, we determined that we may have previously inadvertently allowed our software to be downloaded by individuals or entities located in countries or territories subject to U.S. trade embargoes, and submitted a voluntary self-disclosure regarding these apparent violations to OFAC, as discussed further in the Risk Factors section above. We submitted our final report of voluntary self-disclosure in July 2019.
Since the receipt of the Subpoena, we have implemented a series of measures designed to ensure that we comply with applicable sanctions laws. These activities include: the establishment of sanctions compliance policies and procedures, providing compliance training to our employees; and implementing geo-blocking technology to block parties with IP addresses associated with embargoed countries and territories from accessing our software or services. We are continuing to cooperate with OFAC’s review of our response to the Subpoena and our voluntary self-disclosure, which is ongoing.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers, significant employees and directors as of July 31, 2020.
Name	Age	Position	Term of Office(1)
Executive Officers and Directors
Jon Paul Richardson	37	Chief Executive Officer and Director	Chief Executive Officer: July 2016-present; President: July 2016-June 2019; Director: July 2016-present
Daniel Castagnoli	44	President and Director	Chief Financial Officer: July 2016-March 2019; Secretary: July 2016-June 2019; President: June 2019-present; Director: July 2016-present

Executive Officers
Sebastian Milla	29	Chief Operating Officer	April 2019-present
James Gernetzke	44	Chief Financial Officer and Secretary	March 2019-present
Sean Coonce	40	Vice President of Engineering	May 2020-present
Sonja McIntosh	60	Vice President of Community Support	August 2019-present
(1)	All terms of office are indefinite.
Executive Officers
Jon Paul Richardson, 37, has served as our chief executive officer and as a member of our board of directors since co-founding Exodus with Daniel Castagnoli in 2016, and previously served as our president from July 2016 until July 2019. Mr. Richardson holds a B.S. in electrical engineering and computer engineering from the University of Nebraska – Lincoln.
Daniel Castagnoli, 44, has served as our president since July 2019 and as a member of our board of directors since co-founding Exodus with Jon Paul Richardson in 2016, and previously served as our chief financial officer and secretary from July 2016 to March 2019. Before joining Exodus, Mr. Castagnoli designed experiences for Apple, BMW, Disney and Louis Vuitton.
Sebastian Milla, 29, has served as our chief operating officer since April 2019, and previously served as our Vice President of Business Development from August 2018 to April 2019, and as an Exodus community support engineer from January 2018 to August 2018. Before joining Exodus, Mr. Milla served as a program director in several New York City schools from August 2017 to December 2018. Prior to that, Mr. Milla served as a curriculum developer for the New Museum in New York City from January 2016 to April 2016. Mr. Milla holds a B.A. in world arts and cultures from the University of California – Los Angeles and an M.A. in arts education and community practice from New York University.
James Gernetzke, 44, has served as our chief financial officer since May 2019. Before joining Exodus, Mr. Gernetzke served as the chief financial officer of Banyan Medical Systems, Inc., a healthcare technology company, from February 2017 to May 2019. Prior to that, Mr. Gernetzke served as the director of finance at First Data Corporation from December 2015 to January 2017. Mr. Gernetzke is a registered CPA in the State of Illinois and holds a B.S. in accounting from Marquette University and an M.B.A. from Northwestern University Kellogg School of Management.
Sean Coonce, 40, has served as our vice president of engineering since May 2020. Before joining Exodus, Mr. Coonce served as the Engineering Manager of the Blockchain Team at BitGo from April 2018 to May 2020. Prior to that, Mr. Coonce served as the Director Of Engineering, Web at Guidebook Inc. from July 2016 to August 2018. Mr. Coonce has a B.S. in information technology from San Diego State University.

Sonja McIntosh, 60, has served as the vice president of community support since August 2019. Before joining Exodus, Ms. McIntosh served as the Vice President of Customer Operations at Simple Finance from April 2018 to June 2019, where she was responsible for customer support and risk operations. Prior to that, Ms. McIntosh served as the Vice President of Operations at SoFi from April 2013 to July 2017.
Board of Directors
Jon Paul Richardson. See “—Executive Officers” for Mr. Richardson’s biographical information.
Daniel Castagnoli. See “—Executive Officers” for Mr. Castagnoli’s biographical information.
Board Composition and Risk Oversight
Our board of directors is currently composed of two members. The amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering provide that the number of directors shall be at fixed from time to time by resolution of the board of directors. There are no family relationships among any of the directors or executive officers.
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware (“DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
As permitted by the DGCL, we expect to enter into separate indemnification agreements with each of our directors, officers and certain other employees that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or employees. We also expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Summary Compensation Table
The following table summarizes the compensation of the three highest paid persons who were our executive officers and directors during the year ended December 31, 2019 (our “named executive officers”):
Name and Principal Position	Year	Cash Compensation(1)	All Other Compensation(2)	Total
John Paul Richardson Chief Executive Officer, Director	2019	$297,057	$—	$297,057
Daniel Castagnoli President, Director	2019	$297,057	$—	$297,057
James Gernetzke Chief Financial Officer	2019	$197,055	$363,280	$560,335
(1)	Amounts represent the payment of base salary and cash incentive bonuses paid upon completion of pre-determined tasks.
(2)	Amounts represent the aggregate grant-date fair market value of stock option awards granted in 2019.
Employment Arrangements with our Named Executive Officers
Jon Paul Richardson
Mr. Richardson does not have an employment letter agreement. Mr. Richardson’s current annual base salary is $250,000 per year.
Daniel Castagnoli
Mr. Castagnoli does not have an employment letter agreement. Mr. Castagnoli’s current annual base salary is $250,000 per year.
James Gernetzke
We entered into an employment letter agreement with Mr. Gernetzke in March 2019. Mr. Gernetzke’s employment letter arrangement has no specific term and provides that Mr. Gernetzke is an at-will employee. Mr. Gernetzke’s current annual base salary is $150,000 per year. Mr. Gernetzke is also eligible to receive cash-based incentive compensation upon the attainment of pre-determined performance objectives, and commission-based payments based on certain fundraising targets. Upon the completion of this Offering, Mr. Gernetzke may receive a discretionary cash bonus at the discretion of the board or Mr. Richardson.
Employee Benefit and Stock Plans
Option Awards. Our named executive officers are eligible to receive awards under our 2019 Equity Incentive Plan (the “2019 Plan”). Our board of directors adopted, and our stockholders approved, the 2019 Plan in September 2019. The Plan became effective as of its approval by our board of directors. The 2019 Plan permits the grant of incentive stock options to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants.
Authorized Shares. Subject to the adjustment provisions of the 2019 Plan described below, a total of 1,500,000 shares of our common stock are reserved for issuance pursuant to the 2019 Plan. Any shares of common stock subject to an award under the 2019 Plan which for any reason expires, terminates or otherwise settles without the issuance of any common stock will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the 2019 Plan. If shares issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required to vest such shares in the participant, such shares will become available for future grant under the 2019 Plan. Any shares that are reacquired by us to pay withholding taxes or as consideration for the exercise or purchase price of an award will again become available for issuance under the Plan.

Plan Administration. Our board of directors administers the 2019 Plan. The interpretation and construction by the board of directors of any term or provision of the 2019 Plan or of any stock option or other award granted under it are conclusive and binding. The board of directors may from time to time adopt rules and regulations for carrying out the plan and, subject to the provisions of the plan, may prescribe the form of agreements evidencing any award granted under the 2019 Plan. Subject to the provisions of the 2019 Plan, the board of directors has broad authority to administer and interpret the 2019 Plan, including the authority to: determine which employees, directors or consultants are eligible to receive awards under the 2019 Plan; determine amounts, vesting schedules, acceleration events and termination events for awards; establish conditions and restrictions regarding the retention or exercise of stock option, restricted stock and other awards; determine the fair market value applicable to awards; and make all other determinations necessary to administer the 2019 Plan.
Types of Awards: We may grant stock options, stock appreciation rights, restricted stock and other stock-based awards under the 2019 Plan.
Stock Options. The exercise price of options granted under the 2019 Plan must generally at least be equal to the fair market value of our common stock on the date of grant and the term of an incentive stock option may not exceed 10 years. The board of directors will determine the time or times when an option is exercisable during the term of the option. The option may become exercisable in installments, and the exercisability of the option may be accelerated in certain circumstances. The methods of payment of the exercise price of an option may include cash, check, bank draft or money order payable to us in a currency, including virtual currency, deemed acceptable by the board of directors. The board of directors may permit option holders to pay the exercise price through a “net exercise” arrangement by having shares “withheld” from an option exercise. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2019 Plan, the administrator determines the other terms of options.
Stock Appreciation Rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Under the 2019 Plan, holders of stock appreciation rights may exercise the stock appreciation right and receive a payment in cash, in shares of our common stock or in any combination of cash and stock.
Restricted Stock. A grant of restricted stock involves an agreement that gives the holder the opportunity to receive and retain a certain number of shares of common stock from us, provided that certain conditions are satisfied. When the conditions of the agreement are satisfied, the stock becomes fully vested. The restrictions on any restricted stock awards granted will be determined by the board of directors.
Other Stock-Based Awards. Other stock-based awards may be granted under the plan that are based in whole or in part by reference to, or otherwise based on, the fair market value of the our common-stock on such terms as the board of directors may determine. Such awards may include restricted stock units, which may be settled in cash, stock or otherwise.
Non-Transferability of Awards. Unless the board of directors provides otherwise, the 2019 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments. The board of directors may make adjustments to the number of shares available for awards under the 2019 Plan and the terms of such awards if we undergo a stock split, stock dividend, recapitalization, reorganization, dissolution, liquidation, consolidation, combination, merger or other similar corporate transaction.
Amendment, Termination. The board of directors will have the sole right to alter, amend, suspend or terminate the 2019 Plan provided such action will not materially impair the existing rights of any participant. The 2019 Plan will automatically terminate in 2029, unless we terminate it sooner.
Director Compensation
As of the date of this offering circular, our board of directors is comprised entirely of members of our management team, and as a result none of our directors receive separate compensation for their service on the board of directors.

Outstanding Equity Awards as of December 31, 2019
The following table presents information concerning equity awards held by our directors and named executive officers as of December 31, 2019:
	Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)	Market Value of Shares that Have Not Vested ($)(1)
Jon Paul Richardson	01/17/2017					880,220(2)
Daniel Castagnoli	01/17/2017					880,220(3)
James Gernetzke	03/21/2019	—(4)	75,000	4.78	09/29/2019
	03/21/2019	—(4)	1,000	4.78	10/20/2019
(1)	This column represents the market value of the shares of restricted stock as of , 2020, based on an assumed offering price of $ per share of our common stock.
(2)
Mr. Richardson purchased 4,750,000 shares of restricted Class B common stock through a restricted stock purchase agreement on January 1, 2017. 1,500,000 of the shares subject to the restricted stock purchase agreement immediately vested on January 1, 2017, with 1/48th of the remaining shares vesting monthly thereafter, subject to continued service as an employee, consultant, advisor, officer or director through each such vesting date.

(3)
Mr. Castagnoli purchased 4,750,000 shares of restricted Class B common stock through a restricted stock purchase agreement on January 1, 2017. 1,500,000 of the shares subject to the restricted stock purchase agreement immediately vested on January 1, 2017, with 1/48th of the remaining shares vesting monthly thereafter, subject to continued service as an employee, consultant, advisor, officer or director through each such vesting date.

(4)
One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with the 1/48th of the total number of shares vesting monthly thereafter, subject to continued service through each such vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2017 where we were or will be a party in which the amount involved exceeded the lesser of (i) $120,000 and (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, officer, promoter or beneficial holder of more than 10% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this offering circular captioned “Compensation of Directors and Executive Officers.”
Demand Promissory Note
Exodus entered into demand promissory notes (the “Notes”) with Jon Paul Richardson, our chief executive officer, and Daniel Castagnoli, our president, dated January 1, 2017. Under the terms of the Notes, Mr. Richardson and Mr. Castagnoli have access to one or more credit cards to be used for expenses associated with the business of operating Exodus, and access to vehicles owned by Exodus, which may be used for business-related travel. Under the terms of the Notes, Exodus and Mr. Castagnoli and Mr. Richardson track, on a monthly basis, the value of any personal use of the credit cards and vehicles. These amounts are considered to be loans to Mr. Richardson and Mr. Castagnoli, for which Exodus provides monthly statements to Mr. Richardson and Mr. Castagnoli evidencing amounts due to Exodus. The unpaid principal and any interest accrued on the outstanding loans made pursuant to the Notes shall mature and become due and payable in full immediately upon receipt of Exodus’s written demand for repayment.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 2020, and as adjusted to reflect the sale of our common stock in this offering, for:
•	all executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of our common stock;
•	any other securityholder who beneficially owns more than 10% of our common stock; and
•	the selling stockholders.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our common stock. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on zero shares of our Class A common stock and 10,002,076 shares of our Class B common stock outstanding as of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation (pursuant to which all then outstanding shares of common stock were converted into shares of Class B common stock). We have based our calculation of the percentage of beneficial ownership after this offering on    shares of our Class A common stock and 10,002,076 shares of our Class B common stock outstanding immediately after the completion of this offering.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Exodus Movement, Inc., 15418 Weir Street, #333, Omaha, NE 68137.
	Beneficial Ownership Before the Offering						Beneficial Ownership After the Offering
	Class A		Class B		% of Total Voting Power(1)	Number of Shares Being Offered	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
10% Stockholders:
Jon Paul Richardson	—	—	4,750,000(2)	47.5%	47.5%
Daniel Castagnoli	—	—	4,750,000(3)	47.5%	47.5%
Directors and Executive Officers as a group (4 persons)	—	—	9,612,515(4)	95.0%	95.0%
*	Represents beneficial ownership or voting power of less than 1%.
(1)
Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class A common stock shall be entitled to one per share of Class A common stock and each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
Consists of 4,750,000 shares of restricted Class B common stock, of which 1,286,459 remain subject to forfeiture as of June 30, 2020 should Mr. Richardson cease to provide services to us, whether as an employee, consultant, advisor, officer or director.

(3)
Consists of 4,750,000 shares of restricted Class B common stock, of which 1,286,459 remain subject to forfeiture as of June 30, 2020 should Mr. Castagnoli cease to provide services to us, whether as an employee, consultant, advisor, officer or director.

(4)
Consists of (i) an aggregate of 9,500,000 shares of restricted Class B common stock held by Messrs. Richardson and Castagnoli, of which 2,572,918 remain subject to forfeiture as of June 30, 2020, in each case as described above, and (ii) an aggregate of 112,515 shares of our Class B common stock underlying options owned by our other executive officers with an exercise price of $4.78 per share that are exercisable within 60 days of June 30, 2020.

DESCRIPTION OF CAPITAL STOCK
This section provides a summary of the rights of our capital stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the offering statement of which this offering circular is a part.
Our authorized capital stock consists of 50,000,000 shares, consisting of (i) 45,000,000 shares of common stock divided into two series consisting of 25,000,000 shares designated as Class A common stock, par value $0.000001 per share, and 20,000,000 shares designated as Class B common stock, par value $0.000001 per share, and (ii) 1,000,000 shares designated as preferred stock, par value $0.000001 per share.
As of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020, there were no shares of Class A common stock outstanding, an aggregate of 10,002,076 shares of Class B common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Outstanding Shares
Based on 10,000,000 shares of Class B common stock outstanding as of June 30, 2020 after giving effect to the filing of our amended and restated certificate of incorporation in August 2020, and the issuance of     shares of Class A common stock in this offering, there will be     shares of Class A common stock and 10,002,076 shares of Class B common stock outstanding upon the closing of this offering. As of June 30, 2020, we had no record holders of our Class A common stock and three record holders of our Class B common stock.
Voting Rights
Our authorized common stock is divided into two series, denominated as “Class A common stock” and “Class B common stock.” Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation.
Delaware law could require holders of Class A common stock or Class B common stock to vote separately, on a series-by-series basis, if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a series of our Common Stock in a manner that affects its holders adversely, but does not so affect the Common Stock as a whole, or if we take an action where a separate vote of either of the Class A common Stock or the Class B common stock is prescribed by the explicit terms of our amended and restated certificate of incorporation.
Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of our Class A common stock and Class B common stock, voting together as a single voting class, will be entitled to elect all of the directors standing for election, if they so choose.
After this offering, our existing stockholders, all of whom hold shares of Class B common stock, will collectively beneficially own shares representing approximately    % of the voting power of our outstanding capital stock following the completion of this offering. Jon Paul Richardson and Daniel Castagnoli, each one of our executive officers and a member of our board of directors, will control approximately    % of the voting power of our outstanding capital stock. Because of our dual class structure, we anticipate that, for the foreseeable future, these individuals will continue to be able to control all matters submitted to our stockholders for approval, including the election and removal of directors.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

All shares of Class B common stock will convert automatically into shares of Class A common stock upon the date on which the Class B common stock ceases to represent at least 10% of the total voting power of our outstanding common stock.
Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued.
Dividends
Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. For more information see “Dividend Policy.” If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Except as described above, holders of Class A common stock and Class B common stock have no preemptive, conversion, subscription or other rights (other than the right of a holder of shares of Class B common stock to convert such shares into an equal number of shares of Class A common stock), and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Fully Paid and Nonassessable
All of our outstanding shares of Class B common stock are, and the shares of Class A common stock to be issued pursuant to this offering will be, when paid for, fully paid and nonassessable.
Options
As of June 30, 2020, after giving effect to the filing of our amended and restated certificate of incorporation in August 2020, options to purchase an aggregate of 974,153 shares of our Class B common stock were outstanding under the 2019 Plan.
Simple Agreements for Future Equity
We have entered into simple agreements for future equity (“SAFEs”) with investors in exchange for cash investments. The SAFEs have no interest rate or maturity date. Our SAFEs are convertible into shares of our preferred stock upon an equity financing in which we issue preferred stock and upon certain liquidity and dissolution events as described in the SAFEs. This Offering will not trigger the automatic conversion of these SAFEs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuance of SAFEs.”
The following table sets forth a summary of the SAFEs which we have authorized as of June 30, 2020.
Purchase Amount	Valuation Cap	Discount Rate
$368,284	$4,000,000	20%
$170,000	$5,000,000	80%

Preferred Stock
Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, powers, preferences, privileges and restrictions thereof. These rights, powers, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock or Class B common stock. The issuance of preferred stock could adversely affect the voting power of holders of Class A common stock and Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Upon closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Section 203 of the DGCL
We have chosen not to be governed by Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation having more than 2,000 shareholders of record from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.
Anti-Takeover Provisions
The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following this offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or related policies, including the following:
•
Special Meetings of Stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our chief executive officer or president, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our meetings of stockholders or to nominate candidates for election as directors at our meetings of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our meetings of stockholders or from making nominations for directors at our meetings of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•
Issuance of Undesignated Preferred Stock. Our board has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

•
Choice of Forum. Our amended and restated bylaws provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or claims for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision does not preclude the filing of claims brought to enforce any liability or duty created by the Exchange Act or Securities Act or the rules and regulations thereunder in federal court. In addition, our amended and restated bylaws provide that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

In addition, our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that become effective only after the date on which the Class B common stock ceases to represent at least 50% of the total voting power of our outstanding capital stock (the “Class B Threshold Date”). These provisions may also have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
•
Board Vacancies. Our amended and restated bylaws and certificate of incorporation authorize our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by our board of directors. After the Class B Threshold Date such vacancies may not be filled by stockholders. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•
Classified Board. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•	Directors Removable Only for Cause. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date stockholders may remove directors only for cause.
•
Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation further provides that, after the Class B Threshold Date, the affirmative vote of holders of at least 66 2/3% of our outstanding stockholder voting power is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. After the Class B Threshold Date, the affirmative vote of holders of at least 66 2/3% of our outstanding stockholder voting power is required for the stockholders to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•
Stockholder Action. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

Transfer Agent and Registrar
Upon the completion of this offering, the Transfer Agent and registrar for our Class A common stock and our Class B common stock will be    . The Transfer Agent’s address is     and its telephone number is    . The Transfer Agent maintains our shareholder records in a book-entry system, and no physical share certificates will be issued for our Class A common stock or our Class B common stock. The Ethereum Blockchain contains a viewable “courtesy copy” of such records which is viewable to stockholders through our Exodus Platform, but the Transfer Agent’s records constitute our official shareholder records and govern the record and beneficial ownership for our Class A common stock and our Class B common stock in all circumstances. The Transfer Agent’s records will contain all shareholders’ personal identifying information applicable to the transactions recorded on the Ethereum Blockchain.
The Transfer Agent will also be responsible for day-to-day operations, including, but not limited to, (i) performing shareholder servicing, such as sending confirmations of transactions, periodic reports and other fund documents; (ii) answering queries from investors relating to our Class A common stock and our Class B common stock, the Common Stock Tokens or shareholder records; and (iii) interfacing with relevant service providers related to our Class A common stock and our Class B common stock or the Common Stock Tokens. The Transfer Agent will furnish written confirmations of all transactions in our common stock in the accounts, including information needed by shareholders for personal and tax records, as required by the federal securities laws and the Code. The Transfer Agent will be responsible for distributing any required disclosure documents, among other things, to shareholders.
The Transfer Agent will reconcile its records with blockchain transactions in Common Stock Tokens on at least a daily basis. If there is a difference between the Transfer Agent’s records and the Ethereum Blockchain record, the Transfer Agent will investigate the cause, and reconcile the official record that is kept by the Transfer Agent. In the event of a conflict between the transaction history on the Ethereum Blockchain and the records maintained by the Transfer Agent, the Transfer Agent shall update the Ethereum Blockchain record and the records shown in the Exodus Platform as necessary and such update will be recorded and viewable on the Ethereum Blockchain and the Exodus Platform as a subsequent transaction. The Transfer Agent may also use the Ethereum Blockchain and Exodus Platform as a source of information in the case of a disputed transaction, including in the case of alleged fraud or theft. In such case, investors may engage with the Transfer Agent to resolve the dispute and to update both the Transfer Agent’s records, the Ethereum Blockchain and the Exodus Platform to reflect any changes resulting from the dispute resolution process. Although the Ethereum Blockchain record cannot be changed, the Transfer Agent will hold a separate private key that enables it to act as the administrator on the Common Stock Token smart contract, giving the Transfer Agent the ability to freeze, revoke and reassign Common Stock Tokens if a transaction is made in error or if a private key has been lost or stolen, or if Common Stock Tokens are transferred erroneously or impermissibly. Any necessary adjustments made by the Transfer Agent will be separately recorded on the Ethereum Blockchain through subsequent transactions and the record shown in the Exodus Platform will be updated.
Shares Eligible for Future Sale
Prior to this Offering, there has been no public market for our Class A common stock, and although our Class A common stock will be available to trade on the      alternative trading system, we cannot assure you that there will be an active public market for our Class A common stock following this Offering. We cannot predict what effect sales of our shares in the public market or the availability of shares for sale will have on the market price of our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market, including shares issued upon exercise of outstanding options or the conversion of outstanding SAFEs, or the perception that such sales may occur, however, could adversely affect the market price of our Class A common stock and also could adversely affect our future ability to raise capital through the sale of our Class A common stock or other equity-related securities at times and prices we believe appropriate.

Upon completion of this Offering, based on our shares outstanding as of June 30, 2020 and after giving effect to the filing of our amended and restated certificate of incorporation in August 2020 and the conversion of the shares sold by the selling stockholders in this Offering into shares of Class A common stock,     shares of our Class A common stock, 1,001,826 shares of our Class B common stock and options to purchase an aggregate of 1,408,482 shares of our Class B common stock will be outstanding. All of the shares of Class A common stock expected to be sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock and shares issuable upon the conversion or exercise of outstanding securities will be deemed “restricted securities” as that term is defined under Rule 144.
Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including the exemption provided by Rule 144 under the Securities Act. In general, a person who is not our affiliate for purposes of the Securities Act and has not been our affiliate at any time during the preceding three months may sell any shares of our common stock that such person has beneficially owned for at least one year and one day, including the holding period of any prior owner other than one of our affiliates, under an exemption from registration provided by Rule 144 under the Securities Act without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. However, a person who has beneficially owned our common stock for at least one year and one day but who is our affiliate for purposes of the Securities Act would be subject to additional restrictions, including a limit on the number of shares that may be sold within any three-month period equal to 1% of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.
Future sales of our common stock may also be subject to applicable state securities or “blue sky” laws.
We may issue shares of our Class A common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with exercise of stock options or warrants, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our Class A common stock that we may issue may be significant, depending on the events surrounding such issuances.
Trading on an ATS
Our Class A common stock will be available to trade on     , an alternative trading system.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•	persons subject to the alternative minimum tax or the Medicare surtax on net investment income;
•	tax-exempt organizations;
•	pension plans and tax-qualified retirement plans;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•	certain former citizens or long-term residents of the United States;
•	partnerships (or entities classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;
•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;
•	persons who hold or receive our Class A common stock pursuant to the exercise of any option or otherwise as compensation;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.
In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our Class A common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock through a partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is not a partnership or:
•	an individual who is a citizen or resident of the United States;
•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our Class A common stock following the completion of this offering. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock.
Subject to the discussions below on effectively connected income and in the sections titled “Certain United States Federal Income Tax Considerations—Backup Withholding and Information Reporting” and “Certain United States Federal Income Tax Considerations—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock
Subject to the discussion in the section titled “Certain United States Federal Income Tax Considerations—Backup Withholding and Information Reporting”, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:
•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our U.S. and worldwide real property plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, your Class A common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.
If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)
The Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance, collectively “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of our Class A common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Class A common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.
The withholding obligations under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Class A common stock, which may be relied upon by taxpayers until final regulations are issued. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Class A common stock.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws

PLAN OF DISTRIBUTION
Securities being issued
We are offering shares of our Class A common stock. The shares will be issued in book-entry form as reflected on the books of Securitize, Inc., a Delaware corporation, which is our Transfer Agent. For more information, see “Description of Capital Stock.” Purchases or transfers of our Class A common stock will be executed by the Transfer Agent.
Common Stock Tokens
Our Class A common stock exists solely as book-entry shares within the records of the Transfer Agent. Shares of our Class A common stock will not have traditional share certificates. Each share of our Class A common stock will be represented by a digital Common Stock Token that can be viewed through the Exodus Platform. Common Stock Tokens are not shares of Class A common stock; rather, they are digital representations of the number of shares purchased and held by a given user. It may be helpful to view this digital stock record as similar to a paper stock certificate—the digital stock record is a representation of how many shares of Class A common stock are owned by an individual, and a holder can reasonably expect that the digital stock record is correct, but the digital stock records are not the actual shares. We reserve the right to discontinue the usage of Common Stock Tokens and revert to traditional or other methods of share certification. The ownership and transfer of shares of our Class A common stock will be recorded in book-entry form by the Transfer Agent and, in parallel, will also be recorded by the Transfer Agent on the Ethereum Blockchain using the Common Stock Tokens.
Although records of peer-to-peer transfers of Common Stock Tokens are viewable on the Ethereum Blockchain, record and beneficial ownership of our Class A common stock is reflected on the book-entry records of the Transfer Agent. The Transfer Agent is regulated by the SEC and the Transfer Agent’s records constitute the official shareholder records for our Class A common stock and govern the record ownership of our Class A common stock in all circumstances.
Common Stock Tokens are “Securitize DS Protocol” digital tokens that are transferrable between approved accounts on the Exodus Platform in peer-to-peer transactions on the Ethereum Blockchain. Common Stock Tokens are created, held, distributed, maintained and deleted by the Transfer Agent, and not by Exodus. The Transfer Agent uses the Securitize DS Standard (which has been developed on top of the Ethereum Blockchain’s ERC-20 programming standard) to program compliance-related transfer restrictions onto “smart contracts” (computer programs written to the Ethereum Blockchain) that impose conditions on the transfer of Common Stock Tokens, such as to whom they may be transferred. Common Stock Tokens cannot be created or deleted by any entity other than the Transfer Agent.
How to purchase shares of our Class A common stock in this offering
In order to purchase shares of our Class A common stock, a new potential purchaser, who does not already have an account on the Exodus Platform, must first create an account on the Exodus Platform. In order to do this, a potential purchaser must navigate to www.exodus.io, download the desktop version of the Exodus Platform and follow the installation instructions to set up the Exodus Platform on their computer and create an Exodus account. Once the potential purchaser has set up the Exodus Platform and created an account, the potential purchaser must link another existing wallet to the Exodus Platform and transfer crypto assets to the potential purchaser’s Exodus account. Exodus is a crypto to crypto platform and does not accept traditional fiat currency. If the potential purchaser does not currently have any crypto assets, the potential purchaser must use another service to acquire crypto assets, which they can then transfer to their Exodus account.
Upon viewing their Exodus account in the desktop version of the Exodus Platform, the potential purchaser will see an icon for the Offering App located on the app bar at the top of their screen. Upon clicking on the Offering App icon, a new window will open and the potential purchaser will connected through an API to the Transfer Agent’s account creation system. The potential purchaser will then be asked to create an account with the Transfer Agent. As part of this account creation process, a potential purchaser will be asked to certify that they are either an accredited investor within the meaning of Regulation D under the Securities Act, or that their investment in Exodus Class A common stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). In addition, as part of the account creation process, the Transfer Agent must “whitelist” the potential purchaser. This whitelist process requires each potential purchaser to complete the Transfer Agent’s anti-money laundering/know-your-customer review process, including providing the Transfer Agent with various required personal information and documentation. Any information or documents provided through the Offering App to the Transfer Agent will be transmitted directly to the Transfer Agent. The personal information and documentation will also be able to be stored locally on the potential purchaser’s desktop computer, within the potential purchaser’s Exodus account. This method of storage will be the same method that Exodus uses to store its customers’ private keys.
Just as Exodus has no ability to access its customers’ private keys, Exodus has no ability to access any personal information or documentation that its customers choose to store locally in their copy of the Exodus Platform. All information provided by a potential purchaser to the Transfer Agent is provided by the potential purchaser directly to the Transfer Agent and held solely by the Transfer Agent and not by Exodus. The Transfer Agent will maintain the identity of each record holder of our Class A common stock.
Once the purchaser completes the process of opening an account with the Transfer Agent, the Transfer Agent will provide the potential purchaser with all necessary documentation for this offering. The potential purchaser will then be able to review and sign the relevant documents, such as subscription agreements and investor disclosures, confirm their purchase of the Class A common stock being sold in this offering, and fund such purchase with cryptocurrency held in the potential purchaser’s Exodus account.
Our Class A common stock is sold in U.S. dollars. In order to purchase our Class A common stock, potential purchasers must pay the purchase price for our Class A common stock in either Bitcoin, Ether or USDC, the stablecoin operated by Circle. Potential purchasers cannot purchase any form of crypto asset in fiat currency through the Exodus Platform. Potential purchasers must either purchase Bitcoin, Ether or USDC with fiat currency through another platform, or they can exchange other crypto assets that they already hold in the Exodus Platform for Bitcoin, Ether or USDC.
All proceeds for the sale of our Class A common stock will be held in escrow until the closing of this offering. Our escrow agent for this offering is     . The escrow agent is able to receive Bitcoin, Ether or USDC as payment for the purchase of our common stack. The value in U.S. dollars of the Bitcoin, Ether or USDC used to purchase shares of our Class A common stock is calculated at the point at which the purchaser transfers such crypto asset to the account of the escrow agent. Upon receipt of Bitcoin, Ether or USDC, the escrow agent will immediately convert such crypto asset into U.S. dollars.
This offering will close upon the earliest of (1)     , 2021, (2) the date at which $50 million of our Class A common stock has been sold, (3) the date which is one year after this offering is qualified by the SEC, or (4) the date on which this offering is earlier terminated by the Company in its sole discretion.
Upon the closing of this offering, the Transfer Agent will record the issuance of each share of Class A common stock to the relevant purchasers via the book-entry method. Upon completion of the book-entry record, the Transfer Agent will then transfer one Common Stock Token per share of Class A common stock purchased to the purchaser’s Exodus account, the address of which the purchaser will have provided to the Transfer Agent during the process of creating their account with the Transfer Agent. The escrow agent will then transfer the proceeds of this offering to our corporate Exodus account for crypto assets and to our corporate bank account for U.S. dollars.
For potential purchasers who already have Exodus accounts, the above-described process occurs in the exact same way, except if the potential purchaser already has some personal information or documentation stored locally on their desktop computer within their Exodus account (this might be the case if the potential purchaser had previously uploaded personal information to access a different app on the Exodus Platform). In that case, the potential purchaser has the option of sending that information directly to the Transfer Agent, without having to upload it again.

Trading shares of Exodus Class A common stock following the closing of this offering
Following the closing of this offering, the number of Common Stock Tokens that represent the number of shares held by a stockholder will be visible in the Offering App and on the Exodus Platform. The Offering App will also show a record of the number of shares of Class A common stock held by the stockholder. Within the Offering App, stockholders can view their stock holdings, review stockholder correspondence and disclosures from the Company, and sign stockholder documents.
Following the closing of this offering, the ATS app will appear in the app bar at the top of the screen on the desktop version of the Exodus Platform. In order to trade shares of Exodus Class A common stock, a stockholder must click on the ATS App. Upon clicking on the ATS App, a new window will open up showing a link to     , the “Broker”. That link is maintained by the Transfer Agent, and upon clicking on that link, a stockholder will be routed by the Transfer Agent over to the Broker. In this way, the Transfer Agent can supply the Broker with the necessary records of the stockholder’s holdings and security and regulatory compliance. Once the stockholder is linked to the Broker, the stockholder can place trades in our Class A common stock with the Broker, who will then execute sales transactions on the ATS on behalf of the stockholder. The Broker will then provide any information about such trades to the Transfer Agent, who will issue or withdraw Common Stock Tokens from the stockholder’s account to reflect such trades. The Transfer Agent will reconcile the ATS transactions of Common Stock Tokens executed on the Ethereum Blockchain with the Transfer Agent’s book-entry records of our Class A common stock on at least a daily basis.
Although records of transfers of Common Stock Tokens are viewable on Ethereum, record and beneficial ownership of our Class A common stock is reflected on the records of the Transfer Agent. The Transfer Agent is regulated by the SEC and the Transfer Agent’s records constitute the official shareholder records for our Class A common stock and govern the record ownership of our Class A common stock in all circumstances.
It is also possible for a person or entity who does not have an Exodus account and who is not currently an Exodus stockholder to go directly to the Broker’s website, establish an account with the Broker and engage in trades of our Class A common stock. In that case, those trades would occur outside of the Exodus Platform and no Common Stock Tokens would be issued as a result of those trades.
Transferring accounts and changing systems
We retain the right to select and change our transfer agent. We may choose to change our transfer agent, and if we were to do so, our current Transfer Agent would directly provide all stockholder data to the new transfer agent. As we do not retain any of our stockholders’ personal information in their capacity as stockholders, we are not able to directly transfer this information. We also retain the right to list our Class A common stock on different trading platforms, which may or may not support our Common Stock Tokens. Should we choose to list on a different trading platform, our current Transfer Agent would directly provide all stockholder data to the relevant transfer agent for the new platform. If the new platform did not support our Common Stock Tokens, this would not affect the valid issuance of our Class A common stock nor would it affect the records of the Transfer Agent in regard to our Class A common stock.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS
The financial statements as of December 31, 2019 and December 31, 2018 included in this offering circular have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the shares of our Class A common stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some items of which are contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this offering circular concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
You may read and copy the offering statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.exodus.io, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

EXODUS MOVEMENT, INC.

INDEX TO FINANCIAL STATEMENTS
Condensed Financial Statements
(UNAUDITED)
Page
Condensed Financial Statements:
Condensed Consolidated Balance Sheet (unaudited) as of June 30, 2020 and Condensed Balance Sheet (unaudited) as of June 30, 2019 and December 31, 2019 and 2018	F-2
Condensed Consolidated Statement of Operations (unaudited) for the Six Months Ended June 30, 2020 and Condensed Statement of Operations (unaudited) for the Six Months Ended June 30, 2019 and the years ended December 31, 2019 and 2018
F-3
Condensed Consolidated Statement of Changes in Stockholders’ Equity (unaudited) for the Six Months Ended June 30, 2020 and the years ended December 31, 2019 and 2018	F-4
Condensed Consolidated Statement of Cash Flows (unaudited) for the Six Months Ended June 30, 2020 and Condensed Statement of Cash Flows (unaudited) for the Six Months Ended June 30, 2019 and the years ended December 31, 2019 and 2018
F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Financial Statements
for the Years Ended December 31, 2019 and 2018

Exodus Movement, Inc. and subsidiaries
Condensed Balance Sheets
($ in thousands)
	Consolidated As of June 30,		As of December 31,
	2020	2019	2019	2018
	UNAUDITED
Assets
Current assets
Cash and cash equivalents	$3,950	$5,667	$2,890	$6,483
Restricted cash	237	—	235	—
Accounts receivable	19	—	413	186
Prepaid expenses	141	35	1,133	123
Other current assets	90	54	103	52
Total current assets	4,437	5,756	4,774	6,844
Fixed assets, net	321	80	352	58
Digital assets, net	5,374	3,619	3,477	1,201
Software assets, net	1,315	630	980	207
Deferred tax asset	103	107	52	107
Total assets	$11,550	$10,192	$9,635	$8,417
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$393	$4	$91	$49
Payroll liabilities	615	54	701	296
Taxes payable	—	526	—	526
Current portion of note payable	44	—	44	—
Total current liabilities	1,052	584	836	871
SAFE investments	538	538	538	538
Note payable, less current portion	154	—	176	—
Total liabilities	1,744	1,122	1,550	1,409
Stockholders’ equity
Common stock, $0.000001 par value, 25,000,000 shares authorized, 10,000,000 issued and outstanding for the period ended June 30, 2019 and the years ended December 31, 2019 and 2018. Common stock, $0.000001 par value, 25,000,000 shares authorized, 10,002,076 issued and outstanding for the period ending June 30, 2020	—	—	—	—
Additional paid-in-capital	2,007	1	1,308	1
Retained earnings	7,799	9,069	6,777	7,007
Total stockholders’ equity	9,806	9,070	8,085	7,008
Total liabilities and stockholders’ equity	$11,550	$10,192	$9,635	$8,417
The accompanying notes are an integral part of these condensed consolidated financial statements.

Exodus Movement, Inc. and subsidiaries
Condensed Statements of Operations
($ in thousands)
	Consolidated for the six months ended June 30,	For the six months ended June 30,	For the year ended December 31,
	2020	2019	2019	2018
	UNAUDITED
Revenues	$6,619	$4,045	$7,922	$7,138
Cost of revenues
Software development	2,069	365	3,000	894
Customer support	714	310	1,044	771
Security and wallet operations	1,630	459	2,578	751
Total cost of revenues	4,413	1,134	6,622	2,416
Gross profit	2,206	2,911	1,300	4,722
Operating expenses
General and administrative	1,579	630	2,235	1,021
Advertising and marketing	245	189	569	111
Depreciation and amortization	112	28	103	31
Impairment of digital assets	1,911	805	1,738	5,644
Total operating expenses	3,847	1,652	4,645	6,807
Operating (loss)	(1,641)	1,259	(3,345)	(2,085)
Other income
Gain on digital assets	2,586	790	3,118	2,643
Interest expense	(4)	—	(3)	—
Interest income	30	13	55	20
Total other income	2,612	2,062	3,170	2,663
Income (loss) before income taxes	971	2,062	(175)	578
Income tax (expense) benefit	51	—	(55)	1,318
Net income (loss)	$1,022	$2,062	$(230)	$1,896
The accompanying notes are an integral part of these condensed consolidated financial statements.

Exodus Movement, Inc. and subsidiaries
Condensed Statements of Changes in Stockholders’ Equity
($ in thousands, except for share amounts)
(UNAUDITED)
	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2017	10,000,000	$—	$1	$5,111	$5,112
Net income	—	—	—	1,896	1,896
Balance at December 31, 2018	10,000,000	—	1	7,007	7,008
Stock compensation	—	—	1,307	—	1,307
Net loss	—	—	—	(230)	(230)
Balance at December 31, 2019	10,000,000	—	1,308	6,777	8,085
Stock compensation	—	—	689	—	689
Exercised options	2,076	—	10	—	10
Net income	—	—	—	1,022	1,022
Balance at June 30, 2020	10,002,076	$—	$2,007	$7,799	$9,806
The accompanying notes are an integral part of these condensed consolidated financial statements.

Exodus Movement, Inc. and subsidiaries
Condensed Statements of Cash Flows
($ in thousands)
	Consolidated for the period ending June 30,	For the period ending June 30,	For the years ended December 31,
	2020	2019	2019	2018
	UNAUDITED
Cash flows from operations
Net income (loss)	$1,022	$2,062	$(230)	$1,896
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	112	28	103	31
Deferred tax expense (benefit)	(51)	—	54	(2,030)
Impairment of digital assets	1,911	805	1,738	5,644
Gain on digital asset sales	(2,586)	(790)	(3,118)	(2,643)
Stock based compensation	689	—	1,307	—
Changes in operating assets and liabilities
Digital assets	(1,223)	(2,433)	(896)	(2,160)
Accounts receivable	394	186	(227)	5,220
Prepaid Expenses	992	88	(1,010)	(107)
Other current assets	13	(2)	(51)	(38)
Accounts payable	302	(45)	42	49
Income tax payable	—	—	(526)	(1,342)
Payroll liabilities	(86)	(242)	405	136
Net cash from operating activities	1,489	(343)	(2,409)	4,656
Cash flows from investing activities
Purchases of fixed assets	(17)	(36)	(355)	(60)
Development of software assets	(398)	(437)	(814)	(188)
Net cash from investing activities	(415)	(473)	(1,169)	(248)
Cash flows from financing activities
Proceeds from note payable	—	—	234	—
Payments on note payable	(22)	—	(14)	—
Exercised options	10	—	—	—
Net cash from financing activities	(12)	—	220	—
Net increase (decrease) in cash	1,062	(816)	(3,358)	4,408
Cash, cash equivalents, and restricted cash beginning of year	3,125	6,483	6,483	2,075

Cash, cash equivalents, and restricted cash end of the period	$4,187	$5,667	$3,125	$6,483

Cash, cash equivalents and restricted cash
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the accompanying balance sheets to amounts presented in this statement of cash flows:
Cash and cash equivalents	$ 3,950	$ 5,667	$ 2,890	$ 6,483
Restricted cash	237	—	235	—
Total amount presented in statement of cash flows	$4,187	$5,667	$3,125	$6,483
Supplemental disclosure of cash flow information
Cash paid for interest	$5	$—	$3	$—
Cash paid for taxes	$—	$—	$600	$2,080
The accompanying notes are an integral part of these condensed consolidated financial statements.

Exodus Movement, Inc. and subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
1. Nature of Business and Summary of Significant Accounting Policies
Nature of Operations
Exodus Movement, Inc. is a technology company incorporated in Delaware in July 2016 that has developed the Exodus Platform, which is an unhosted and non-custodial cryptocurrency software wallet for multiple types of cryptocurrency. Our ultimate goal is to design the best user experience for cryptocurrency, in order to ignite an exodus from the traditional private banking financial system. We have created a non-custodial cryptocurrency wallet (meaning we never have any access to wallet holders’ crypto assets) and partnered with third parties to provide various services that utilize our wallet through our crypto app store. These services include crypto to crypto exchanges, sports betting, and the ability to earn rewards on crypto assets, with more to come in the future. We operate in the blockchain and crypto asset industry and our customers range from people completely unfamiliar to quite familiar with this technology. The Exodus Platform can currently be downloaded from the exodus.io website, the iOS app store, and the Google Play store.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP (“GAAP”). The accompanying unaudited condensed consolidated financial statements include the accounts of Exodus Movement, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.
These interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. They do not include all of the information and footnotes required by U.S. GAAP for complete consolidated financial statements. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes.
The unaudited condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position at June 30, 2020 and 2019, and December 31, 2019 and 2018 and the results of its operations and cash flows for the six months ended June 30, 2020 and 2019, and the years ended December 31, 2019 and 2018. The results of operations presented are not necessarily indicative of the results to be expected for future periods.
Critical Accounting Policies and Estimates
The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Basis for Consolidation
Exodus determines the consolidation for affiliated entities using Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). ASC 810 requires consolidation if the reporting entity has a controlling financial interest in another entity, through voting interests or other means. We consolidate a Variable Interest Entity (“VIE”) if it has the power to direct the activities that most significantly impact the VIE’s economic performance and if the reporting entity is the primary beneficiary of the affiliated entity. We have no VIEs for any of the periods presented. Prior to 2020, we had no subsidiaries or controlling interests and therefore the presentations for periods ending June 30, 2018, and December 31, 2019 and 2018 are not consolidated. In March 2020, we incorporated a wholly owned subsidiary, Proper Trust AG, based in Zug, Switzerland.

Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents primarily consist of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. The Company maintains its cash and restricted cash in bank deposit accounts which at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk from cash.
Restricted cash is legally restricted as to its use and is comprised of a certificate of deposit used to collateralize debt related to Company vehicles.
Accounts Receivable
We record accounts receivable at the invoiced amount. We do not maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables as we have no history of past due payments or disputes with our current customers. The Company maintains allowances for expected credit losses. Following the adoption of ASU 2016-13, the allowances are based on the best estimate of the amount of expected credit losses in existing accounts receivable. The Company determines the allowances based on historical write-off experience by industry, economic data and current expectations of future credit losses. The Company reviews the allowances for expected credit losses quarterly.
The term between invoicing and when payment is due is not significant.
Software Development Costs
We apply ASC 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, in analyzing our software development costs. ASC 985-20 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development. Software development costs associated with establishing technological feasibility are expensed as incurred. Technological feasibility is established upon the completion of a working model. Based on our software development process, the working model is almost immediately placed in service. As such, we have not capitalized any costs under ASC 985-20.
We apply ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain system projects. These system projects generally relate to software not hosted on our users’ systems, where the user has no access to source code, and it is infeasible for the user to operate the software themselves. In these reviews, all costs incurred during the preliminary project stages are expensed as incurred. Once the projects have been committed to and it is probable that the projects will meet functional requirements, costs are capitalized. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying product on a straight-line basis, which is typically three years. Amortization commences when the software is available for its intended use.
We account for website development costs in accordance with ASC 350-50, Website Development Costs. We capitalize internally developed website costs when the website under development has reached technological feasibility. We amortize these costs over an estimated life of three years.
Revenue Recognition
We apply the provisions of ASC 606 to determine the measurement of revenue and the timing of when it is recognized. Under ASC 606, revenue is measured as the amount of consideration we expect to be entitled to, in exchange for transferring products or providing services to our customers, and is recognized when performance obligations under the terms of contracts with our customers are satisfied. ASC 606 prescribes a five-step model for recognizing revenue from contracts with customers: (1) identify contract(s) with the customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations in the contract; and (5) recognize revenue when (or as) each performance obligation is satisfied.
Exodus recognizes various charges to API providers which are based on user interactions conducted through APIs as revenue. Currently, we and/or our subsidiary have API agreements with providers of cryptocurrency-to-cryptocurrency exchanges, fiat-to-cryptocurrency conversions, cryptocurrency staking, and sports betting. We allow the providers to provide software services which permit a user of our un-hosted and non-custodial crypto asset software wallet to access the services of the provider through the APIs. Under the terms and conditions of the agreements, Exodus and the providers have integrated the APIs into the Exodus Platform. In consideration for the integration by Exodus of the APIs into the Exodus Platform software, exchange providers pay us an API fee for certain user interactions with API. These interactions are typically transactions of services between provider and a user, effected through the API.
For transaction-based API fees, the transaction price is allocated per qualified interaction between the provider and the user. As each interaction occurs, we recognize revenue. With the majority of our revenue being transaction based, our revenue can vary significantly based on the type and number of interactions that occur each day. We believe that there will be additional demand for the API services in the future as a greater number of people begin to use crypto assets. We anticipate that proceeds from the API fees, if and when recognized as revenue under our current accounting policy (or if and when recognized as revenue under an appropriate future accounting policy) will continue to generate the majority of our revenue for the foreseeable future.
For non-transaction-based API fees, we recognize revenues based on performance obligations in the underlying contracts having been identified, priced, allocated, and satisfied.
Credit Losses
On January 1, 2020, we adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The adoption of this update did not significantly impact our results of operations and financial position.
Income Taxes
The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates.
These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.
The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying financial statements. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in operating expenses. The Company paid $0.01 million and $0.04 million of penalties during 2019 and 2018, respectively.
Risks Associated with Digital Assets
Private Key Security
We currently hold significant amounts of Bitcoin and other digital assets, and security breaches, computer malware, and other computer hacking attacks could result in a loss of these assets with no adequate source of recovery. Cryptocurrency holdings are anonymous and have an association with a set of private keys. Control of these private keys are necessary to demonstrate ownership and control, transfer or sell our cryptocurrency holdings.
Although we take significant steps to secure these private keys, to help better ensure they are not destroyed or stolen, we—like any other holder of cryptocurrency—cannot guarantee that the loss, destruction, or theft of its private keys is not possible. In the event that we lose one or more of our private keys, one or more of those private keys are somehow destroyed, or one or more if our private keys are somehow stolen or disclosed to another party, we could lose access to our cryptocurrency holdings, or our cryptocurrency holdings could be stolen.

The majority of our cryptocurrency holdings are held in non-custodial wallets with a multi-signature private key set up. Any transfer of cryptocurrency requires the use of multiple private keys that are separately controlled and secured by executive officers and directors of Exodus. A single executive officer or director is unable, on his or her own, to transfer any of our cryptocurrency. We have policies and procedures in place in case of death or disability on the part of these executive officers and directors that vest control of the private keys in our board of directors including the safekeeping of backup private keys.
From time to time, we may use custodial services for exchanging or investing certain assets. Procedures for these services are similar to that of traditional banks. When available, we utilize enhanced security measures such as whitelisting approved receiving addresses.
Market Volatility
The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect our results of operations. The prices of cryptocurrencies, such as Bitcoin, and other digital assets have historically been subject to dramatic fluctuations, and in the event of a decline in value of Bitcoin, our financial position, results of operations, and cash flows could be materially and adversely affected.
Digital assets are Currently Unregulated
As of the date of these financial statements, digital assets are not subject to specific regulation. Accordingly, there are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, and cryptocurrency exchanges, and new international, federal, state and local regulations or policies may materially adversely affect Exodus and the value of the Exodus Platform.
Cryptocurrency networks and blockchain technologies also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China, and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect Exodus. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact results of operations. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to Exodus, our results of operations, and adoption and value of the Exodus Platform.
Value of Crypto Assets
In December 2019, Association of International Certified Public Accountants (“AICPA”) produced a nonauthoritative practice aid titled, “Accounting for and auditing of digital assets.” The practice aid discusses initial classification, ongoing valuation and measurement, as well as sales of digital assets.
There is also no currently authoritative literature under GAAP that specifically addresses the accounting for crypto asset holdings, including digital assets like Bitcoin. We have determined that crypto assets should be classified as intangible assets with indefinite useful lives; as such, they are recorded at their respective fair values as of the acquisition date. We do not amortize intangible assets with indefinite useful lives. We review indefinite-lived intangible assets at least monthly for possible impairment. We recognize impairment on these assets caused by decreases in market value based upon quoted prices for identical instruments in active markets. In addition, indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the indefinite-lived intangible assets below their carrying values.
2. Intangible Assets
Digital Assets
The Company uses Bitcoin and other cryptocurrencies in the ordinary course of its business and includes them as digital assets on the balance sheets. The Company considers these digital assets to be intangible assets and record them at cost less impairment. We evaluated digital assets for impairment by using publicly traded prices of Bitcoin and other crypto assets in order to determine the fair value of digital assets. During 2019 and 2018, impairment charges of $1.7 million and $5.6 million respectively, were recorded in our statement of operations. During the first six months of 2019 and 2018, impairment charges of $1.9 million and $0.8 million respectively, were recorded in our statement of operations.

The table below outlines the value of our digital assets based on publicly available rates as well as the book value.
		Units	Market Rate(1)	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Bitcoin (BTC)	As of Dec. 31, 2018	341	$3,743	$1,276	$3,241	$1,105
	As of June 30, 2019 (UNAUDITED)	652	$10,817	$7,053	$6,692	$4,363
	As of Dec. 31, 2019	513	$7,194	$3,691	$6,592	$3,381
	As of June 30, 2020 (UNAUDITED)	634	$9,138	$5,793	$8,333	$5,283
		Units	Market Rate	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Other digital assets	As of Dec. 31, 2018	18,678	$8.22	$154	$5.11	$95
	As of June 30, 2019 (UNAUDITED)	18,678	$18.11	$338	$5.11	$95
	As of Dec. 31, 2019	18,678	$8.08	$151	$5.11	$95
	As of June 30, 2020 (UNAUDITED)	34,960	$6.46	$226	$2.58	$90
(1)	Market rate represents a determination of fair market value derived from publicly available information.
3. SAFE notes
In 2016 and 2017, the Company recorded Simple Agreement for Future Equity (SAFE) notes totalling $0.54 million as long-term debt. Management has determined that no conversion to equity is likely as:
•	The Company’s operations have generated cash such that a Sale of Preferred Stock, which would trigger an Equity Financing Event, is not needed to fund operations.
•	The Company does not plan on participating in an Initial Public Offering (“IPO”) or any other event which would trigger a Change of Control.
As such, the Company valued only the debt component of the SAFE and due to a lack of available inputs, fair market value was deemed to be the cost of the debt component. Until such time that one of the aforementioned events occurs, such SAFE notes will remain classified as an outstanding liability for financial reporting purposes.
4. Stock Based Compensation
Terms of our share-based compensation are governed by the 2019 Plan. The 2019 Plan permits the Company to grant non-statutory stock options, incentive stock options and other equity awards to Exodus employees, directors and consultants. The exercise price for options issued under the 2019 Plan is determined by the board of directors, but will be (i) in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of Exodus, no less than 110% of the fair market value per share on the date of grant; or (ii) granted to any other employee, no less than 100% of the fair market value per share on the date of grant. The contractual life for all options issued under the 2019 Plan is 10 years. The 2019 Plan authorized grants to issue up to 1,500,000 options convertible into shares of authorized but unissued common stock. As of December 31, 2019, 966,533 options were outstanding and as of June 30, 2020, 1,407,482 options were outstanding.
Options Valuation
We calculate the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:
	Period end June 30, 2020	Period end June 30, 2019	Period end December 31, 2019	Period end December 31, 2018
Expected dividend yield	0.00%	—%	0.00%	—%
Expected stock-price volatility	60.03%	—%	60.03%	—%
Risk-free interest rate	1.76%	—%	1.76%	—%
Term of options	5.98	—%	5.98%	—%
Stock price	$4.78	—%	$4.78	—%
•	Expected dividend yield. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.
•
Expected stock-price volatility. The expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable over a period approximately equal to the expected term.

•
Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•
Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. Ours historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, we estimate the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

We will continue to use judgment in evaluating the expected volatility and expected terms utilized for our stock-based compensation calculations on a prospective basis. The following table summarizes stock option activities for the period ended June 30, 2020:
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2018	—	$—	—	—
Granted	973,660	4.78	—	5.98
Forfeited	7,127	4.78	—	5.98
Exercised	—	—	—	—
Outstanding at December 31, 2019	966,533	4.78	—	5.98
Granted	450,840	4.78	—	5.98
Forfeited	7,815	4.78	—	—
Exercised	2,076	4.78	—	—
Outstanding at June 30, 2020	1,407,482	$4.78	—	5.98
Vested and exercisable at June 30, 2020	742,035	$4.78	—	5.98
We recognized stock-based compensation of $1.3 million and $0 for the years ended December 31 ,2019 and 2018, respectively. We recognized stock-based compensation of $0.7 million and $0 for the six months ended June 30, 2020 and 2019, respectively.
5. Subsequent Events
Management has evaluated subsequent events occurring after the balance sheet date through the date of September 2, 2020, the date for which the financial statements were available to be released.
In July 2020, the Company signed an API agreement with a crypto asset company whereby we agreed to provide various services to the Company involving development of software tools for their asset network and users. The contract calls for $0.5 million to be paid in 2020 and an additional $0.03 annual fee for hosting services to begin in 2021.

While the pandemic of novel coronavirus disease (COVID-19) may bring future uncertainties which may negatively affect the financial position, results of operations and cash flows of Exodus. Being founded as a virtual company there has been no significant impact on operations from COVID-19. The Company reviewed the provisions of the CARES Act and believes that the Act will not have a significant impact on the Company. The Company did not take out a Paycheck Protection Program (PPP) loan. Given the duration of the uncertainties and the ultimate financial effects of COVID-19 however, we are unable to reasonably estimate future impact at this time.

INDEPENDENT AUDITOR’S REPORT
Board of Directors and Stockholders
Exodus Movement, Inc.
We have audited the accompanying financial statements of Exodus Movement, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Uncertainties Related to Cryptocurrency Assets (also referred to as “Digital Currencies”)
As disclosed in Note 3 to the financial statements, the Company held digital currencies with a carrying value of approximately $3.5 million and $1.2 million, in digital currencies, representing approximately 36% and 14% of total assets at December 31, 2019 and 2018, respectively. In addition, the Company’s customers utilize the Company’s un-hosted and non-custodial cryptocurrency software wallets to hold their personal digital assets. Significant information and risks related to such currencies includes, but is not necessarily limited to the following:
Digital Currencies are Unregulated and Have Risks of Ownership
As of the date of these financial statements, cryptocurrencies are not subject to any regulatory oversight and while the public keys (e.g. account numbers) of virtual wallets holding cryptocurrencies reside on distributed networks and can be viewed publicly, the ownership of the wallets are not registered and therefore, anonymous. Ownership in the currencies residing in any wallet are evidenced only by demonstrating knowledge of both the public key of the virtual wallet holding the currencies and the underlying private key (e.g. passcode) of the cryptocurrencies residing within the virtual wallet. Knowledge of both these keys is required in order to demonstrate possession of the cryptocurrencies and therefore, ownership. Accordingly, prior to investing, investors who are directly or indirectly invested in such currencies should carefully evaluate and understand all relevant internal controls put in place by companies holding such assets on their behalf to understand how their investments are being protected and how inappropriate transfers of such assets are prevented.
Risks Related to Maintaining Private Key Security
Digital currency assets require the execution of the aforementioned confidential encrypted private key in order to initiate a transfer of the asset to another party. If the private key were to become lost, the Company would not be able to access the digital currency assets, thereby deeming the asset worthless to the Company. In addition, if another party were to gain access to the private key, along with the public key of the wallet holding the digital currencies, the other party could demonstrate ownership of the digital currencies and could either execute a transfer of the cryptocurrency asset or inappropriately utilize the digital currency assets as collateral for unauthorized financing.
Risks Related to Current and Continued Market Acceptance
Cryptocurrency assets are virtual currencies that have recently become significant in the marketplace and utilize blockchain technology in order to account for the transfer of such assets. These virtual assets have significant market volatility, which can significantly vary in a short period of time and can potentially vary between various pricing sources. These virtual assets are highly speculative in nature, and have potentially significant risks of ownership, which include, but are not necessarily limited to risks identified herein.
Regulatory Oversight and Considerations
As of the date of these financial statements, the U.S. Securities and Exchange Commission has expressed concerns regarding the adequacy and accuracy of marketplace information of cryptocurrency assets, which could impact individual state blue sky laws, potentially impacting the exchange of such assets for more widely accepted currencies, such as the US Dollar. In the event that regulations were implemented to address these concerns, such regulations could potentially have a significant adverse effect on the realization of these digital currency assets.
Risks Associated With a Cryptocurrency Majority Control
Since cryptocurrencies are virtual and transactions in such currencies reside on distributed networks, governance of the underlying distributed network could be adversely altered should any individual or group obtain 51% control of the distributed network. Such control could have a significant adverse effect on either the ownership or value of the cryptocurrency.
Financial Reporting Risks Related to Digital Currency Valuation
As of the date of these financial statements, there is currently no specific authoritative accounting literature under accounting principles generally accepted in the United States of America (“GAAP”) which addresses the accounting for digital assets, including digital currencies. Certain non-authoritative sources have concluded that digital currencies should be accounted for as intangible assets, where the digital currency asset should be recorded at the lower of its original cost or fair value, whereby any recorded write-downs could not be recovered in the future. The Company’s management has concluded that it’s digital currency assets should be valued at cost and reduced for any identified impairment charges, which is consistent with current practices. In the event that specific authoritative accounting guidance were to be issued after the release of these financial statements and such guidance was inconsistent with management’s current accounting for its digital assets and a restatement would be determined to be required, any resulting restatement could have a significant impact on the Company’s financial position, results of operations, and cash flows. The timing of any such authoritative guidance, if issued at all, is not determinable as of the date of these financial statements.
Risks Related to Transaction Authentication
As of the date of these financial statements, the transfer of digital currency assets from one party to another currently typically relies on an authentication process by an outside party known as a miner (or another authenticating party). In exchange for compensation, the miner will authenticate the transfer of the currency through the solving of a complex algorithm known as a proof of work, or will vouch for the transfer through other means, such as a proof of stake. Effective transfers of and therefore realization of cryptocurrency is dependent on interactions from these miners. In the event that there were a shortage of miners to perform this function, that shortage could have an adverse effect on either the fair value or realization of the cryptocurrency assets.
As discussed herein, holdings in digital currency assets are subject to current, emerging and potentially significant risks, including, but not necessarily limited to legal, regulatory, market valuation and proof of ownership risks. These risks are described in greater detail in Note 1 to the financial statements. Users of financial statements for entities that are associated with or hold cryptocurrency assets should carefully understand, consider and evaluate these and other risks related to cryptocurrency assets, when making investing decisions in such entities. Our opinion is not modified with respect to this matter.
Emphasis of Matter – COVID-19
As disclosed in Note 11 to the financial statements, management is currently evaluating the recent introduction of the COVID-19 virus to the United States and its impact on the blockchain and digital currency industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial condition and results of operations, the specific impact is not readily determinable as of the date of these financial statements. Our opinion is not modified with respect to this matter.
/s/ WithumSmith+Brown, PC
New York, New York
September 2, 2020

Exodus Movement, Inc.
Balance Sheets
($ in thousands)
	As of December 31,
	2019	2018
	(amounts in thousands)
Assets
Current assets
Cash and cash equivalents	$2,890	$6,483
Restricted cash	235	—
Accounts receivable	413	186
Prepaid expenses	1,133	123
Other current assets	103	52
Total current assets	4,774	6,844
Fixed assets, net	352	58
Digital assets, net	3,477	1,201
Software assets, net	980	207
Deferred tax asset	52	107
Total assets	$9,635	$8,417
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$91	$49
Payroll liabilities	701	296
Taxes payable	—	526
Current portion of note payable	44	—
Total current liabilities	836	871
SAFE investments	538	538
Note payable, less current portion	176	—
Total liabilities	1,550	1,409
Stockholders’ equity
Common stock, $0.000001 par value, 25,000,000 shares authorized, 10,000,000 issued and outstanding	—	—
Additional paid-in-capital	1,308	1
Retained earnings	6,777	7,007
Total stockholders’ equity	8,085	7,008
Total liabilities and stockholders’ equity	$9,635	$8,417
The accompanying notes are an integral part of these financial statements.

Exodus Movement, Inc.
Statements of Operations
($ in thousands)
	For the years ended December 31,
	2019	2018
	(amounts in thousands)
Revenues	$7,922	$7,138
Cost of revenues
Software development	3,000	894
Customer support	1,044	771
Security and wallet operations	2,578	751
Total cost of revenues	6,622	2,416
Gross profit	1,300	4,722
Operating expenses
General and administrative	2,235	1,021
Advertising and marketing	569	111
Depreciation and amortization	103	31
Impairment of digital assets	1,738	5,644
Total operating expenses	4,645	6,807
Operating (loss)	(3,345)	(2,085)
Other income (expense)
Gain on digital assets	3,118	2,643
Interest expense	(3)	—
Interest income	55	20
Total other income	3,170	2,663
Income (loss) before income taxes	(175)	578
Income tax (expense) benefit	(55)	1,318
Net income (loss)	$(230)	$1,896
The accompanying notes are an integral part of these financial statements.

Exodus Movement, Inc.
Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2019 and 2018
($ in thousands, except for share amounts)
	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2017	10,000,000	$—	$1	$5,111	$5,112
Net income	—	—	—	1,896	1,896
Balance at December 31, 2018	10,000,000	$—	$1	7,007	7,008
Stock compensation	—	—	1,307	—	1,307
Net loss	—	—	—	(230)	(230)
Balance at December 31, 2019	10,000,000	$—	$1,308	$6,777	$8,085
The accompanying notes are an integral part of these financial statements.

Exodus Movement, Inc.
Statements of Cash Flows
($ in thousands)
	For the years ended December 31,
	2019	2018
	(amounts in thousands)
Cash flows from operations
Net income (loss)	$(230)	$1,896
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	103	31
Deferred tax expense (benefit)	54	(2,030)
Impairment of digital assets	1,738	5,644
Gain on digital assets	(3,118)	(2,643)
Stock based compensation	1,307	—
Changes in operating assets and liabilities
Digital assets	(896)	(2,160)
Accounts receivable	(227)	5,220
Prepaid assets	(1,010)	(107)
Other current assets	(51)	(38)
Accounts payable	42	49
Income tax payable	(526)	(1,342)
Payroll liabilities	405	136
Net cash from operating activities	(2,409)	4,656
Cash flows from investing activities
Purchases of fixed assets	(355)	(60)
Development of software assets	(814)	(188)
Net cash from investing activities	(1,169)	(248)
Cash flows from financing activities
Proceeds from note payable	234	—
Payments on note payable	(14)	—
Net cash from financing activities	220	—
Net increase (decrease) in cash	(3,358)	4,408
Cash, cash equivalents, and restricted cash beginning of year	6,483	2,075
Cash, cash equivalents, and restricted cash end of year	$3,125	$6,483
Cash, cash equivalents and restricted cash
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the accompanying balance sheet to amounts presented in this statement of cash flows:
Cash and cash equivalents	$2,890	$6,483
Restricted cash	235	—
Total amount presented in statement of cash flows	$3,125	$6,483
Supplemental disclosure of cash flow information
Cash paid for interest	$3	$—
Cash paid for taxes	$600	$2,080
The accompanying notes are an integral part of these financial statements.

Exodus Movement, Inc. and Subsidiaries
Notes to Financial Statements
1. Nature of Business and Summary of Significant Accounting Policies
Nature of Operations
Exodus Movement, Inc. is a technology company incorporated in Delaware in July 2016 that has developed the Exodus Platform, which is an unhosted and non-custodial cryptocurrency software wallet for multiple types of cryptocurrency. Our ultimate goal is to design the best user experience for cryptocurrency, in order to ignite an exodus from the traditional private banking financial system. We have created a non-custodial cryptocurrency wallet (meaning we never have any access to wallet holders’ crypto assets) and partnered with third parties to provide various services that utilize our wallet through our crypto app store. These services include crypto to crypto exchanges, sports betting, and the ability to earn rewards on crypto assets, with more to come in the future. We operate in the blockchain and crypto asset industry and our customers range from people completely unfamiliar to quite familiar with this technology. The Exodus Platform can currently be downloaded from the exodus.io website, the iOS app store, and the Google Play store.
Basis of Presentation
The accompanying financial statements of the company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents primarily consist of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. The Company maintains its cash and restricted cash in bank deposit accounts which at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk from cash.
Restricted cash is legally restricted as to its use and is comprised of a certificate of deposit used to collateralize debt related to Company vehicles.
Accounts Receivable
We record accounts receivable at the invoiced amount. We do not maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables as we have no history of past due payments or disputes with our current customers.
The term between invoicing and when payment is due is not significant.
Adoption of Accounting Standards
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (collectively, “ASU 2016-01”). ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted the provisions of ASU 2016-01 as of January 1, 2018. The adoption of this update did not impact the Company’s financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous GAAP. In July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides entities an optional transition method to apply the guidance under Topic 842 as of the adoption date, rather than as of the earliest period presented. The adoption of this update did not have a material impact on our financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”), which clarifies the classification and presentation of restricted cash in the statement of cash flows. ASU 2016-18 requires amounts generally described as restricted cash be included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted ASU 2016-18 as of January 1, 2018.
In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company adopted ASU 2016-18 as of January 1, 2019. The adoption of this update did not have a material impact on our financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance is effective for annual reporting periods beginning after December 15, 2019 and interim periods within those fiscal years. We believe our adoption on January 1, 2020 will not significantly impact our results of operations and financial position.
Fixed Assets
Fixed assets are recorded at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets, which generally range from 3-5 years for equipment and furniture and 8 years for vehicles.

Intangible Assets
Digital Assets
Digital assets are recorded at cost less impairment and are classified as indefinite-lived intangible assets. An intangible asset with an indefinite useful life is not amortized but assessed for impairment monthly, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. During the years ended December 31, 2019 and 2018, impairment charges of $1.5 million and $1.2 million, respectively, were recorded in the statements of operations.
Software Development Costs
The Company applies ASC 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, in analyzing its software development costs. ASC 985-20 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development. Software development costs associated with establishing technological feasibility are expensed as incurred. Technological feasibility is established upon the completion of a working model. Based on the Company’s software development process, the working model is almost immediately placed in service. As such, it has not capitalized any costs under ASC 985-20.
The Company applies ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain system projects. These system projects generally relate to software not hosted on users’ systems, where the user has no access to source code, and it is infeasible for the user to operate the software themselves. In these reviews, all costs incurred during the preliminary project stages are expensed as incurred. Once the projects have been committed to and it is probable that the projects will meet functional requirements, costs are capitalized. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying product on a straight-line basis, which is typically three years. Amortization commences when the software is available for its intended use.
We account for website development costs in accordance with ASC 350-50, Website Development Costs. We capitalize internally developed website costs when the website under development has reached technological feasibility. We amortize these costs over an estimated life of three years.
Revenue Recognition
The Company applies the provisions of ASC 606 to determine the measurement of revenue and the timing of when it is recognized. Under ASC 606, revenue is measured as the amount of consideration we expect to be entitled to, in exchange for transferring products or providing services to our customers, and is recognized when performance obligations under the terms of contracts with our customers are satisfied. ASC 606 prescribes a five-step model for recognizing revenue from contracts with customers: (1) identify contract(s) with the customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations in the contract; and (5) recognize revenue when (or as) each performance obligation is satisfied.
The Company recognizes various charges to API providers which are based on user interactions conducted through APIs as revenue. Currently, Exodus and/or its subsidiary have API agreements with providers of cryptocurrency-to-cryptocurrency exchanges, fiat-to-cryptocurrency conversions, cryptocurrency staking, and sports betting. The Company allows the providers to provide software services, which permit a user of our un-hosted and non-custodial cryptocurrency software wallet to access the services of the provider through the APIs. Under the terms and conditions of the agreements, Exodus and the providers have integrated the APIs into the Exodus Platform. In consideration for the integration by Exodus of the APIs into the Exodus Platform software, Exchange providers pay us an API fee for certain user interactions with API. These interactions are typically transactions of services between provider and a user, effected through the API.
For transaction-based API fees, the transaction price is allocated per qualified interaction between the provider and the user. As each interaction occurs, we recognize revenue. With the majority of the Company’s revenue being transaction based, its revenue can vary significantly based on the type and number of interactions that occur each day.

For non-transaction-based API fees, the Company recognizes revenues based on performance obligations in the underlying contracts having been identified, priced, allocated, and satisfied.
The Company concluded that the contracts do not contain any significant financing components, as either much of the transaction consideration is variable, and is not substantially within the control of the Company or its customers, or the period between receipt of the funds and the satisfaction of performance obligations is largely within one year.
Cost of Revenues
Software Development
Software development costs consist primarily of payroll and related costs, fees paid to consultants and outside service providers. Most costs are expensed as incurred except for costs associated with Internal Use Software.
Customer Support
Customer support includes related salaries and costs, fees paid to consultants and outside service providers, and software or applications used for customer support. Customer support expenses are expensed as incurred.
Security and Wallet Operations
Security and wallet operations expenses consist of development operations and security related activities. Costs are primarily payroll and related costs, fees paid to consultants and outside service providers, and costs related to web hosting and maintaining servers. Most costs are expensed as incurred except for costs associated with Internal Use Software.
Operating Expenses
General and Administrative
General and administrative expenses consist of administrative, compliance, legal, investor relations, and financial operations. They include office expenses, meals and entertainment costs, software/applications for operational use, and other general and administrative expenses, including but not limited to technology subscriptions, travel, utilities, and vehicle expenses.
Advertising and Marketing
Sales and marketing costs are expenses associated with advertising, corporate marketing, public relations, promotional items, events and conferences and fees paid for software or applications used for advertising and marketing. Advertising and marketing expenses are expensed as incurred.
Stock-based Compensation
Stock-based compensation cost is estimated at the grant date based on the fair value of the option award and is recognized as expense ratably over the vesting period of the award. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. The Company elected to account for its graded vesting awards on a straight-line basis over the requisite service period for the entire award.
Income Taxes
The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates.
These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.

The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying financial statements. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in operating expenses. The Company paid $0.01 million and $0.04 million of penalties during 2019 and 2018, respectively.
Risks Associated with Digital Assets
Private Key Security
We currently hold significant amounts of Bitcoin and other digital assets, and security breaches, computer malware, and other computer hacking attacks could result in a loss of these assets with no adequate source of recovery. Cryptocurrency holdings are anonymous and have an association with a set of private keys. Control of these private keys are necessary to demonstrate ownership and control, transfer or sell our cryptocurrency holdings.
Although we take significant steps to secure these private keys, to help better ensure they are not destroyed or stolen, we—like any other holder of cryptocurrency—cannot guarantee that the loss, destruction, or theft of its private keys is not possible. In the event that we lose one or more of our private keys, one or more of those private keys are somehow destroyed, or one or more if our private keys are somehow stolen or disclosed to another party, we could lose access to our cryptocurrency holdings, or our cryptocurrency holdings could be stolen.
The majority of our cryptocurrency holdings are held in non-custodial wallets with a multi-signature private key set up. Any transfer of cryptocurrency requires the use of multiple private keys that are separately controlled and secured by executive officers and directors of Exodus. A single executive officer or director is unable, on his or her own, to transfer any of our cryptocurrency. We have policies and procedures in place in case of death or disability on the part of these executive officers and directors that vest control of the private keys in our board of directors including the safekeeping of backup private keys.
From time to time, we may use custodial services for exchanging or investing certain assets. Procedures for these services are similar to that of traditional banks. When available, we utilize enhanced security measures such as Whitelisting approved receiving addresses.
Market Volatility
The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect our results of operations. The prices of cryptocurrencies, such as Bitcoin, and other digital assets have historically been subject to dramatic fluctuations, and in the event of a decline in value of Bitcoin, our financial position, results of operations, and cash flows could be materially and adversely affected.
Digital Assets are Currently Unregulated
As of the date of these financial statements, digital assets are not subject to specific regulation. Accordingly, there are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, and cryptocurrency exchanges, and new international, federal, state and local regulations or policies may materially adversely affect Exodus and the value of the Exodus Platform.
Cryptocurrency networks and blockchain technologies also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China, and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect Exodus. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact results of operations. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to Exodus, our results of operations, and adoption and value of the Exodus Platform.

2. Prepaid Expenses
The Company prepays certain expenses due to the nature of the service provided and/or to capture certain discounts. The table below shows a breakout of these prepaid expenses for the periods presented.
	2019	2018
	(amounts in thousands)
Prepaid software	$104	$23
Prepaid cloud services	1,028	—
Other	1	100
Total	$1,133	$123
3. Intangible Assets
Digital Assets
The Company uses Bitcoin and other cryptocurrencies in the ordinary course of its business and includes them as digital assets on the balance sheets. The Company considers these digital assets to be intangible assets and record them at cost less impairment. We evaluate digital assets for impairment by using publicly traded prices of Bitcoin and the other currencies in order to determine the fair value of digital assets. During the years ended December 31, 2019 and 2018, impairment charges of $1.7 million and $5.6 million, respectively, were recorded in the statements of operations.
		Units	Market Rate(1)	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Bitcoin (BTC)	As of Dec. 31, 2018	341	$3,743	$1,276	$3,241	$1,105
	As of Dec. 31, 2019	513	$7,194	$3,691	$6,592	$3,381
		Units	Market Rate	Market Value	Average Book Value	Book Value
				(in thousands)		(in thousands)
Other digital assets	As of Dec. 31, 2018	18,678	$8.22	$154	$5.11	$95
	As of Dec. 31, 2019	18,678	$8.08	$151	$5.11	$95
(1)	Market rate represents a determination of fair market value derived from publicly available information.
4. Fixed Assets, Net
Property and equipment, net, consisted of the following (in thousands):
	2019	2018
	(amounts in thousands)
Furniture and fixtures	$6	$—
Computer equipment	165	71
Vehicles	255	—
Fixed assets, gross	426	71
Less: accumulated depreciation	(74)	(13)
Property and equipment, net	$352	$58
Depreciation expense was $0.06 million and $0.01 million for the years ended December 31, 2019 and 2018, respectively.

5. Software Assets, Net
Software assets, net, consisted of the following (in thousands):
	2019	2018
Internal use software	$1,003	$188
Website	53	53
Software assets, gross	1,056	241
Less: accumulated amortization	(76)	(34)
Software assets, net	$980	$207

Amortization expense was $0.04 million and $0.02 million for the years ended December 31, 2019 and 2018, respectively.
6. SAFE Notes
The Company recorded Simple Agreement for Future Equity (SAFE) notes valued at $0.54 million as long-term debt. Management has determined that no conversion to equity is likely due to:
•	The Company’s operations have generated cash such that a Sale of Preferred Stock which would trigger an Equity Financing Event is not needed to fund operations.
•	The Company does not plan on participating in an IPO or any other event which would trigger a Change of Control.
As such, the Company valued only the debt component of the SAFE and due to a lack of available inputs, fair market value was deemed to be the cost of the debt component. Until such time that one of the aforementioned events occurs, such SAFE notes will remain classified as an outstanding liability for financial reporting purposes.
7. Note Payable
Our long-term debt consists of the following:
	2019	2018
	(In thousands)
Note payable	$220	$—
Less: current portion	(44)	—
Note payable, net of current portion	$176	$—
On July 30, 2019, we entered into a $234,380 term loan (the “Note”) with Arbor Bank. We used the proceeds to fund the purchase of Company vehicles. The Note is payable in 60 monthly installments of $4,270.17. The Note bears interest at a fixed rate per annum of 3.5%.
The Note is collateralized by a Certificate of Deposit (“CD”) held with Arbor Bank. The CD earned $880 of interest in 2019.
Principal payments of the note payable at December 31, 2019 are as follows:
2020	$44
2021	$46
2022	$47
2023	$49
2024	$34
Total	$220

8. Common Stock
For the years ended December 31, 2019 and 2018, the authorized capital of the Company consists of common stock of 25,000,000 shares of which 10,000,000 shares were issued and outstanding with a $0.000001 par value.
Stock Based Compensation
Options Issued
Terms of our share-based compensation are governed by the 2019 Plan. The 2019 Plan permits the Company to grant non-statutory stock options, incentive stock options and other equity awards to Exodus employees, directors and consultants. The exercise price for options issued under the 2019 Plan is determined by the board of directors, but will be (i) in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of Exodus, no less than 110% of the fair market value per share on the date of grant; or (ii) granted to any other employee, no less than 100% of the fair market value per share on the date of grant. The contractual life for all options issued under the 2019 Plan is 10 years. The 2019 Plan authorized grants to issue up to 1,500,000 options convertible into shares of authorized but unissued common stock. As of December 31, 2019, 973,660 options had been awarded.
Options Valuation
We calculate the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.
The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:
Year ended December 31,
2019
Expected dividend yield	0.00%
Expected stock-price volatility	60.03%
Risk-free interest rate	1.76%
Term of options	5.98
Stock price	$4.78
•	Expected dividend yield. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.
•
Expected stock-price volatility. The expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable over a period approximately equal to the expected term.

•
Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•
Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. Ours historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, we estimate the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

We will continue to use judgment in evaluating the expected volatility and expected terms utilized for our stock-based compensation calculations on a prospective basis. The following table summarizes stock option activities for the year ended December 31, 2019:
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2018	—	$—	$—	—
Granted	973,660	4.78	—	5.98
Forfeited	7,127	4.78		5.98
Exercised	—	—	—	—
Outstanding at December 31, 2019	966,533	$4.78	$—	5.98
Vested and exercisable at December 31, 2019	487,236	$4.78	$—	5.98
We recognized stock-based compensation of $1.3 million and $0 for the years ended December 31, 2019 and 2018, respectively.
9. Income Taxes
The components of the income tax provision as of December 31, 2019 and 2018 are as follows (in thousands):
Summary of Current and Deferred Taxes	2019	2018
U.S. federal
Current	$—	$712
Deferred	55	(2,030)
State and local	—	—
Current	—	—
Deferred	—	—
Valuation allowance
Income tax provision (benefit)	$55	$(1,318)
The reconciliation between the statutory and effective tax rates at December 31, 2019 and 2018 are comprised of the following:
	2019	2018
Effective Income Tax Rate Reconciliation
Federal statutory income tax rate	21%	21%
State and local income taxes, net of federal tax benefits	—%	—%
Permanent tax benefit	(76.0)%	(241.2)%
Non-deductible expenses	(6.9)%	—%
Tax credits	30.5%	(8.0)%
Change in tax rate	—%	—%
Other	—%	—%
Change in valuation allowance	—%	—%
Effective tax rate for income (loss) from continuing operations	(31.4)%	(228.2)%
Included in the permanent tax benefit amount for the year ended December 31, 2018 is a tax benefit of $2.1 million under Internal Revenue Code Section 250 for Foreign-Derived Intangible income (FDII).

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2019 and 2018 are comprised of the following (in thousands):
	2019	2018
Deferred Tax Assets/(Liabilities):
Prepaid expenses	$(238)	$(26)
Accounts receivable	(87)	(39)
Other	(16)	(6)
Capitalized software, net of amortization	(206)	(43)
Digital assets	117	136
Accounts payable	19	10
Accrued payroll and related expenses	147	75
Research tax credit carryover	41	—
Stock option expense	275	—
	52	107
Less: Valuation allowance	—	—
Net Deferred Tax Asset	$52	$107
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Management does not believe it is more likely than not that the deferred tax assets will be realized. Accordingly, a full valuation allowance has been established and no deferred tax assets and related tax benefit have been recognized in the accompanying financial statements.
The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2019 and 2018.
10. Legal Proceedings
The Company is periodically involved in ordinary and routine litigation incidental to its business. The outcome of any such matters is not determinable as of the date of these financial statements.
11. Subsequent Events
Management has evaluated subsequent events occurring after the balance sheet date through the date of September 2, 2020, the date for which the financial statements were available to be released. Based upon this evaluation, Management has determined that no subsequent events have occurred other than noted below.
In July 2020, the Company signed an API Agreement with a crypto asset company whereby we agreed to provide various services to the Company involving development of software tools for their asset network and users. The contract calls for $0.5 million to be paid in 2020 and an additional $25,000 annual fee for hosting services to begin in 2021
In March 2020, the Company created a wholly owned subsidiary based in Zug, Switzerland named Proper Trust AG.
While the pandemic of novel coronavirus disease (COVID-19) may bring future uncertainties which may negatively affect the financial position, results of operations and cash flows of Exodus. Also, being founded as a virtual company there has been no significant impact on operations from COVID-19. The Company reviewed the provisions of the CARES Act and believes that the Act will not have a significant impact on the Company. The Company did not take out a Paycheck Protection Program (PPP) loan. Given the duration of the uncertainties and the ultimate financial effects of COVID-19 however, we are unable to reasonably estimate future impact at this time.

PART III — EXHIBITS
Item 16.	Exhibits
(a)	Exhibits.
Exhibit Number	Description
2.1	Amended and Restated Certificate of Incorporation of Exodus Movement, Inc.

2.2	Amended and Restated Bylaws of Exodus Movement, Inc.

6.1†	2019 Equity Incentive Plan of Exodus Movement Inc.

10.1	Power of Attorney (included on signature page)

11.1*	Form of Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 12.1)

11.2	Consent of WithumSmith+Brown, PC

12.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the legality of the securities being qualified
*	To be filed by amendment
†	Indicates a management contract or compensatory plan
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SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 2, 2020.
EXODUS MOVEMENT, INC.

By:	/s/ Jon Paul Richardson
Jon Paul Richardson
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon Paul Richardson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Exodus Movement, Inc.) to sign any or all amendments (including post-effective amendments) to this offering statement and any and all supplements thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This offering statement has been signed by the following persons in the capacities and on the dates indicated below:
Signature	Title	Date
/s/ Jon Paul Richardson	Director and Chief Executive Officer (Principal Executive Officer)	September 2, 2020
Jon Paul Richardson

/s/ James Gernetzke	Chief Financial Officer and Secretary (Principal Financial and Principal Accounting Officer)	September 2, 2020
James Gernetzke

/s/ Daniel J. Castagnoli	Director and President	September 2, 2020
Daniel J. Castagnoli
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